     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            Registration Statement under the Securities Act of 1933
                             ---------------------
                            ILLINOIS TOOL WORKS INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             3548                            36-1258310
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                            ILLINOIS TOOL WORKS INC.
                             3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025
                                  847-724-7500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               STEWART S. HUDNUT
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025
                                  847-724-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    Copy to:

           SCOTT J. DAVIS                               DANIEL A. NEFF
          PHILIP J. NIEHOFF                     WACHTELL, LIPTON, ROSEN & KATZ
        MAYER, BROWN & PLATT                          51 WEST 52ND STREET
      190 SOUTH LASALLE STREET                     NEW YORK, NEW YORK 10019
    CHICAGO, ILLINOIS 60603-3441                         212-403-1000
            312-782-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------------
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
    TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED(1)       REGISTERED              SHARE(2)               PRICE(2)             FEE(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01    62,792,997 Shares            $55.24             $3,468,883,902         $964,350
  per share..................
====================================================================================================================

(1) This Registration Statement relates to the shares of common stock of Illinois Tool Works Inc. to be issued in exchange for the outstanding shares of common stock and options of Premark International, Inc. pursuant to the merger described in the proxy statement/prospectus included herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of the shares of Premark common stock to be received in the exchange using the average of the low and high sales prices of shares of Premark common stock as reported on the New York Stock Exchange Composite Tape on October 6, 1999.
(3) Pursuant to Rule 457(b), $678,000 of the registration fee that was previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on October 1, 1999, has been credited against the registration fee payable in connection with this filing.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

[PREMARK LOGO]                                                        [ITW LOGO]

To Premark International, Inc. and Illinois Tool Works Inc. stockholders:

     This proxy statement/prospectus relates to a merger agreement between Illinois Tool Works Inc. and Premark International, Inc. calling for a merger of a wholly owned subsidiary of Illinois Tool Works into Premark, with Premark becoming a subsidiary of Illinois Tool Works.

     In the merger, Premark's stockholders will receive a fraction of a share of Illinois Tool Works common stock for each share of Premark common stock they own. The fraction will be determined using a formula that is based on the average closing market price of Illinois Tool Works common stock over a 20-day trading period ending on the second business day before the merger. Please see page 30 for detailed information concerning the formula. Under the formula, Premark stockholders will receive Illinois Tool Works common stock with a market value of $55 for each share of Premark common stock so long as the average closing price of Illinois Tool Works common stock is greater than or equal to $66.33 and less than or equal to $89.73 during the 20-day period.

     Premark is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies for use at a meeting of Premark's stockholders to be held on November 23, 1999 to consider the merger agreement. Premark's board of directors, by a unanimous vote of all directors present, has approved and declared advisable the merger agreement, and recommends that Premark's stockholders vote to adopt the merger agreement.

     Only Premark stockholders of record at the close of business on October 11, 1999 are entitled to notice of and to vote at the Premark meeting or any adjournments or postponements of the Premark meeting.

     Illinois Tool Works is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies for use at a meeting of Illinois Tool Works' stockholders to be held on November 23, 1999 to consider the issuance of Illinois Tool Works common stock in the merger, if approval of the issuance is required by the New York Stock Exchange's listing requirements. Illinois Tool Works' board of directors, by a unanimous vote of all directors present, has approved and declared advisable the merger agreement, and recommends that Illinois Tool Works stockholders vote to approve the issuance of Illinois Tool Works common stock in the merger.

     Only Illinois Tool Works stockholders of record at the close of business on October 11, 1999 are entitled to notice of and to vote at the Illinois Tool Works meeting or any adjournments or postponements of the Illinois Tool Works meeting.

     Whether or not you plan to attend your stockholder meeting, please take the time to vote by signing, dating and mailing your enclosed proxy card, or vote by telephone, fax or the Internet by following the instructions on the proxy card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE ACT TODAY.

     WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

     Thank you for your continued interest and support.


/s/ JAMES M. RINGLER                               /s/ W. JAMES FARRELL
James M. Ringler                                   W. James Farrell
Chairman of the Board, Chief Executive             Chairman and Chief Executive Officer
Officer and President                              Illinois Tool Works Inc.
Premark International, Inc.

 SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF RISKS RELEVANT TO
                                  THE MERGER.

     Shares of Illinois Tool Works common stock are traded on the New York Stock Exchange under the symbol "ITW," and shares of Premark common stock are traded on the New York Stock Exchange under the symbol "PMI."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

             Proxy statement/prospectus dated October 12, 1999 and first mailed to stockholders on or about October 14, 1999.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement/prospectus incorporates by reference important business and financial information about both Premark and Illinois Tool Works which is deemed to be part of this proxy statement/prospectus even though it is not included in or delivered with this proxy statement/prospectus. See "Additional
Information -- Where You Can Find More Information."

     You can obtain any of the documents incorporated by reference in this document through Premark or Illinois Tool Works, as the case may be, or from the Securities and Exchange Commission's web site at http://www.sec.gov. Documents incorporated by reference are available from Premark and Illinois Tool Works without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from the appropriate company as follows:

                PREMARK                                  ILLINOIS TOOL WORKS
                -------                                  -------------------
            John M. Costigan                              Stewart S. Hudnut
               Secretary                                      Secretary
      Premark International, Inc.                      Illinois Tool Works Inc.
          1717 Deerfield Road                           3600 West Lake Avenue
       Deerfield, Illinois 60015                       Glenview, Illinois 60025
       Telephone: (847) 405-6000                      Telephone: (847) 724-7500

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOVEMBER 16, 1999, TO RECEIVE THEM BEFORE THE MEETING. PLEASE BE SURE TO INCLUDE YOUR COMPLETE NAME AND ADDRESS IN YOUR REQUEST. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

[PREMARK LOGO]                                                        [ITW LOGO]

                ------------------------------------------------
                           NOTICE OF SPECIAL MEETINGS
                                OF STOCKHOLDERS
                ------------------------------------------------

To Premark International, Inc. and Illinois Tool Works Inc. stockholders:

     Premark and Illinois Tool Works have entered into a merger agreement. Under the merger agreement, a subsidiary of Illinois Tool Works will merge with Premark and Premark will become a subsidiary of Illinois Tool Works. As a result of the merger, stockholders of Premark will receive shares of Illinois Tool Works under the formula discussed in the attached proxy statement/prospectus. Illinois Tool Works and Premark have scheduled stockholder meetings to vote on matters necessary to complete the merger. The dates, times and places of the meetings are as follows:

          FOR PREMARK STOCKHOLDERS:                  FOR ILLINOIS TOOL WORKS STOCKHOLDERS:
              November 23, 1999                                November 23, 1999
           9:30 a.m., Central time                         11:00 a.m., Central time
  Premark International, Inc. Headquarters               Harris Trust and Savings Bank
             1717 Deerfield Road                            111 West Monroe Street
          Deerfield, Illinois 60015                       Auditorium - 8th Floor West
                                                            Chicago, Illinois 60603

     The purpose of the Premark meeting is to consider the merger agreement and such other business as may be properly brought before the meeting.

     The purpose of the Illinois Tool Works meeting is to consider the issuance of Illinois Tool Works common stock in the merger and such other business as may be properly brought before the meeting.

     These items of business are described in the attached proxy statement/prospectus. YOUR VOTE IS IMPORTANT. You should complete, sign and mail your proxy or vote by telephone, fax or the Internet as soon as possible to make sure your shares are represented at the appropriate meeting. If you attend a meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.


By Order of the Board of Directors of      By Order of the Board of Directors of
Premark International, Inc.                Illinois Tool Works Inc.

/s/ JOHN M. COSTIGAN                       /s/ STEWART S. HUDNUT

JOHN M. COSTIGAN                           STEWART S. HUDNUT
Secretary                                  Secretary


Dated: October 12, 1999

 WHETHER OR NOT YOU PLAN TO ATTEND A MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED STAMPED
      ENVELOPE OR VOTE BY TELEPHONE, FAX OR INTERNET AS SOON AS POSSIBLE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
  The Companies.............................................    1
  What Premark Stockholders Will Receive in the Merger......    1
  Material Federal Income Tax Considerations................    2
  Market Prices of Illinois Tool Works Common Stock and
     Premark Common Stock
     on Important Dates.....................................    2
  Premark's Reasons for the Merger..........................    2
  Illinois Tool Works' Reasons for the Merger...............    3
  Exchange of Stock Certificates............................    3
  No Appraisal Rights.......................................    4
  Comparative Rights of Illinois Tool Works Stockholders and
     Premark Stockholders...................................    4
  Comparative per Share Information.........................    4
  The Meetings..............................................    5
  Vote Required.............................................    6
  The Merger Agreement and the Merger.......................    6
  The Stock Option Agreement................................    8
  Selected Historical Financial Information of Illinois Tool
     Works..................................................    9
  Selected Historical Financial Information of Premark......   10
  Selected Unaudited Pro Forma Combined Financial
     Information............................................   11

RISK FACTORS................................................   12
  Premark stockholders may receive shares of Illinois Tool
     Works common stock having a value of less than $55 per
     Premark share..........................................   12
  Failure to qualify for "pooling-of-interests" accounting
     treatment would negatively impact reported operating
     results................................................   12
  The integration of Premark into Illinois Tool Works may be difficult and expensive to achieve and may not result
     in the benefits currently anticipated by Illinois Tool
     Works..................................................   12
  Expenses resulting from the merger will be substantial and may affect Illinois Tool Works' results of
     operations.............................................   12
  The price of Illinois Tool Works common stock may be
     affected by factors different from those affecting the
     price of Premark common stock..........................   13

THE COMPANIES...............................................   13
  Illinois Tool Works Inc. .................................   13
  Premark International, Inc. ..............................   14

THE STOCKHOLDER MEETINGS....................................   15
  Dates, Times and Places of the Meetings...................   15
  Purpose of the Premark Meeting............................   15
  Purpose of the Illinois Tool Works Meeting................   15
  Voting Rights of Stockholders; Votes Required for
     Approval...............................................   16
  Giving and Revoking Your Proxy; Solicitation..............   17
  No Appraisal Rights.......................................   19

THE MERGER AGREEMENT AND THE MERGER.........................   19
  Background of the Merger..................................   19
  Recommendation of Premark's Board of Directors and Reasons
     for the Merger.........................................   20
  Recommendation of Illinois Tool Works' Board of Directors
     and Reasons for the Merger.............................   22
  Opinion of Premark's Financial Advisor....................   22
  Structure of the Merger...................................   30
  When the Merger Becomes Effective.........................   30

                                                              PAGE
                                                              ----
  Conversion of Stock, Stock Options and Other Awards.......   30
  Fractional Shares.........................................   31
  Exchange Procedures.......................................   31
  Representations and Warranties............................   32
  Conduct of Business Covenants.............................   33
  Non-Solicitation of Competing Proposals...................   34
  Stockholders Meetings.....................................   35
  Filings and Other Actions.................................   35
  Employee Benefit Matters..................................   36
  Conditions to Completion of the Merger....................   36
  Indemnification and Insurance.............................   37
  Termination of the Merger Agreement.......................   37
  Expenses..................................................   39
  Modification or Amendment to the Merger Agreement.........   39
  Regulatory Requirements...................................   39
  Material Federal Income Tax Considerations................   40
  Anticipated Accounting Treatment..........................   41
  Resale Restrictions.......................................   42
  Interests of Premark Directors and Officers in the Merger
     that are Different from Premark Stockholders'
     Interests..............................................   42
  The Stock Option Agreement................................   43

MARKET PRICES AND DIVIDEND INFORMATION......................   45

COMPARISON OF RIGHTS OF ILLINOIS TOOL WORKS STOCKHOLDERS AND
  PREMARK STOCKHOLDERS......................................   46
  Authorized Capital........................................   46
  Stockholder Rights Agreement..............................   46
  Board of Directors........................................   47
  Number, Filling of Vacancies and Removal of Directors.....   47
  Constituency Provision....................................   48
  Indemnification...........................................   48
  Special Meetings of Stockholders..........................   49
  Advance Notice Provisions for Stockholder Proposals Other
     than Election of Directors.............................   49
  Advance Notice Provisions for Stockholder Nominations of
     Directors at an Annual Meeting.........................   49
  Advance Notice Provisions for Stockholder Nominations of
     Directors at a Special Meeting.........................   50
  Business Combination Transactions.........................   50
  Amendments to Certificate of Incorporation and Bylaws.....   51

ADDITIONAL INFORMATION......................................   52
  Deadline for Premark Stockholder Proposals and Illinois
     Tool Works Stockholder Proposals.......................   52
  Legal Matters.............................................   53
  Experts...................................................   53
  Where You Can Find More Information.......................   53
  Forward-Looking Statements................................   55

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   57

ANNEXES:
  A -- Agreement and Plan of Merger.........................  A-1
  B -- Opinion of Goldman, Sachs & Co.......................  B-1

                                    SUMMARY

     This summary highlights some of the information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger better and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the annexes and other documents to which we have referred you. See "Additional Information -- Where You Can Find More Information" for more details.

THE COMPANIES

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025-5811
Telephone: (847) 724-7500
website: http://www.itwinc.com

     Illinois Tool Works is a multinational manufacturer of highly engineered products and specialty systems with five business segments. Illinois Tool Works serves primarily the automotive, construction and general industrial markets.

Premark International, Inc.
1717 Deerfield Road
Deerfield, Illinois 60015
Telephone: (847) 405-6000
website: http://www.premarkintl.com

     Premark is a multinational company that conducts its business through three business segments: the food equipment group, the decorative products group and the consumer products group. Premark markets premium products in more than 100 countries under leading brand names such as Hobart, Wilsonart, West Bend, Florida Tile and Precor.

     In this proxy statement/prospectus, we refer to Illinois Tool Works, Premark and their subsidiaries after the merger as the "combined company."

WHAT PREMARK STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Upon completion of the merger, each share of Premark common stock will be converted into and become exchangeable for a fraction of a share of Illinois Tool Works common stock based on the average closing price of Illinois Tool Works common stock over the 20-day trading period ending on the second business day before the effective time of the merger.

     Premark stockholders will receive Illinois Tool Works common stock with a market value of $55 for each share of Premark common stock so long as the average closing price of Illinois Tool Works common stock is greater than or equal to $66.33 and less than or equal to $89.73 during the 20-day period. The $55 of implied market value represents over a 60% premium above the $34.25 closing price of Premark common stock on the day we announced the transaction.

     If the average closing price of Illinois Tool Works common stock is less than $66.33 or greater than $89.73 Premark stockholders will receive a fraction of a share of Illinois Tool Works common stock having a market value less than or greater than $55 per share of Premark common stock, respectively. Under the merger agreement, the maximum fraction of a share of Illinois Tool Works common stock into which each share of Premark may be converted is 0.9181, which would apply if the average closing price of Illinois Tool Works common stock is less than or equal to $54.62; the minimum fraction is 0.5776, which would apply if the average closing price of Illinois Tool Works common stock is greater than or equal to $101.44.

     Please see page 30 for detailed information concerning the formula that will be used to determine the fraction of a share of Illinois Tool Works common stock Premark stockholders will receive for each of their shares.

     The following table illustrates how the formula in the merger agreement works. The table shows some hypothetical examples of the average closing price for shares of Illinois Tool Works common stock, the corresponding exchange ratio computed using the formula in the merger agreement and the implied market value paid per share of Premark common stock. We determined the implied market value paid per share of Premark common stock by multiplying each hypothetical average closing price for shares of Illinois Tool Works common stock by the corresponding ex-change ratio computed using the formula in the merger agreement.

HYPOTHETICAL
  ILLINOIS      FRACTION OF    IMPLIED MARKET
 TOOL WORKS     AN ILLINOIS    VALUE PAID PER
   AVERAGE      TOOL WORKS    SHARE OF PREMARK
CLOSING PRICE      SHARE        COMMON STOCK
-------------   -----------   ----------------
   $ 45.00        0.9181           $41.31
     50.00        0.9181            45.91
     54.62        0.9181            50.15
     55.00        0.9146            50.30
     60.00        0.8729            52.37
     65.00        0.8377            54.45
     66.33        0.8292            55.00
     70.00        0.7857            55.00
     75.00        0.7333            55.00
     78.03        0.7049            55.00
     80.00        0.6875            55.00
     85.00        0.6471            55.00
     89.73        0.6129            55.00
     90.00        0.6120            55.08
     95.00        0.5960            56.62
    100.00        0.5815            58.15
    101.44        0.5776            58.59
    105.00        0.5776            60.65
    110.00        0.5776            63.54

     As noted, the pricing formula in the merger agreement values Illinois Tool Works shares as an average of the closing prices over a 20-day period; the market value of the shares received by Premark stockholders in the merger on the date they are received may be higher or lower than the average price.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     Because the merger is expected to be treated as a "reorganization" for U.S. federal income tax purposes, Premark stockholders are not expected to recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Illinois Tool Works common stock in the merger. However, Premark stockholders will recognize gain or loss for U.S. federal income tax purposes with respect to any cash received instead of fractional shares. See "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations."

     Tax matters are very complicated. The tax consequences of the merger to Premark stockholders will depend on the facts of their own situations. Premark stockholders should consult their tax advisors for a full understanding of the U.S. federal, state and local and foreign tax consequences of the merger.

MARKET PRICES OF ILLINOIS TOOL WORKS COMMON STOCK AND PREMARK COMMON STOCK ON IMPORTANT DATES

     The following table provides the closing per share prices of Illinois Tool Works common stock and Premark common stock, as reported on the New York Stock Exchange Composite Tape, on:

- September 9, 1999 -- the last trading day before we announced the merger; and

- October 11, 1999 -- the last trading day before the date of this proxy statement/prospectus.

                           ILLINOIS
                          TOOL WORKS   PREMARK
                            COMMON     COMMON
DATE                        STOCK       STOCK
----                      ----------   -------
September 9, 1999.......    $80.13     $34.25
October 11, 1999........    $79.56     $52.94

PREMARK'S REASONS FOR THE MERGER

     Premark's board of directors, in reaching its decision to approve and declare advisable the merger agreement, consulted with its legal counsel and financial advisor as well as with Premark's management and considered many factors, including the following material factors (the order does not reflect the relative significance):

- Stockholder Value: the fact that the expected per share consideration to be received by Premark stockholders represents a premium of approximately 60% over the closing price per share of Premark common stock on September 9, 1999, the last closing price prior to the announcement of the merger agreement;

- Attractive Strategy: the attractiveness of the merger as compared to other alternatives available to Premark;

- Experienced Management; Acquisition Success: the track record of Illinois Tool Works' management team generally in successfully operating diverse manufacturing businesses and specifically in making frequent acquisitions, applying its management techniques to acquired businesses and improving the operating performance of such businesses;

- Fairness Opinion: the presentation by and fairness opinion of Goldman, Sachs & Co. to the effect that as of September 9, 1999, the exchange ratio under the merger agreement was fair, from a financial point of view, to Premark stockholders. Goldman Sachs' fairness opinion is included as Annex B to this proxy statement/ prospectus and we urge you to read it in its entirety;

- Continuing Stake in the Combined Company: the opportunity for Premark stockholders to continue as stockholders of the combined company, which has greater financial strength, global diversification and scale than Premark currently has;

- Tax and Accounting Treatment: the expectation that the merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code and as a "pooling-of-interests" for financial accounting purposes; and

- Terms of the Merger Agreement: the terms and conditions of the merger agreement, which provide Premark with a reasonable expectation that the merger will be completed.

     Premark's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including the following material drawbacks and risks (the order does not reflect the relative significance):

- the risk that the benefits in the operating performance of Premark's businesses which are sought to be achieved in connection with the merger will not be achieved;

- the risk that, should there be a large decrease in the market value of Illinois Tool Works common stock, the value of the consideration to be received by Premark stockholders in the merger could decline;

- the risk that the merger will not be completed;

- the risk that the termination fee provisions of the merger agreement and the stock option agreement may have the effect of discouraging a superior proposal by a third party for a business combination transaction with Premark.

ILLINOIS TOOL WORKS' REASONS FOR THE MERGER

     Illinois Tool Works' board of directors, in reaching its decision to approve the merger agreement, consulted with its legal counsel as well as Illinois Tool Works' management and considered many factors, including the following material factors (the order does not reflect the relative significance):

- Growth Through Diversifying Acquisitions: Growth through diversifying acquisitions, both large and small, has been a key element of Illinois Tool Works' business plan for many years. The merger with Premark would add to Illinois Tool Works' already well-diversified portfolio of products.

- Complementary Businesses: Premark is similar to and complementary with Illinois Tool Works' other businesses. Some of the factors that make Premark a "good strategic fit" include:

  -- Premark is an innovative designer and established manufacturer of products and systems that are targeted to commercial customers, the type of customers for many of Illinois Tool Works' other products;

  -- Premark has a long-standing reputation for products with well-known brand names, strong market positions and well-defined distribution channels;

  -- Premark products have a high degree of value-added engineering, like many of Illinois Tool Works' existing products; and

  -- Premark operates in a decentralized manner, and its businesses are entrepreneurial.

- Improvement of Operating Margins: Illinois Tool Works believes that it can increase Premark's operating margins over the long term by introducing Illinois Tool Works' proven engineering and manufacturing expertise at Premark.

EXCHANGE OF STOCK CERTIFICATES

     If you have a Premark stock certificate, then promptly after the merger takes place, Harris Trust and Savings Bank, the exchange agent for this transaction, will send you a letter of transmittal for you to use in exchanging your Premark common stock certificates for certificates representing shares of Illinois Tool Works common stock. You should not send in your Premark common stock certificates until you receive the letter of transmittal. If you own Premark common stock through a broker, Premark's employee benefit plans or other arrangement where you do not hold a Premark certificate, then your stock certificates will be exchanged for certificates representing Illinois Tool Works common stock without any action by you.

NO APPRAISAL RIGHTS

     Under Delaware corporate law, neither Illinois Tool Works stockholders nor Premark stockholders are entitled to dissenters' or appraisal rights in connection with the merger.

COMPARATIVE RIGHTS OF ILLINOIS TOOL WORKS STOCKHOLDERS AND PREMARK STOCKHOLDERS

     Some of the rights of a stockholder of Illinois Tool Works are different from the rights of a stockholder of Premark. One of the most important differences is that Premark has a stockholder rights agreement that may discourage unwelcome or hostile takeover attempts. Illinois Tool Works has no such plan. Another difference is that Premark's board of directors is divided into three classes, with only one class elected each year. In contrast, Illinois Tool Works' entire board of directors stands for election every year.

COMPARATIVE PER SHARE INFORMATION

     The following table summarizes certain (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information on a per share basis.

     The unaudited pro forma financial information assumes that the merger was completed at the beginning of each of the periods presented for the statement of income information and at the end of the period for the balance sheet information and gives effect to the merger as a pooling-of-interests for accounting purposes. The basic unaudited pro forma per share information for Illinois Tool Works is based on the number of outstanding shares of Illinois Tool Works common stock adjusted to include the number of shares of Illinois Tool Works common stock that would be issued in the merger in exchange for the outstanding Premark common stock at an assumed exchange ratio of 0.7049, which was arrived at by dividing $55 by the average market value of Illinois Tool Works common stock of $78.03 for the 20-day period ending September 9, 1999, based on the number of shares of Premark common stock outstanding for the periods reported. The diluted unaudited pro forma per share information for Illinois Tool Works is based on the number of outstanding shares of Illinois Tool Works common stock adjusted to include (1) the dilutive effect of outstanding Illinois Tool Works employee stock options, (2) the number of shares of Illinois Tool Works common stock that would be issued in the merger at the assumed exchange ratio and (3) the dilutive effect of Premark employee stock options.

     The unaudited equivalent pro forma per share information for Premark is based on the unaudited pro forma amounts per share for Illinois Tool Works multiplied by an assumed exchange ratio of 0.7049, which was arrived at by dividing $55 by the average market value of Illinois Tool Works common stock of $78.03 for the 20-day period ending September 9, 1999.

     The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Illinois Tool Works and Premark incorporated by reference in this proxy statement/prospectus and the unaudited pro forma combined financial statements included in this proxy statement/prospectus.

                                      SIX MONTHS
                                        ENDED                       YEAR ENDED DECEMBER 31,
                                       JUNE 30,    ---------------------------------------------------------
                                         1999            1998                1997                1996
                                      ----------   -----------------   -----------------   -----------------
ILLINOIS TOOL WORKS:
Income from continuing operations:
  Basic:
     Historical.....................    $1.45            $2.69               $2.35               $1.96
     Pro forma......................     1.48             2.77                2.37                1.88
  Diluted:
     Historical.....................     1.44             2.67                2.33                1.95
     Pro forma......................     1.45             2.72                2.33                1.85
Book value per share:
     Historical.....................    14.33            13.35
     Pro forma......................    15.27            14.38
Cash dividends declared per share:
     Historical.....................     0.30             0.54                0.46                0.36
     Pro forma(1)...................     0.30             0.54                0.46                0.46

                                      SIX MONTHS
                                        ENDED                             YEAR ENDED
                                       JUNE 26,    ---------------------------------------------------------
                                         1999      DECEMBER 26, 1998   DECEMBER 27, 1997   DECEMBER 28, 1996
                                      ----------   -----------------   -----------------   -----------------
PREMARK:
Income per share from continuing
  operations:
  Basic:
     Historical.....................    $1.10            $2.20               $1.67               $0.92
     Equivalent pro forma...........     1.04             1.95                1.67                1.33
  Diluted:
     Historical.....................     1.06             2.11                1.59                0.89
     Equivalent pro forma...........     1.02             1.92                1.64                1.30
Book value per share:
     Historical.....................    16.51            16.23
     Equivalent pro forma...........    10.76            10.14
Cash dividends declared per
  share(2):
     Historical.....................     0.21             0.39                0.35                0.73
     Equivalent pro forma...........     0.21             0.38                0.32                0.32

---------------

(1) Pro forma cash dividends per share have been computed by dividing the aggregate historical dividends of Illinois Tool Works and Premark by the combined weighted average number of shares of Illinois Tool Works common stock and Premark common stock for all periods presented assuming Premark stockholders receive 0.7049 of an Illinois Tool Works common share for each share of Premark common stock held. These amounts are not necessarily indicative of the future dividends to be paid by Illinois Tool Works.

(2) Premark's quarterly dividend was reduced in connection with its spin-off of Tupperware Corporation on May 31, 1996.

THE MEETINGS

     Premark

     The meeting of Premark stockholders will take place on November 23, 1999, at Premark's headquarters at 1717 Deerfield Road, Deerfield, Illinois 60015, at 9:30 a.m. Central time. At the Premark meeting, Premark stockholders will be asked to adopt the merger agreement.

     Illinois Tool Works

     The meeting of Illinois Tool Works stockholders will take place on November 23, 1999 at Harris Trust and Savings Bank, 111 West Monroe Street, Auditorium -- 8th Floor West, Chicago,

Illinois 60603, at 11:00 a.m. Central time. At the
Illinois Tool Works meeting, Illinois Tool Works stockholders will be asked to consider the issuance of Illinois Tool Works common stock in the merger.

VOTE REQUIRED

     Premark

     Each Premark stockholder on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Premark common stock then held. A majority of the shares of Premark common stock outstanding on the record date constitutes a quorum at the meeting. If a quorum is present at the meeting, the affirmative vote of at least a majority of the shares of Premark common stock outstanding and entitled to vote is required to adopt the merger agreement. Delaware corporate law requires that the Premark stockholders adopt the merger agreement before we can complete the merger.

  Illinois Tool Works

     Each Illinois Tool Works stockholder on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Illinois Tool Works common stock then held. A majority of shares of Illinois Tool Works common stock outstanding on the record date constitutes a quorum at the meeting. If a quorum is present at the meeting, the affirmative vote of at least a majority of the shares of common stock present and voting is required to approve the issuance of Illinois Tool Works common stock in the merger.

     If the number of Illinois Tool Works shares to be issued in the merger is less than 20% of the number of Illinois Tool Works shares outstanding at the time of the merger, then the New York Stock Exchange listing requirements will not require any vote by the stockholders of Illinois Tool Works. Because the exact number of shares of Illinois Tool Works common stock to be issued in the merger will not be known until the second business day prior to the merger, we do not yet know whether we will be required to obtain the approval for the issuance. Illinois Tool Works reserves the right to cancel the Illinois Tool Works meeting at any time if it determines that no vote of the Illinois Tool Works stockholders is required under the New York Stock Exchange listing requirements.

THE MERGER AGREEMENT AND THE MERGER

     The merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the merger.

  Recommendation to Illinois Tool Works Stockholders

     Illinois Tool Works' board of directors has determined that the merger agreement and the merger are in the best interests of Illinois Tool Works and its stockholders. Accordingly, Illinois Tool Works' board of directors, by a unanimous vote of all directors present, has approved the merger agreement, and recommends that Illinois Tool Works stockholders vote to approve the issuance of Illinois Tool Works common stock in connection with the merger. See "The Merger Agreement and the Merger -- Background of the Merger" and "The Merger Agreement and the Merger -- Recommendation of Illinois Tool Works' Board of Directors and Reasons for the Merger."

  Recommendation to Premark Stockholders

     Premark's board of directors has determined that the merger agreement and the merger are fair to and in the best interests of Premark and its stockholders. Accordingly, Premark's board of directors, by a unanimous vote of all directors present, has approved and declared advisable the merger agreement, and recommends that Premark stockholders vote to adopt the merger agreement. See "The Merger Agreement and the Merger -- Background of the Merger" and "The Merger Agreement and the Merger -- Recommendation of Premark's Board of Directors and Reasons for the Merger."

  Interests of Premark Directors and Officers in the Merger that are Different from Premark Stockholders' Interests

     Some of the members of Premark's board of directors and some of Premark's officers have interests in the merger that are different from Premark stockholders' interests:

- All outstanding options granted by Premark to purchase Premark common stock, including those held by officers and directors of Premark, will vest upon adoption of the merger by

Premark stockholders and, if not exercised before the merger, will be converted into vested options to purchase shares of Illinois Tool Works common stock.

- Restrictions on restricted stock awards granted to employees of Premark will lapse upon adoption of the merger agreement by Premark stockholders, and in the merger those shares will be converted into unrestricted shares of Illinois Tool Works common stock.

- Premark's executive officers are each covered by individual employment agreements with Premark and by Premark benefit plans containing change of control provisions that become operative upon approval of the merger by Premark stockholders. If, after the merger, such executive's employment is terminated (1) without "cause" or by the affected executive for "good reason" or (2) for any reason during a 30-day period commencing on the first anniversary of the merger, the executive is entitled to certain severance benefits.

- W. James Farrell, chairman and chief executive officer of Illinois Tool Works, is a director of Premark. Mr. Farrell did not take part in, and was not present during, any of the deliberations of Premark's board of directors concerning the merger or the merger agreement.

     It is expected that James M. Ringler, Premark's chairman, chief executive officer and president, will assume a senior management role with Illinois Tool Works after the merger.

     These interests are more fully described in "The Merger Agreement and the Merger -- Interests of Premark Directors and Officers in the Merger that are Different from Premark Stockholders' Interests."

     Premark's board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement.

     Illinois Tool Works intends to offer agreements to Mr. Ringler, William Reeb, president of Wilsonart, a subsidiary of Premark, and possibly other Premark executives who have not yet been designated in order to induce these executives to stay with the combined company. The terms of these agreements have not yet been determined. Illinois Tool Works may also make payments to some Premark executives in exchange for a covenant not to compete.

     Premark's directors and officers beneficially owned, as of September 30, 1999, approximately 4.41% of Premark common stock. As of September 30, 1999, Illinois Tool Works' directors and officers beneficially owned 2,196 shares of Premark common stock.

  Opinion of Premark's Financial Advisor

     Premark's financial advisor, Goldman Sachs, delivered its opinion to Premark's board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger. The full text of Goldman Sachs' written opinion dated as of September 9, 1999 is attached to this proxy statement/prospectus as Annex B. We encourage Premark stockholders to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. GOLDMAN SACHS' OPINION IS DIRECTED TO PREMARK'S BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

  What We Need to Do to Complete the Merger

     We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, if permissible, waived. These conditions include:

- adoption of the merger agreement by Premark stockholders and, if required, approval of Illinois Tool Works' share issuance by Illinois Tool Works stockholders;

- receipt of necessary antitrust approvals;

- The absence of legal prohibitions to the merger, and of pending proceedings by specified governments seeking such prohibitions;

- the continued effectiveness of Illinois Tool Works' registration statement relating to the merger filed with the Securities and Exchange Commission;

- the approval for listing on the New York Stock Exchange of the Illinois Tool Works common stock to be issued in the merger;

- Illinois Tool Works and Premark each having received a letter from its independent public accountants relating to qualification for "pooling-of-interests" accounting treatment;

- the continued accuracy of the representations and warranties of each party;

- the performance by each party of its obligations under the merger agreement;
  and

- each party having received a legal opinion from its counsel to the effect that the merger will be treated as a reorganization under the Internal Revenue Code and that Illinois Tool Works, Premark and Merger Sub will each be a party to that reorganization.

     At any time before the merger, to the extent legally allowed, either Illinois Tool Works or Premark may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective stockholders. As of the date of this proxy statement/ prospectus, neither Illinois Tool Works nor Premark expects that any condition will be waived.

Termination of the Merger Agreement

     Illinois Tool Works and Premark can agree to terminate the merger agreement at any time without completing the merger.

     Also, either Illinois Tool Works or Premark can, without the consent of the other, terminate the merger agreement if:

- the merger is not completed by April 9, 2000, or, if extended by either party under limited circumstances to obtain governmental approvals of the merger, July 8, 2000, unless the party that wants to terminate the merger agreement has violated the agreement;

- the Premark meeting is held and Premark stockholders do not adopt the merger agreement;

- the Illinois Tool Works meeting is held and Illinois Tool Works stockholders do not approve the issuance of the Illinois Tool Works shares in the merger;

- any order permanently restraining, enjoining or otherwise prohibiting completion of the merger becomes final and non-appealable; or

- the other party materially breaches the merger agreement resulting in a failure of a condition to close the merger and the breaching party cannot or does not correct the breach before April 9, 2000, or, if extended under certain limited circumstances, July 8, 2000.

     In addition, Premark can terminate the merger agreement before the merger if Premark receives an unsolicited proposal for a business combination transaction with a third party that Premark's board of directors concludes is superior to the merger with Illinois Tool Works, Premark gives Illinois Tool Works at least four business days notice of its intention to enter into an agreement for such superior proposal and, during that four-day period, Premark considers any adjustment in the terms of the merger agreement that Illinois Tool Works may propose.

     Illinois Tool Works can terminate the merger agreement if Premark's board of directors withdraws, materially modifies in a manner adverse to Illinois Tool Works or changes in a manner adverse to Illinois Tool Works its approval or recommendation of the merger or the merger agreement.

  Termination Fee

     Premark must pay Illinois Tool Works a fee of $75 million in cash if the merger agreement is terminated under a number of circumstances described elsewhere in this proxy statement/ prospectus. See "The Merger Agreement and the Merger -- Termination of the Merger Agreement." The termination fee is in addition to any profit Illinois Tool Works may receive under the stock option agreement described below.

  Non-Solicitation of Competing Proposals

     The merger agreement generally restricts Premark's ability to initiate, solicit, knowingly encourage or intentionally facilitate any competing merger or acquisition inquiries, proposals or offers; however, Premark may respond to unsolicited offers as provided in the merger agreement.

THE STOCK OPTION AGREEMENT

     Premark has granted Illinois Tool Works an option to purchase up to 12,203,694 shares of Premark common stock, but not more than 19.9% of the number of outstanding shares of Premark common stock, at a per share price in cash of $34.06. Illinois Tool Works can exercise this option if it becomes entitled to receive the termination fee under the merger agreement. The stock option agreement limits to $30 million the total profit Illinois Tool Works may receive from the option. The profit Illinois Tool Works may receive under the stock option agreement is in addition to the termination fee Illinois Tool Works may receive under the merger agreement.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ILLINOIS TOOL WORKS

     Illinois Tool Works is providing the following information to aid your analysis of the financial aspects of the merger. Illinois Tool Works derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1998 and 1999. In the opinion of Illinois Tool Works' management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 30, 1998 and 1999.

     Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Illinois Tool Works' historical financial statements and related notes and the section titled "Management's Discussion and Analysis" contained in Illinois Tool Works' annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/ prospectus. See "Additional
Information -- Where You Can Find More Information."

                                                                         ILLINOIS TOOL WORKS
                                       ----------------------------------------------------------------------------------------
                                          SIX MONTHS ENDED
                                              JUNE 30,                              YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1999         1998         1998         1997         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED HISTORICAL CONSOLIDATED
  STATEMENTS OF INCOME INFORMATION:
Operating revenues...................  $3,098,004   $2,761,452   $5,647,889   $5,220,433   $4,996,681   $4,178,080   $3,461,315
Net income...........................     364,184      324,637      672,784      586,951      486,315      387,608      277,783
Net income per share -- basic........        1.45         1.30         2.69         2.35         1.96         1.64         1.22
Net income per share -- diluted......        1.44         1.29         2.67         2.33         1.95         1.63         1.22
Cash dividends declared per share....        0.30         0.24         0.54         0.46         0.36         0.32         0.28

                                                                                   DECEMBER 31,
                                              JUNE 30,    --------------------------------------------------------------
                                                1999         1998         1997         1996         1995         1994
                                             ----------   ----------   ----------   ----------   ----------   ----------
                                                                           (IN THOUSANDS)
SELECTED HISTORICAL CONSOLIDATED STATEMENT
  OF FINANCIAL POSITION INFORMATION:
Total assets...............................  $6,738,893   $6,118,162   $5,394,756   $4,806,162   $3,591,318   $2,580,498
Total long-term debt.......................   1,223,942      947,008      854,328      818,947      615,557      272,987

SELECTED HISTORICAL FINANCIAL INFORMATION OF PREMARK

     Premark is providing the following information to aid your analysis of the financial aspects of the merger. Premark derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the six months ended June 27, 1998 and June 26, 1999. In the opinion of Premark's management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 27, 1998 and June 26, 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Premark's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Premark's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Additional Information -- Where You Can Find More Information."

                                                                   PREMARK
                        ----------------------------------------------------------------------------------------------
                         SIX MONTHS ENDED                                    YEAR ENDED
                        -------------------   ------------------------------------------------------------------------
                        JUNE 26,   JUNE 27,   DECEMBER 26,   DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                          1999       1998         1998           1997           1996           1995           1994
                        --------   --------   ------------   ------------   ------------   ------------   ------------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED HISTORICAL
  CONSOLIDATED
  STATEMENTS OF INCOME
  INFORMATION:
Net sales.............  $1,414.3   $1,291.7     $2,739.1       $2,406.8       $2,267.6       $2,213.4       $2,118.3
Income from continuing
  operations..........     67.5       56.2         136.1          103.8           56.7           78.9           70.8
Income from continuing
  operations per
  common share --
  basic...............     1.10       0.91          2.20           1.67           0.92           1.29           1.11
Income from continuing
  operations per
  common share --
  diluted.............     1.06       0.87          2.11           1.59           0.89           1.26           1.08
Cash dividends
  declared per
  share(1)............     0.21       0.19          0.39           0.35           0.73           1.01           0.74

                                  JUNE 26,   DECEMBER 26,   DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                                    1999         1998           1997           1996           1995           1994
                                  --------   ------------   ------------   ------------   ------------   ------------
                                                                   (IN MILLIONS)
SELECTED HISTORICAL CONSOLIDATED
  BALANCE SHEET INFORMATION:
Total assets....................  $2,040.9     $2,095.9       $1,765.8       $1,660.8       $1,546.1       $1,475.8
Total long-term debt............    259.7         261.1          112.3          115.9          121.7          121.9

---------------

(1) Premark's quarterly dividend was reduced in connection with its spin-off of Tupperware Corporation on May 31, 1996.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following summarizes the pro forma effect of the merger on Illinois Tool Works by combining (1) the unaudited statements of income information for the six months ended June 30, 1999 and the statements of income information for the years ended December 31, 1996, 1997 and 1998 and (2) the unaudited statements of financial position information as of June 30, 1999 and the statements of financial position information as of December 31, 1996, 1997 and 1998 of Illinois Tool Works with those of Premark for the corresponding periods.

     The following information has been derived from the Unaudited Pro Forma Combined Financial Statements included elsewhere in this proxy statement/prospectus. The notes to the Unaudited Pro Forma Combined Financial Statements set forth the estimates and assumptions upon which those financial statements are based, including the fact that we used an estimated exchange ratio of 0.7049 (see note (f)) and have not yet made adjustments to conform Premark's depreciation method to that of Illinois Tool Works (see note (m)). The amounts of the pro forma adjustments to conform depreciation methods are not currently estimable, and may result in lower income from continuing operations for each period presented. The pro forma statements are preliminary and have been made solely for informational purposes, and therefore are not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor are they necessarily indicative of the results of operations or financial position that may occur in the future.

     Management of Illinois Tool Works and Premark expect that the merger will qualify as a "pooling-of-interests" business combination for accounting purposes. Under that method of accounting, the recorded historical cost basis of the assets and liabilities of Illinois Tool Works and Premark will be carried forward to the combined company. Results of operations of the combined company will include income of Illinois Tool Works and Premark for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company.

                                               SIX MONTHS
                                                 ENDED            YEAR ENDED DECEMBER 31,
                                                JUNE 30,    ------------------------------------
                                                  1999         1998         1998         1997
                                               ----------   ----------   ----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED UNAUDITED PRO FORMA COMBINED
  STATEMENTS OF INCOME INFORMATION:
Operating revenues...........................  $4,512,304   $8,386,989   $7,627,233   $7,264,281
Income from continuing operations............     433,912      813,341      695,208      547,472
Income from continuing operations per share:
  Basic......................................        1.48         2.77         2.37         1.88
  Diluted....................................        1.45         2.72         2.33         1.85
Cash Dividends Declared Per Share............        0.30         0.54         0.46         0.46

                                                                        DECEMBER 31,
                                                JUNE 30,    ------------------------------------
                                                  1999         1998         1997         1996
                                               ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS)
SELECTED UNAUDITED PRO FORMA COMBINED
  STATEMENT OF FINANCIAL POSITION
  INFORMATION:
Total assets.................................  $8,818,413   $8,254,106   $7,203,450   $6,512,705
Total long-term debt.........................   1,483,642    1,208,108      966,628      934,847

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should carefully consider the following risk factors. These matters should be considered in addition to the other information included or incorporated by reference in this proxy statement/prospectus.

PREMARK STOCKHOLDERS MAY RECEIVE SHARES OF ILLINOIS TOOL WORKS COMMON STOCK HAVING A VALUE OF LESS THAN $55 PER PREMARK SHARE.

     Premark stockholders will receive Illinois Tool Works common stock valued under the merger agreement at $55 for each share of Premark common stock so long as the average closing price of Illinois Tool Works common stock is greater than or equal to $66.33 and less than or equal to $89.73 during the 20-day pricing period under the merger agreement. However, if the average closing price of Illinois Tool Works common stock is less than $66.33, Premark stockholders will receive Illinois Tool Works common stock valued under the merger agreement at less than $55 for each share of Premark common stock. As noted, the pricing formula values Illinois Tool Works shares as an average of its closing prices over a 20-day trading period; the market value of the shares received by Premark stockholders in the merger on the date they are received may be higher or lower than the average price.

FAILURE TO QUALIFY FOR "POOLING-OF-INTERESTS" ACCOUNTING TREATMENT WOULD NEGATIVELY IMPACT REPORTED OPERATING RESULTS.

     If, after completion of the merger, the merger fails to qualify for "pooling-of-interests" accounting treatment, the purchase method of accounting will apply. Under that method, the estimated fair value of the shares of Illinois Tool Works common stock issued in the merger would be recorded as the cost of acquiring Premark. That cost would be allocated to the individual Premark assets acquired and liabilities according to their respective fair values with the excess being recorded as goodwill. This goodwill would then be amortized over its estimated useful life up to a maximum of 40 years.

     Purchase accounting treatment would have a material adverse effect on the reported operating results of Illinois Tool Works as compared to "pooling-of-interests" accounting treatment. The purchase accounting method requires charges to Illinois Tool Works' earnings for amortization of goodwill and, in all likelihood, increased depreciation and amortization charges relating to the excess of fair value of individual assets over their carrying values.

THE INTEGRATION OF PREMARK INTO ILLINOIS TOOL WORKS MAY BE DIFFICULT AND EXPENSIVE TO ACHIEVE AND MAY NOT RESULT IN THE BENEFITS CURRENTLY ANTICIPATED BY ILLINOIS TOOL WORKS.

     The merger will present challenges to management, including the integration of the operations, technologies and personnel of Illinois Tool Works and Premark, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

     Illinois Tool Works may not be able to integrate successfully or manage profitably Premark's businesses. Following the merger, Premark's businesses may not achieve sales levels, profitability or cost savings that justify the investment made by Illinois Tool Works. The acquisition, while expected to be accretive to earnings in future periods, may fail to be accretive or earnings accretion may occur later than planned.

EXPENSES RESULTING FROM THE MERGER WILL BE SUBSTANTIAL AND MAY AFFECT ILLINOIS TOOL WORKS' RESULTS OF OPERATIONS.

     We estimate that we will incur combined aggregate direct transaction costs of approximately $20 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants and other related costs. These one-time transaction costs will be charged to expenses upon completion of the merger. Following the merger, the combined company is expected to incur additional one-time charges related to contractual termination payments for Premark management of approximately

$35.3 million, net of related tax benefits. We cannot assure you that the combined company will not incur any other additional charges in connection with the merger.

THE PRICE OF ILLINOIS TOOL WORKS COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF PREMARK COMMON STOCK.

     Upon completion of the merger, holders of Premark common stock will become holders of Illinois Tool Works common stock. Illinois Tool Works' businesses differ from those of Premark. Illinois Tool Works' results of operations, as well as the price of Illinois Tool Works common stock, may be affected by factors different from those which affect Premark's results of operations and the price of Premark common stock. See "Market Prices and Dividend Information." For a discussion of Illinois Tool Works' and Premark's businesses and certain factors to consider in connection with their businesses, see Illinois Tool Works' Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Premark's Annual Report on Form 10-K for the fiscal year ended December 26, 1998, each of which is incorporated by reference in this proxy statement/prospectus.

                                 THE COMPANIES

ILLINOIS TOOL WORKS INC.

     Illinois Tool Works manufactures and markets a variety of products and systems that provide specific, problem-solving solutions for a diverse customer base worldwide. Illinois Tool Works has more than 400 operations in 36 countries and employs approximately 29,000 people. Illinois Tool Works' business units are divided into five segments:

     - engineered products-North America;

     - engineered products-international;

     - specialty systems-North America;

     - specialty systems-international; and

     - leasing and investments.

     Businesses in the engineered products-North America segment are located in North America and manufacture:

     - short lead-time components and fasteners; and

     - specialty products such as adhesives, resealable packaging and electronic component packaging.

     Businesses in the engineered products-international segment are located outside North America and manufacture:

     - short lead-time components and fasteners; and

     - specialty products such as electronic component packaging and adhesives.

     Businesses in the specialty systems-North America segment are located in North America and manufacture:

     - longer lead-time machinery and related consumables; and

     - specialty equipment for applications such as industrial spray coating, quality measurement and static control.

     Businesses in the specialty systems-international segment are located outside North America and manufacture:

     - longer lead-time machinery and related consumables; and

     - specialty equipment for applications such as industrial spray coating, as well as for other uses.

     The leasing and investment segment makes opportunistic investments in mortgage-related assets, leveraged and direct financing leases of equipment, properties and property development, and affordable housing.

     Additional information concerning Illinois Tool Works and its subsidiaries is included in the Illinois Tool Works documents filed with the Securities and Exchange Commission and incorporated in this proxy statement/prospectus by reference. See "Additional Information -- Where You Can Find More Information."

PREMARK INTERNATIONAL, INC.

     Premark is a multinational commercial and consumer products company that conducts its business in three business segments:

     - the food equipment group;

     - the decorative products group; and

     - the consumer products group.

     The food equipment group is composed primarily of Hobart Corporation and other subsidiaries of Premark engaged in the design, manufacture, distribution and service of commercial equipment for:

     - warewashing;

     - refrigerating;

     - cooking;

     - baking;

     - weighing and wrapping; and

     - food preparation.

     Wilsonart and Florida Tile make up the decorative products group. Wilsonart designs, manufactures and distributes decorative surfacing products for residential and commercial uses such as:

     - high-pressure laminate;

     - solid surfacing products; and

     - laminate flooring.

     Florida Tile manufactures glazed ceramic wall and floor tile products in a wide variety of sizes, shapes, colors and finishes that are suitable for residential and commercial uses.

     The consumer products group consists of West Bend and Precor. West Bend designs, manufactures and sells under the West Bend trademark small electric appliances such as bread makers, electric skillets, griddles, slow cookers and woks. West Bend also sells high quality cookware through direct sales channels under various trademarks.

     Precor manufactures aerobic and anaerobic physical fitness equipment, such as treadmills, elliptical cross-trainers and weight training equipment, and markets such equipment principally under the Precor trademark.

     Premark and its subsidiaries employ approximately 19,300 people who operate approximately 55 manufacturing facilities in nine countries and sell products worldwide.

     Additional information concerning Premark and its subsidiaries is included in the Premark documents filed with the Securities and Exchange Commission and incorporated in this proxy statement/prospectus by reference. See "Additional Information -- Where You Can Find More Information."

                            THE STOCKHOLDER MEETINGS

     Premark's board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Premark common stock for use at the Premark meeting. Illinois Tool Works' board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Illinois Tool Works common stock for use at the Illinois Tool Works meeting.

DATES, TIMES AND PLACES OF THE MEETINGS

         Date, Time and Place of the                                    Date, Time and Place of the
               Premark Meeting:                                        Illinois Tool Works Meeting:

              November 23, 1999                                              November 23, 1999
           9:30 a.m., Central time                                       11:00 a.m., Central time
  Premark International, Inc. Headquarters                             Harris Trust and Savings Bank
             1717 Deerfield Road                                              111 West Monroe
          Deerfield, Illinois 60015                                     Auditorium - 8th Floor West
                                                                          Chicago, Illinois 60603

PURPOSE OF THE PREMARK MEETING

     At the Premark meeting, Premark stockholders will be asked to consider and vote upon:

     - a proposal to adopt the merger agreement; and

     - such other business as may properly be brought before the Premark meeting.

     Premark's board of directors is not aware, as of the date of this proxy statement/prospectus, of any other matters that may properly come before the Premark meeting. If any such other matters properly come before the Premark meeting, or at a subsequent meeting following any adjournment or postponement of the Premark meeting, the persons named in Premark's proxy intend to vote proxies in accordance with their discretion on any such matters unless other instructions are given.

     Premark's board of directors carefully reviewed and considered the terms and conditions of the merger and concluded that the merger is in the best interests of Premark and its stockholders. ACCORDINGLY, PREMARK'S BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF ALL DIRECTORS OTHER THAN MR. FARRELL, WHO DID NOT PARTICIPATE IN ANY DELIBERATIONS WITH RESPECT TO THE MERGER, APPROVED AND DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDS THAT PREMARK STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

PURPOSE OF THE ILLINOIS TOOL WORKS MEETING

     At the Illinois Tool Works meeting, Illinois Tool Works stockholders will be asked to consider and vote upon:

     - a proposal to issue Illinois Tool Works common stock in the merger; and

     - such other business as may properly be brought before the Illinois Tool Works meeting.

     Based upon the number of shares of Premark common stock currently outstanding, plus employee stock options to acquire Premark common stock, and the formula in the merger agreement which determines the fraction of a share of Illinois Tool Works common stock to be issued in exchange for each share of Premark common stock, Illinois Tool Works expects to issue between approximately 39.5 million and 62.8 million shares of its common stock in the merger.

     Illinois Tool Works' board of directors is not aware, as of the date of this proxy statement/prospectus, of any other matters that may properly come before the Illinois Tool Works meeting. If any such other matters properly come before the Illinois Tool Works meeting, or at a subsequent meeting following any adjournment or postponement of the Illinois Tool Works meeting, the persons named in Illinois Tool Works' proxy intend to vote proxies in accordance with their discretion on any such matters unless other instructions are given.

     Illinois Tool Works' board of directors carefully reviewed and considered the terms and conditions of the merger and concluded that the merger is in the best interests of Illinois Tool Works and its stockholders. ACCORDINGLY, THE ILLINOIS TOOL WORKS BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING AT A MEETING AT WHICH A QUORUM OF DIRECTORS WAS PRESENT, APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ILLINOIS TOOL WORKS STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF ILLINOIS TOOL WORKS COMMON STOCK IN THE MERGER.

     The Illinois Tool Works meeting is being held solely to comply with the listing requirements of the New York Stock Exchange. If the number of Illinois Tool Works shares to be issued in the merger is less than 20% of the number of Illinois Tool Works shares outstanding at the time of the merger, then the New York Stock Exchange listing requirements will not require any vote by the stockholders of Illinois Tool Works. Illinois Tool Works reserves the right to cancel the Illinois Tool Works meeting at any time if it determines that no vote of the Illinois Tool Works stockholders is required under the New York Stock Exchange listing requirements.

VOTING RIGHTS OF STOCKHOLDERS; VOTES REQUIRED FOR APPROVAL

  Voting Rights of Premark Stockholders

     The record date to determine who is entitled to vote at the Premark meeting is October 11, 1999. Only holders of record of Premark common stock at the close of business on the record date are entitled to notice of, or to vote at, the Premark meeting. If your Premark common stock is registered in the name of a brokerage firm or trustee and you plan to attend the Premark meeting, you must obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares of Premark common stock in order to be admitted to the Premark meeting. You must bring that documentation to the meeting to attend. As of the record date, 61,427,603 shares of Premark common stock, and no shares of Premark capital stock other than common stock, were outstanding and entitled to vote.

     The Premark meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies. Unless revoked, proxies will remain valid following such adjournment or postponement.

     Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the Premark meeting for each share of Premark common stock held. A majority of the shares of Premark common stock outstanding on the record date represented in person or by proxy will constitute a quorum for consideration of such matters at the Premark meeting. Abstentions and broker non-votes will be counted as present or represented for the purpose of determining a quorum. If a quorum is present at the Premark meeting, under Delaware corporate law the affirmative vote of a majority of the shares of Premark common stock outstanding and entitled to vote is required to adopt the merger agreement. Abstentions and broker non-votes will have the effect of votes against the merger.

     PREMARK'S BOARD OF DIRECTORS URGES PREMARK STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING SELF-ADDRESSED STAMPED ENVELOPE OR VOTE BY TELEPHONE, FAX OR THE INTERNET AS SOON AS POSSIBLE.

     If you own stock or maintain multiple accounts under different names, for example, with and without a middle initial, you may receive more than one set of proxy statement/prospectus materials. To ensure that all of your shares of Premark common stock are voted, you must sign and return by mail every proxy card you receive.

  Voting Rights of Illinois Tool Works Stockholders

     The record date to determine who is entitled to vote at the Illinois Tool Works meeting is October 11, 1999. Only holders of record of Illinois Tool Works common stock at the close of business on the record date are entitled to notice of, or to vote at, the Illinois Tool Works meeting. If your Illinois Tool Works common stock is registered in the name of a brokerage firm or trustee and you plan to attend the meeting, you must obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares of Illinois Tool Works common stock in order to be admitted to the Illinois Tool Works meeting. You must bring that documentation to the meeting to attend. As of the record date, 250,674,938 shares of Illinois Tool Works common stock, and no shares of Illinois Tool Works capital stock other than common stock, were outstanding and entitled to vote.

     The Illinois Tool Works meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies. Unless revoked, proxies will remain valid following such adjournment or postponement.

     Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the Illinois Tool Works meeting for each share of Illinois Tool Works common stock then held. A majority of the shares of Illinois Tool Works common stock outstanding on the record date represented in person, or by proxy, will constitute a quorum for consideration of such matters at the Illinois Tool Works meeting. Abstentions and broker non-votes will be counted as present or represented for the purpose of determining a quorum. If a quorum is present at the Illinois Tool Works meeting, the affirmative vote of a majority of the shares of Illinois Tool Works common stock present and voting is required to approve the issuance of Illinois Tool Works common stock in connection with the merger. Abstentions and broker non-votes will not be counted in favor of the stock issuance proposal and will not be treated as votes cast on such proposal. Because the stock issuance proposal requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote and voting at the meeting, abstentions and broker non-votes will have no effect with respect to the stock issuance proposal, provided that a quorum is present.

     ILLINOIS TOOL WORKS' BOARD OF DIRECTORS URGES ILLINOIS TOOL WORKS STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING SELF-ADDRESSED STAMPED ENVELOPE OR VOTE BY TELEPHONE, FAX OR THE INTERNET AS SOON AS POSSIBLE.

     If you own stock or maintain multiple accounts under different names, for example, with and without a middle initial, you may receive more than one set of proxy statement/prospectus materials. To ensure that all of your shares of Illinois Tool Works common stock are voted, you must sign and return by mail every proxy card you receive.

GIVING AND REVOKING YOUR PROXY; SOLICITATION

     You may vote your shares either in person or by duly authorized proxy. By granting a proxy, the proxyholders named on the proxy card will vote your shares in accordance with your directions. If you grant a proxy without specifying how your shares should be voted, the proxyholders will follow Illinois Tool Works' board of directors' or Premark's board of directors' recommendation and vote your shares, in the case of Premark stockholders, FOR the adoption of the merger agreement and any amendments to the merger agreement, and, in the case of Illinois Tool Works stockholders, FOR the Illinois Tool Works proposal to issue Illinois Tool Works common stock in connection with the merger. By granting a proxy to vote FOR the proposal, Premark stockholders will be authorizing the voting of their shares in favor of the adoption of the merger agreement and any amendments to the merger agreement and to transact any other business that may come before the Premark meeting or any adjournments or postponements of the meeting. By granting a proxy to vote FOR the proposal, Illinois Tool Works stockholders will be authorizing the voting of their shares in favor of the approval of the issuance of Illinois Tool Works shares pursuant to the merger agreement and any amendments to the merger agreement and to transact any other business that may come before the Illinois Tool Works meeting or any adjournments or postponements of the meeting. If any other matters are properly presented for consideration at the Illinois Tool Works or Premark meeting, or any adjournments or postponements of the meeting, the proxyholders will have the discretion to vote in accordance with their best judgment.

     You may grant a proxy by:

     - signing and mailing your proxy card;

     - calling the toll-free number listed on your proxy card and following the recorded instructions;

     - faxing your proxy card to the telephone number listed on your proxy card; or

     - going to the Internet website listed on your proxy card and following the instructions provided.

     If your shares are not registered in your own name, the bank, broker or other institution holding your shares of Premark or Illinois Tool Works common stock may not offer telephone, fax or Internet proxy voting. If your proxy card does not include telephone, fax or Internet voting instructions, please complete and return your proxy card by mail. You may also cast your vote in person at the meeting.

  Mail

     To grant your proxy by mail, please complete the proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

  Telephone

     You may use the toll-free number listed on your proxy card to grant your proxy. You must have your proxy card ready. Call the toll-free number and:

     - enter the control number listed on the proxy card; and

     - follow the recorded instructions.

  Fax

     You may return your proxy card by fax. To do so, you must complete the proxy card and sign, date and fax it to the telephone number listed on the proxy card.

  Internet

     You may also use the Internet to grant your proxy. You must have your proxy card ready and:

     - go to the website listed on the proxy card and follow the instructions provided; and

     - enter the control number listed on the proxy card.

  In Person

     If you attend the Premark meeting or the Illinois Tool Works meeting in person, you may vote your shares of Premark or Illinois Tool Works common stock by completing a ballot at the meeting.

  Revocation of Proxy

     The giving of a proxy will not affect your right to vote your shares if you attend the Premark meeting or the Illinois Tool Works meeting and desire to vote in person. You may revoke a previously submitted proxy at any time before it is voted by delivering written notice of revocation to your company's corporate secretary, by executing a subsequently dated proxy that is received prior to the Premark meeting or the

Illinois Tool Works meeting or by voting in person at such meeting. Attendance at the Premark meeting or the Illinois Tool Works meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

  Solicitation

     In addition to soliciting proxies by mail, officers, directors and employees of Premark or Illinois Tool Works, without receiving any additional compensation, may solicit proxies by telephone, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Premark and Illinois Tool Works common stock held of record by those persons, and both companies will reimburse the brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Premark and Illinois Tool Works have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at an estimated cost of $20,000.

NO APPRAISAL RIGHTS

     Under Delaware corporate law, neither the holders of Premark common stock nor the holders of Illinois Tool Works common stock are entitled to dissenters' or appraisal rights in connection with the merger.

                      THE MERGER AGREEMENT AND THE MERGER

BACKGROUND OF THE MERGER

     In March 1999, W. James Farrell, Illinois Tool Works' chairman and chief executive officer, and a director of Premark, approached James M. Ringler, Premark's chairman, chief executive officer and president, about the possibility of a combination between Premark and Illinois Tool Works. Messrs. Farrell and Ringler engaged in occasional preliminary discussions about a possible combination between March 1999 and July 1999. In the second half of July 1999, Messrs. Farrell and Ringler first discussed possible terms of a stock-for-stock, "pooling-of-interests" transaction along the lines of the merger which Premark and Illinois Tool Works ultimately negotiated.

     At Premark's regularly scheduled board of directors meeting on August 4, 1999, Mr. Ringler, with Mr. Farrell having excused himself from the meeting, described the initial outlines of the transaction envisioned by Mr. Farrell. After that meeting, Messrs. Farrell and Ringler continued their discussions about a possible transaction. On August 6, 1999, Illinois Tool Works' board of directors met and discussed a possible transaction between Illinois Tool Works and Premark along the lines envisioned by Mr. Farrell.

     On August 25, 1999, Premark and Illinois Tool Works entered into a confidentiality agreement. On August 27, 1999, Premark's board of directors met to consider the status of the discussions with Illinois Tool Works. Mr. Ringler reviewed with Premark's board of directors his conversations with Mr. Farrell and the strategic and financial rationale for a possible transaction. The board also received a presentation from its financial advisor concerning Premark, Illinois Tool Works and the financial aspects of a potential combination, as well as a presentation from its legal advisors. Mr. Farrell, who had not been present at the meeting, was invited into the meeting for the purpose of describing Illinois Tool Works and its businesses and his view of Premark's fit with Illinois Tool Works.

     Beginning on August 30, 1999, and continuing until the merger agreement and stock option agreement were signed, representatives of each of Premark and Illinois Tool Works conducted a due diligence investigation of the other company, including the exchange of information regarding the businesses and operations of their respective companies.

     Mr. Ringler and Mr. Farrell met several times between August 31, 1999 and September 7, 1999 to negotiate aspects of the proposed business combination, in particular the consideration that would be received by Premark stockholders in the merger, including the pricing and tax treatment.

     Representatives of Illinois Tool Works and Premark negotiated the terms of the definitive agreements between August 31, 1999 and September 9, 1999.

     On September 9, 1999, Premark's board of directors met to consider the proposed transaction and agreements. Mr. Farrell did not attend Premark's board meeting. At Premark's board meeting, Mr. Ringler, representatives of Goldman Sachs and Premark's special counsel addressed the board about the business, financial, and legal implications, respectively, of a merger between Illinois Tool Works and Premark and the terms of the proposed agreements. During the meeting, representatives of Goldman Sachs informed the board that in the opinion of Goldman Sachs, as of September 9, 1999, the exchange ratio under the proposed merger agreement was fair, from a financial point of view, to Premark stockholders. After discussion, Premark's board of directors voted to approve and declare advisable the agreements and resolved to recommend that Premark stockholders vote for the adoption of the merger agreement at a stockholders meeting to be held for that purpose.

     Illinois Tool Works' board of directors also met on September 9, 1999 to consider the proposed transaction and agreements. At Illinois Tool Works' board meeting, members of Illinois Tool Works' management discussed with the board business, financial and legal aspects of the transaction and the agreements, and legal counsel discussed with the board the legal aspects of the transaction and the proposed agreements. After that discussion, Illinois Tool Works' board of directors voted to approve and declare advisable the agreements and resolved to recommend that Illinois Tool Works stockholders vote to approve the issuance of the Illinois Tool Works shares to be issued in the merger should stockholder approval of the issuance be required by New York Stock Exchange rules.

     Following Premark's board of directors meeting and Illinois Tool Works' board of directors meeting, the parties executed the merger agreement and the stock option agreement.

RECOMMENDATION OF PREMARK'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Premark's board of directors, in reaching its decision to approve the merger agreement, consulted with its legal counsel and financial advisor as well as with Premark's management and considered many factors, including the following material factors (the order does not reflect the relative significance):

     - Stockholder Value: the fact that the expected per share consideration to be received by Premark stockholders represents a premium of approximately 60% over the closing price per share of Premark common stock on September 9, 1999 ($34.25 per share), the last closing price prior to the announcement of the merger agreement (assuming the average closing price of Illinois Tool Works common stock under the merger agreement is between $66.33 and $89.73). The provisions of the merger agreement that specify the exchange ratio protect Premark stockholders from the effect of a decline in the price of Illinois Tool Works common stock within a certain range;

     - Attractive Strategy: the attractiveness of the merger as compared to other alternatives available to Premark, such as remaining an independent company or attempting to enhance Premark's business through the acquisition of, or merger with, other companies;

     - Experienced Management; Acquisition Success: the track record of the Illinois Tool Works management team generally in successfully operating diverse manufacturing businesses, and specifically in making frequent acquisitions, applying its management techniques to acquired businesses and improving the operating performance of such businesses;

     - Fairness Opinion: the presentation by and fairness opinion of Goldman Sachs to the effect that as of September 9, 1999, the exchange ratio under the merger agreement was fair, from a financial point of view, to Premark stockholders. See "-- Opinion of Premark's Financial Advisor." Goldman

       Sachs' fairness opinion is included as Annex B to this proxy statement/prospectus and we urge Premark stockholders to read it in its entirety;

     - Continuing Stake in Combined Company: the opportunity for Premark stockholders to continue as stockholders of a combined company with greater financial strength, global diversification and scale than Premark currently has;

     - Tax and Accounting Treatment: the expectation that the merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code (see "-- Material Federal Income Tax Considerations") and as a "pooling-of-interests" for financial accounting purposes (see
       "-- Anticipated Accounting Treatment"); and

     - Terms of the Merger Agreement: the terms and conditions of the merger agreement which provide Premark with a reasonable expectation that the merger will be completed, including the conditions to closing and the representations and warranties of each of the parties to the merger agreement, particularly the relatively high standard of materiality by which each party's representations and warranties are generally qualified.

     Premark's board also considered a number of potentially negative factors in its deliberations concerning the merger, including the following material drawbacks and risks (the order does not reflect the relative significance):

     - the risk that the benefits in the operating performance of Premark's businesses that are sought to be achieved in connection with the merger will not be achieved;

     - the risk that, should there be a large decrease in the market value of Illinois Tool Works common stock, the value of the consideration to be received by Premark stockholders in the merger could decline; in this regard, the merger agreement does not provide either party a right of termination based on a decline, or an increase, in the market price of Illinois Tool Works common stock;

     - the risk that the merger will not be completed and the potential effects the failure to complete the merger might have on the business, employees and customers of Premark;

     - the risk that although the merger agreement gives Premark the right to terminate such agreement if a superior proposal for a business combination with Premark is made, the termination fee provisions of the merger agreement would have the effect of discouraging such a proposal. In addition, Premark's board of directors considered the risk that the stock option agreement would have the effect of precluding any alternative business combination with Premark from being accounted for as a "pooling-of-interests," which would be an impediment to alternative business combination proposals. Premark's board of directors accepted these provisions as a means to obtain other terms (principally the exchange ratio) that are favorable to Premark, and did not believe that such terms could be otherwise obtained in the negotiations with Illinois Tool Works; and

     - the matters described under "Risk Factors" in this proxy statement/prospectus.

     This summary is not meant to be an exhaustive description of the information and factors considered by Premark's board of directors but is believed to include all material factors that the board considered. In view of the wide variety of factors considered by Premark's board of directors, it was not possible to quantify or to give relative weights to the various factors, particularly as each director may have assigned different weight to different factors. Premark's board of directors considered all these factors as a whole, and concluded that the merger overall was fair to, and in the best interests of, Premark and its stockholders.

RECOMMENDATION OF ILLINOIS TOOL WORKS' BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Illinois Tool Works' board of directors, in reaching its decision to approve the merger agreement, consulted with its legal counsel as well as Illinois Tool Works' management and considered many factors, including the following material factors (the order does not reflect the relative significance):

     - Growth Through Diversifying Acquisitions: Growth through diversifying acquisitions, both large and small, has been a key element of Illinois Tool Works' business plan for many years. Prior to the proposed transaction with Premark, Illinois Tool Works has implemented this strategy through several major diversifying acquisitions including (1) the acquisition of Signode in the field of industrial packaging, (2) the acquisition of Ransburg in the field of industrial spray finishing, and
       (3) the acquisition of Miller Electric in the field of welding equipment. As with these three acquisitions, the merger with Premark would add to Illinois Tool Works' already well-diversified portfolio of products. Product diversification helps make Illinois Tool Works' revenue and earnings growth more predictable, particularly during times of economic recession.

     - Complementary Businesses: Premark is similar to and complementary with Illinois Tool Works' other businesses. The factors that make Premark a "good strategic fit" include:

        -- Premark is an innovative designer and established manufacturer of products and systems that are targeted to commercial customers, the type of customers for many of Illinois Tool Works' other products;

          -- Premark has a long-standing reputation for developing products of the type Illinois Tool Works produces with well-known brand names, strong market positions and well-defined distribution channels;

          -- Premark products have a high degree of value-added engineering, like many of Illinois Tool Works' existing product lines; and

          -- Premark operates in a decentralized manner, and its businesses are entrepreneurial, which is similar to the way Illinois Tool Works is organized.

     - Improvement of Operating Margins: Illinois Tool Works believes that it can increase Premark's operating margins over the long term by introducing Illinois Tool Works' proven engineering and manufacturing expertise to Premark's business.

OPINION OF PREMARK'S FINANCIAL ADVISOR

     Premark retained Goldman Sachs pursuant to a letter agreement, dated August 2, 1999, to act as financial advisor in connection with a possible merger transaction involving Illinois Tool Works. Goldman Sachs is a nationally recognized investment banking firm and was selected by Premark based on the firm's reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses, as well as its prior investment banking relationship with Premark. On September 9, 1999, at the meeting of Premark's board of directors, Goldman Sachs delivered to Premark's board of directors its oral opinion (which was subsequently confirmed in a written opinion dated as of September 9, 1999) that, as of such date and based on and subject to the matters set forth therein, the exchange ratio was fair from a financial point of view to the holders of Premark common stock.

     You should consider the following when reading the discussion of Goldman Sachs' opinion in this document:

     - We urge you to read carefully the entire opinion of Goldman Sachs, which is set forth in Annex B of this proxy statement/prospectus and is incorporated herein by reference.

     - Goldman Sachs' advisory services and opinion were provided to Premark's board of directors for its information in its consideration of the merger and the opinion was directed only to the fairness of the exchange ratio from a financial point of view to the holders of the outstanding shares of Premark common stock.

     - Goldman Sachs' opinion does not constitute a recommendation to any holder of Premark common stock as to how to vote on the merger or any related matter.

     Although Goldman Sachs evaluated the fairness, from a financial point of view, of the exchange ratio to the holders of Premark common stock, the exchange ratio itself was determined by Premark and Illinois Tool Works through arm's-length negotiations. Premark did not provide specific instructions to, or place any limitations on, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or providing its opinion.

     In connection with its opinion, Goldman Sachs reviewed, among other things, the following:

     - the merger agreement;

     - the Annual Reports to Stockholders and Annual Reports on Form 10-K of Premark and Illinois Tool Works for each of the previous five years;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Premark and Illinois Tool Works;

     - certain other communications from Premark and Illinois Tool Works to their respective stockholders; and

     - certain internal financial analyses and forecasts for Premark and Illinois Tool Works prepared by their respective managements.

     Goldman Sachs also held discussions with members of the senior management of Premark and Illinois Tool Works regarding the past and current business operations, financial condition and future prospects of each company. In addition, Goldman Sachs reviewed the reported price and trading activity for Premark common stock and Illinois Tool Works common stock, compared certain financial and stock market information for Premark and Illinois Tool Works with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food equipment industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, because Illinois Tool Works did not prepare internal forecasts beyond the current fiscal year, Goldman Sachs' review of such information was limited to discussions with senior managers of Illinois Tool Works regarding research analysts' estimates for Illinois Tool Works.

     In connection with Goldman Sachs' role as financial advisor to Premark, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition or other business combination with Premark.

     Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities of Premark or Illinois Tool Works or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of Premark's board of directors, that the transaction contemplated by the merger agreement will be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Premark, having provided investment banking and financial advisory services to Premark from time to time, including having acted as lead managing underwriter of a public offering of $150,000,000 aggregate principal amount of 6.875% Notes due November 15, 2008 of Premark in November 1998 and having acted as its financial adviser in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Premark and Illinois Tool Works for its own account or the accounts of customers.

     The following is a summary of the material financial analyses used by Goldman Sachs in reaching its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about September 9, 1999 and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Goldman Sachs. The summary of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY GOLDMAN SACHS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT DESCRIBE COMPLETELY THE FINANCIAL ANALYSES.

     Historical Stock Performance; Estimated Transaction Premiums. Goldman Sachs reviewed the weekly indexed historical prices for shares of Premark common stock and Illinois Tool Works common stock during the period from September 6, 1996 to September 3, 1999, as compared to industry indices. Goldman Sachs also reviewed the recent and historical prices and trading volume for shares of Premark common stock and Illinois Tool Works common stock. Goldman Sachs reviewed estimated premiums for the merger based on a price per share of Premark common stock of $55.00. Such price represented a premium of approximately 60.9% to the price of Premark common stock on the close of business on September 8, 1999, a premium of approximately 101.8% to the lowest closing trading price of Premark common stock during the 52-week period ending on September 8, 1999 and a premium of approximately 41.9% to the highest closing trading price of Premark common stock during the 52 weeks ending on September 8, 1999.

     Analysis of Selected Publicly Traded Companies. Goldman Sachs reviewed certain financial, market and operating information of Premark with corresponding data for four groups of companies (collectively, the "Premark Selected Companies"): a group of commercial food equipment companies, consisting of Hussmann, Manitowoc, Maytag, Specialty Equipment and Whirlpool; a group of building products companies, consisting of American Standard, Armstrong World Industries, Congoleum, Dal-Tile, Masco, Stanley Works and TJ International; a group of consumer products companies, consisting of Black & Decker, Nacco, National Presto, Sunbeam and Windmere-Durable; and a group of fitness equipment companies, consisting of Brunswick, Cybex International, Callaway Golf, Cannondale, Delta Woodside, Huffy and K2. The following table sets forth the values for Premark, and the ranges and medians for each group of Premark Selected Companies, of:

     (1) the closing price, on September 8, 1999, as a percentage of the 52-week high;

     (2) multiples of levered market capitalization (including preferred stock) ("Levered Market Capitalization") to each of the latest twelve months ("LTM") sales and the LTM earnings before interest expense, income taxes and depreciation and amortization ("EBITDA");

     (3) market price to earnings ("P/E") multiples for the calendar years 1999 and 2000, based on earnings estimates reported by the Institutional Brokers Estimate System ("IBES") as of September 8, 1999;

     (4) the LTM EBITDA margin (excluding extraordinary items, restructuring costs, write-offs and other income not related to regular operations);

     (5) the projected five-year earnings per share compound annual growth as estimated by IBES (the "IBES Growth Rate");

     (6) the ratio of 2000 P/E to the IBES Growth Rate; and

     (7) the ratio of the 1999 P/E to the S&P 500 P/E multiple.

                                                                  RANGE       MEDIAN   PREMARK
                                                              -------------   ------   -------
% OF 52 WEEK HIGH
------------------------------------------------------------
Commercial Food Equipment Comparables.......................    70.3%-92.8%    83.9%
Building Products Comparables...............................    57.6%-98.5%    69.9%
Consumer Products Comparables...............................    54.3%-90.3%    66.7%
Fitness Equipment Comparables...............................    47.5%-87.7%    60.8%
Premark.....................................................                            88.2%

MULTIPLES OF LEVERED MARKET CAPITALIZATION TO SALES
------------------------------------------------------------
Commercial Food Equipment Comparables.......................      0.7x-1.5x     1.2x
Building Products Comparables...............................      0.4x-2.7x     1.0x
Consumer Products Comparables...............................      0.4x-1.4x     0.9x
Fitness Equipment Comparables...............................      0.2x-1.1x     0.6x
Premark.....................................................                             0.8x

MULTIPLES OF LEVERED MARKET CAPITALIZATION TO EBITDA
------------------------------------------------------------
Commercial Food Equipment Comparables.......................     6.5x- 8.9x     8.0x
Building Products Comparables...............................     3.8x-14.4x     7.4x
Consumer Products Comparables...............................     2.8x-10.2x     6.5x
Fitness Equipment Comparables...............................     4.2x-11.6x     5.5x
Premark.....................................................                             6.5x

P/E MULTIPLES: 1999E
------------------------------------------------------------
Commercial Food Equipment Comparables.......................    10.8x-15.6x    14.2x
Building Products Comparables...............................     7.4x-20.0x    12.1x
Consumer Products Comparables...............................     8.3x-16.6x    13.1x
Fitness Equipment Comparables...............................     4.6x-18.2x     9.6x
Premark.....................................................                            13.7x

P/E MULTIPLES: 2000E
------------------------------------------------------------
Commercial Food Equipment Comparables.......................     9.2x-13.9x    12.8x
Building Products Comparables...............................     5.7x-16.8x    10.9x
Consumer Products Comparables...............................     6.7x-54.5x    12.0x
Fitness Equipment Comparables...............................     8.3x-13.1x     9.3x
Premark.....................................................                            12.2x

LTM EBITDA MARGINS
------------------------------------------------------------
Commercial Food Equipment Comparables.......................    11.1%-17.1%    16.1%
Building Products Comparables...............................    11.1%-18.7%    15.0%
Consumer Products Comparables...............................     9.0%-19.8%    12.8%
Fitness Equipment Comparables...............................     4.9%-13.5%     9.3%
Premark.....................................................                            12.0%

IBES 5 YR GROWTH RATE
------------------------------------------------------------
Commercial Food Equipment Comparables.......................    10.5%-15.0%    15.0%
Building Products Comparables...............................     8.0%-15.0%    12.0%
Consumer Products Comparables...............................    12.0%-15.0%    15.0%
Fitness Equipment Comparables...............................    12.0%-17.0%    15.0%
Premark.....................................................                            13.0%

                                                                  RANGE       MEDIAN   PREMARK
                                                              -------------   ------   -------
RATIO OF 2000 P/E TO 5 YR GROWTH RATE
Commercial Food Equipment Comparables.......................      0.8x-1.1x     0.9x
Building Products Comparables...............................      0.6x-1.1x     1.0x
Consumer Products Comparables...............................      0.6x-4.5x     1.0x
Fitness Equipment Comparables...............................      0.5x-1.1x     0.7x
Premark.....................................................                             0.9x
RATIO OF 1999 P/E TO S&P 500 P/E MULTIPLE
Commercial Food Equipment Comparables.......................    33.8%-49.0%    44.7%
Building Products Comparables...............................    23.4%-62.7%    38.1%
Consumer Products Comparables...............................    26.2%-52.2%    41.2%
Fitness Equipment Comparables...............................    14.5%-57.2%    28.6%
Premark.....................................................                            43.0%

     Projected earnings per share and compound annual growth rate were based on IBES estimates. LTM sales and EBITDA, and Levered Market Capitalization were based on publicly available information.

     Goldman Sachs also reviewed certain financial, market and operating information of Illinois Tool Works with corresponding data for three groups of companies (collectively, the "Illinois Tool Works Selected Companies"): a group of premier industrial companies, consisting of General Electric, Emerson Electric and Tyco; a group of multi-industry companies, consisting of Allied Signal, Dover, Textron and United Technologies; and a group of diversified industrial companies, consisting of American Standard, Black & Decker, Cooper Industries, Crane, Dana, Danaher, Ingersoll Rand, Johnson Controls, Pentair, Rockwell, U.S. Industries and York International. The following table sets forth the values for Illinois Tool Works and the ranges and medians for each group of Illinois Tool Works Selected Companies of:

     (1) the closing price, on September 8, 1999, as a percentage of the 52-week high;

     (2) multiples of Levered Market Capitalization to each of the LTM sales and the LTM EBITDA;

     (3) P/E multiples for the calendar years 1999 and 2000, based on earnings estimates reported by IBES as of September 8, 1999;

     (4) the LTM EBITDA margin (excluding extraordinary items, restructuring costs, write-offs and other income not related to regular operations);

     (5) the IBES Growth Rate;

     (6) the ratio of 2000 P/E to the IBES Growth Rate; and

     (7) the ratio of the 1999 P/E to the S&P 500 P/E multiple.

                                                                                    ILLINOIS TOOL
                                                               RANGE       MEDIAN       WORKS
                                                            ------------   ------   -------------
% OF 52 WEEK HIGH
Premier Industrial Comparables............................   90.9%-99.9%   96.8%
Multi-Industry Comparables................................   82.1%-95.5%   90.7%
Diversified Industrial Comparables........................   73.1%-92.3%   85.5%
Illinois Tool Works.......................................                              97.2%
MULTIPLES OF LEVERED MARKET CAPITALIZATION TO SALES
Premier Industrial Comparables............................     2.2x-6.6x    6.3x
Multi-Industry Comparables................................     1.2x-2.5x    1.7x
Diversified Industrial Comparables........................     0.5x-2.8x    1.0x
Illinois Tool Works.......................................                               3.6x

                                                                                    ILLINOIS TOOL
                                                               RANGE       MEDIAN       WORKS
                                                            ------------   ------   -------------
MULTIPLES OF LEVERED MARKET CAPITALIZATION TO EBITDA
Premier Industrial Comparables............................   11.3x-28.9x   17.1x
Multi-Industry Comparables................................    9.8x-15.3x   11.4x
Diversified Industrial Comparables........................    5.8x-16.3x    7.8x
Illinois Tool Works.......................................                              15.6x
P/E MULTIPLES: 1999E
Premier Industrial Comparables............................   21.2x-37.5x   30.9x
Multi-Industry Comparables................................   20.0x-24.4x   23.2x
Diversified Industrial Comparables........................    9.8x-31.9x   15.4x
Illinois Tool Works.......................................                              26.6x
P/E MULTIPLES: 2000E
Premier Industrial Comparables............................   19.6x-32.9x   24.2x
Multi-Industry Comparables................................   17.5x-21.0x   20.0x
Diversified Industrial Comparables........................    8.5x-27.9x   13.0x
Illinois Tool Works.......................................                              23.8x
LTM EBITDA MARGINS
Premier Industrial Comparables............................   19.8%-38.8%   21.9%
Multi-Industry Comparables................................   12.3%-17.5%   14.5%
Diversified Industrial Comparables........................    8.0%-20.1%   13.8%
Illinois Tool Works.......................................                              23.0%
EPS 5 YR GROWTH RATE
Premier Industrial Comparables............................   10.5%-20.0%   13.0%
Multi-Industry Comparables................................   13.0%-15.0%   14.0%
Diversified Industrial Comparables........................   10.0%-16.5%   12.0%
Illinois Tool Works.......................................                              13.0%
RATIO OF 2000 P/E TO 5 YR GROWTH RATE
Premier Industrial Comparables............................     1.2x-2.5x    1.9x
Multi-Industry Comparables................................     1.3x-1.5x    1.4x
Diversified Industrial Comparables........................     0.6x-1.7x    1.0x
Illinois Tool Works.......................................                               1.8x
RATIO OF 1999 P/E TO S&P 500 P/E MULTIPLE
Premier Industrial Comparables............................  66.5%-117.9%   97.2%
Multi-Industry Comparables................................  62.8%- 76.6%   73.0%
Diversified Industrial Comparables........................  30.7%-100.2%   49.5%
Illinois Tool Works.......................................                              83.5%

     Projected earnings per share and compound annual growth rate were based on IBES estimates. LTM sales and EBITDA, and Levered Market Capitalization were based on publicly available information.

     Analysis of Selected Transactions: Goldman Sachs reviewed the financial terms, to the extent publicly available, of selected pending or completed mergers and acquisitions transactions since December 1993 in the food equipment industry (the "Food Equipment Industry Selected Transactions"). Goldman Sachs based this analysis on publicly available information for each of the Food Equipment Industry Selected Transactions. The transactions involved were:
Berisford/Scotsman; York International/Sabroe Refrigeration; Maytag/Jade Range; Hussmann International/Koxka; TI Group/EIS Group; United Technologies/Tyler; Sidel/Gebo Industries; Whirlpool/Brasmotor; Manitowoc/Servend International; Maytag/Blodgett; Scotsman/Kysor; FMC/Frigoscandia Equipment; Manitowoc/Shannon Group; Berisford/Welbilt; Welbilt/Lincoln Foodservice Products; and Scotsman/Delfield/Whitlenge. Goldman Sachs calculated the multiple of levered consideration (equity consideration plus net debt) ("Levered

Consideration") to sales, EBITDA and earnings before interest expense and income taxes ("EBIT") for the Food Equipment Industry Selected Transactions for which the relevant information to make such calculations was publicly available. The ranges, medians and means of such multiples for such transactions are set forth in the following table:

                                                                RANGE      MEDIAN   MEAN
                                                              ----------   ------   -----
Levered Consideration as a multiple of Sales................   0.5x-4.1x    1.1x     1.3x
Levered Consideration as a multiple of EBITDA...............  5.9x-10.5x    8.6x     8.3x
Levered Consideration as a multiple of EBIT.................  7.5x-23.3x   11.6x    12.8x

     Goldman Sachs also reviewed the financial terms, to the extent publicly available, of selected pending or completed mergers and acquisitions transactions since October 1992 involving general industrial companies (the "General Industrial Selected Transactions"). Goldman Sachs based this analysis on publicly available information for each of the General Industrial Selected Transactions. The transactions involved were: Allied Signal/Honeywell; B.F. Goodrich/Coltec Industries; General Electric/Reltec; Eaton/ Aeroquip-Vickers; Tyco International/AMP; United Technologies/Sundstrand; Siebe/BTR; ABB Transportation/Elsag Bailey Process; SPX/General Signal; Framatome Connectors International/Berg Electronics; Continental AG/ITT Industries -- Automotive Brake and Chassis Division; Schlumberger Technology/Camco International; United States Filter/Culligan Water Technologies; B.F. Goodrich/Rohr; Ingersoll-Rand/Thermo King; KKR/Amphenol; Tyco International/Keystone International; Ingersoll-Rand/Clark Equipment; Rockwell/Reliance Electric; and Emerson Electric/Fisher Controls International. Goldman Sachs calculated the multiples of Levered Consideration to sales, EBITDA and EBIT, as well as the premiums (based on the premiums of the average 30-day trading price (prior to announcement)) for such General Industrial Selected Transactions for which the relevant information to make such calculations was publicly available. The ranges, medians and means of such multiples and the premiums are set forth in the following table:

                                                                 RANGE       MEDIAN   MEAN
                                                              ------------   ------   -----
Levered Consideration as a multiple of Sales................     0.9x-2.9x    1.8x     1.7x
Levered Consideration as a multiple of EBITDA...............    7.4x-16.3x   10.1x    10.6x
Levered Consideration as a multiple of EBIT.................    6.6x-26.2x   15.1x    15.1x
Premium.....................................................   14.1%-90.4%   38.4%    43.3%

     Analysis of Implied Transaction Multiples. Goldman Sachs also reviewed certain implied multiples for the merger, each based on a price per share of Premark common stock of $55.00. Such implied transaction multiples included: (1) Levered Consideration as a multiple of revenues, EBITDA and EBIT, and (2) equity value as a multiple of net income. The following table presents the values of such multiples:

Levered Consideration as a multiple of:
                                                         1998 Revenues          1.4x
                                                         LTM Revenues           1.3x
                                                         1999E Revenues         1.3x
Levered Consideration as a multiple of:
                                                         1998 EBITDA           12.1x
                                                         LTM EBITDA            11.1x
                                                         1999E EBITDA          10.2x
Levered Consideration as a multiple of:
                                                         1998 EBIT             16.2x
                                                         LTM EBIT              14.9x
                                                         1999E EBIT            13.7x

Equity Value as a multiple of:
                                                         1998 Net Income       26.9x
                                                         LTM Net Income        24.9x
                                                         1999E Net Income      22.7x
                                                         2000E Net Income      20.2x

     Estimates of revenues, EBITDA, EBIT and net income in the foregoing tables are based on Premark management estimates. Equity values are calculated on a fully-diluted basis, including options and share equivalents. Levered Consideration includes net debt as of June 30, 1999.

     Discounted Cash Flow Analysis. Based on internal estimates of the management of Premark, Goldman Sachs performed a discounted cash flow analysis of Premark on a stand-alone basis. The estimated future cash flows were based on the financial projections for Premark for the years 1999 through 2002. The terminal values of Premark were calculated based on projected EBITDA multiples for 2002 of 6.0x to 10.0x and a range of discount rates of 10.0% to 14.0%. Based on these parameters, Goldman Sachs calculated Premark's per share equity value to range from $36.34 to $64.76.

     Contribution Analysis. Goldman Sachs analyzed the relative contributions of Premark and Illinois Tool Works to the pro forma income statement of the combined company, based, in the case of Premark, on management projections and, in the case of Illinois Tool Works, on various research reports. The analysis showed that on a pro forma combined basis (excluding (1) the effect of any synergies of the merger and (2) non-recurring expenses relating to the merger) Premark and Illinois Tool Works would account for approximately the following percentages of the combined company for the following:

                                                             PREMARK   ILLINOIS TOOL WORKS
                                                             -------   -------------------
1998 Sales.................................................   32.7%           67.3%
1999E Sales................................................   31.5%           68.5%
2000E Sales................................................   31.8%           68.2%
1998 EBITDA................................................   19.7%           80.3%
1999E EBITDA...............................................   20.4%           79.6%
2000E EBITDA...............................................   20.5%           79.5%
1998 EBIT..................................................   17.9%           82.1%
1999E EBIT.................................................   18.7%           81.3%
2000E EBIT.................................................   18.7%           81.3%
1998 Net Income............................................   16.8%           83.2%
1999E Net Income...........................................   17.6%           82.4%
2000E Net Income...........................................   17.6%           82.4%

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses is directly comparable to Premark or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Premark board of directors as to the fairness of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Premark, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Goldman Sachs to the Premark board of directors was among many factors taken into consideration by the Premark board of directors in making its determination to approve the merger agreement.

     Pursuant to Goldman Sachs' engagement letter, Premark has agreed to pay Goldman Sachs, as compensation for Goldman Sachs' services as financial advisor to Premark in connection with the merger, a transaction fee equal to $14.0 million payable at the effective time of the merger. Premark has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the fees and disbursements of its attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws.

                            ------------------------

     Set forth below is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the merger.

STRUCTURE OF THE MERGER

     At the effective time of the merger, Merger Sub will merge with and into Premark and the separate corporate existence of Merger Sub will end. Premark will be the surviving corporation in the merger and will be a wholly owned subsidiary of Illinois Tool Works.

WHEN THE MERGER BECOMES EFFECTIVE

     On the second business day following the date the last of the closing conditions to the merger is fulfilled or waived, or such other time and date as Illinois Tool Works and Premark may agree, we will file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time and on the date on which we file the certificate of merger or such other time upon which we agree and specify in the certificate of merger. That time is the "effective time of the merger."

CONVERSION OF STOCK, STOCK OPTIONS AND OTHER AWARDS

     At the effective time of the merger, each share of Premark common stock issued and outstanding immediately prior to the effective time of the merger (but not including shares of Premark common stock that are owned by Illinois Tool Works, Merger Sub or any other direct or indirect subsidiary of Illinois Tool Works or shares of Premark common stock that are owned by Premark or any direct or indirect subsidiary of Premark) will be converted into and become exchangeable for the fraction of a share of Illinois Tool Works common stock equal to:

     - if the Illinois Tool Works average price is equal to or greater than $66.33 but less than or equal to $89.73, the result, calculated to four decimal places, of $55.00 divided by the Illinois Tool Works average price;

     - if the Illinois Tool Works average price is greater than $89.73 but less than $101.44, the result, calculated to four decimal places, of

       [$55.00 + {.3065 (Illinois Tool Works average price - $89.73)}] / Illinois Tool Works average price;

     - if the Illinois Tool Works average price is less than $66.33 but greater than $54.62, the result, calculated to four decimal places, of

       [$55.00 - {.4146 ($66.33 - Illinois Tool Works average price)}] / Illinois Tool Works average price;

     - .5776 if the Illinois Tool Works average price is greater than or equal to $101.44; or

     - .9181 if the Illinois Tool Works average price is less than or equal to $54.62.

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

     For purposes of these calculations, "the Illinois Tool Works average price" means the average of the closing price per share of Illinois Tool Works common stock on the New York Stock Exchange, as reported in The Wall Street Journal, New York City edition, on the 20 New York Stock Exchange trading days ending on the second business day before the effective time of the merger. The Illinois Tool Works average price will be rounded to the nearest cent.

     If, before the effective time of the merger, Illinois Tool Works or Premark declares or effects a reclassification, stock split (including a reverse split), or stock dividend or stock distribution with respect to its shares, or a stock dividend or stock distribution, or any similar transaction occurs relating to its shares, the exchange ratio will be equitably adjusted to reflect that event.

     Each option to purchase Premark common stock granted under Premark's stock plans that is outstanding and unexercised at the time the Premark stockholders adopt the merger agreement will vest and, if not exercised prior to the effective time of the merger, will be converted automatically at the effective time of the merger into a vested option to purchase the same number of shares of Illinois Tool Works common stock as the holder of the option would have been entitled to receive in the merger had the holder exercised the option immediately prior to the merger. After conversion, the exercise price per Illinois Tool Works common share subject to each option will equal its pre-conversion exercise price per share of Premark common stock, divided by the number equal to the fraction of a share of Illinois Tool Works common stock to be issued for each share of Premark common stock.

     For a description of Illinois Tool Works common stock and a description of the differences between the rights of holders of Illinois Tool Works common stock and Premark common stock, see "Comparison of Rights of Illinois Tool Works Stockholders and Premark Stockholders."

FRACTIONAL SHARES

     No fractional shares of Illinois Tool Works common stock will be issued in the merger. Instead of issuing fractional shares of Illinois Tool Works common stock, Illinois Tool Works will pay cash, without interest, in an amount equal to such fraction, rounded to the nearest one-hundredth of a share, multiplied by the average closing price per share of Illinois Tool Works common stock as reported in The Wall Street Journal, New York City edition, on the five trading days immediately before the effective time of the merger.

EXCHANGE PROCEDURES

     At or prior to the effective time of the merger, Illinois Tool Works will deposit with the exchange agent, Harris Trust and Savings Bank, in trust for the benefit of the holders of Premark shares, certificates representing shares of Illinois Tool Works common stock issuable under the merger agreement and an amount of cash sufficient to pay cash in lieu of fractional shares. Illinois Tool Works will make sufficient funds available to the exchange agent from time to time as needed to pay cash in respect of dividends or other distributions on unexchanged shares.

     If you have a Premark stock certificate, then promptly after the merger takes place, but in no event later than three business days following the date of the merger, Harris Trust and Savings Bank will send you a letter of transmittal for you to use in exchanging your Premark common stock certificates for certificates representing shares of Illinois Tool Works common stock. YOU SHOULD NOT SEND IN YOUR PREMARK COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL. If you own Premark common stock through a broker, Premark's employee benefit plans or other arrangement where you do not hold a Premark certificate, then your stock certificates will be exchanged for certificates representing Illinois Tool Works common stock and cash in lieu of fractional shares based on the exchange ratio without any action by you.

     If any certificates for shares of Illinois Tool Works common stock are to be issued in a name other than that in which the Premark stock certificate surrendered in exchange therefor is registered, the person requesting such exchange must (1) pay any transfer or other taxes required by reason thereof or
(2) establish to the satisfaction of Illinois Tool Works or Harris Trust and Savings Bank that such tax has been paid or is not applicable.

     Harris Trust and Savings Bank will deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as Harris Trust and Savings Bank is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are withheld by Harris Trust and Savings Bank, the withheld amounts shall be treated for purposes of the merger agreement as having been paid to the person in respect of whom the deduction and withholding was made by Harris Trust and Savings Bank.

     If Illinois Tool Works declares a dividend or distribution with a record date at or after the effective time of the merger, the declaration will include dividends and distributions in respect of shares of Illinois Tool Works common stock issued in the merger. If you have a Premark stock certificate, until you surrender that certificate for exchange after the effective time of the merger, you will not be paid dividends or other distributions declared with a record date after the effective time of the merger, but with a payment date on or before you surrender your certificate, with respect to shares of Illinois Tool Works common stock into which your shares of Premark common stock have been converted. When you surrender your certificates, any such unpaid dividends or other distributions will be paid to you, subject to applicable abandoned property, escheat or similar laws. No interest will be paid or accrued on cash to be paid instead of fractional shares, unpaid dividends or distributions, if any, payable to holders of Premark common stock certificates. Registered holders of unsurrendered Premark common stock certificates, subject to applicable abandoned property, escheat or similar laws, will be entitled to vote after the effective time of the merger at any meeting of Illinois Tool Works stockholders with a record date at or after the effective time of the merger the number of whole shares of Illinois Tool Works common stock represented by such Premark common stock certificates, regardless of whether such holders have exchanged their Premark common stock certificates. None of Illinois Tool Works, Premark or Harris Trust and Savings Bank, or any other person, will be liable to any former holder of Premark common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     After the effective time of the merger, there will be no transfers on the Premark stock transfer books of shares of Premark common stock. If, after the effective time, valid Premark stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged as described above to the extent allowed by applicable law.

     If a certificate for Premark common stock has been lost, stolen or destroyed, Illinois Tool Works will issue the consideration properly payable in accordance with the merger agreement upon receipt of an affidavit of the claimant to the effect that the certificate has been lost, stolen or destroyed, and (1) a reasonable undertaking to indemnify Illinois Tool Works or Premark, if Illinois Tool Works believes that the person providing the indemnity is sufficiently creditworthy, or (2) the posting by the claimant of an indemnity bond customarily required by Illinois Tool Works, in each case in respect of the certificate at issue.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of each of Premark, Illinois Tool Works and Merger Sub as to, among other things:

     - the corporate organization, existence, good standing and qualification to do business of such company and its subsidiaries;

     - its capitalization;

     - its corporate power and authority to execute, deliver and perform the merger agreement and, in the case of Premark, the stock option agreement, and to complete the merger;

     - required governmental and third-party approvals;

     - its financial statements and filings with the Securities and Exchange Commission;

     - changes in its business since the end of its prior fiscal year;

     - litigation and liabilities;

     - its compliance with applicable laws, including environmental laws;

     - qualification of the merger for "pooling-of-interests" accounting treatment and as a reorganization under the Internal Revenue Code; and

     - tax returns and tax payment.

     The merger agreement also contains representations and warranties of Premark as to, among other things:

     - the approval by Premark's board of directors of the merger agreement, the stock option agreement and the merger;

     - the receipt by Premark's board of directors of the opinion of Goldman Sachs to the effect that the fraction of a share of Illinois Tool Works common stock issuable in respect of each share of Premark common stock in the merger is fair to holders of Premark common stock from a financial point of view;

     - Premark's employee benefits plans;

     - Premark's taking all appropriate and necessary actions to render inapplicable to the merger Delaware's interested stockholder business combination law, other state takeover statutes and the interested stockholder business combination provisions of Premark's certificate of incorporation;

     - Premark's relationships with its employees;

     - Premark's significant agreements;

     - Premark's adoption of an amendment to its rights agreement as described under "Comparison of Rights of Illinois Tool Works Stockholders and Premark Stockholders -- Stockholder Rights Agreement";

     - brokers and finders;

     - its preparedness with respect to Year 2000 compliance; and

     - Premark's intellectual property.

CONDUCT OF BUSINESS COVENANTS

     The merger agreement provides that, subject to certain exceptions, Premark will conduct its business only in the ordinary and usual course until the effective time of the merger. The merger agreement also includes limitations, prohibitions and other provisions relating to Premark's conduct of business before the merger with respect to:

     - charter and bylaw amendments;

     - changes in capital stock and payment of dividends;

     - actions that would affect the accounting or tax treatment of the merger;

     - increases in compensation and amendments to employee benefit or retirement plans;

     - incurrence or repayment of indebtedness;

     - capital expenditure levels;

     - issuance of Premark stock and convertible securities;

     - acquisitions and dispositions;

     - changes in accounting policies or procedures;

     - settlement or release of claims in litigation; and

     - tax elections.

     The merger agreement also includes limitations, prohibitions and other provisions relating to Illinois Tool Works' conduct of business during the period between September 9, 1999 and the effective time of the merger with respect to:

     - charter and bylaw amendments;

     - changes in capital stock and payment of dividends; and

     - actions that would affect the accounting or tax treatment of the merger.

     Illinois Tool Works and Premark have agreed that until the effective time of the merger, they will each use the last day of Illinois Tool Works' then-current fiscal quarter as the record date for determining the stockholders entitled to receive any regular quarterly dividends they may pay for that quarter.

NON-SOLICITATION OF COMPETING PROPOSALS

     Premark has agreed to a number of restrictions concerning "acquisition proposals," which the merger agreement defines generally as proposals to merge or combine with Premark or to acquire 15% or more of Premark's stock or assets. Specifically, Premark has agreed that neither it nor its agents will, directly or indirectly,

     - initiate, solicit, knowingly encourage or intentionally facilitate the making of any acquisition proposal;

     - provide any confidential information to a third party in connection with an acquisition proposal; or

     - engage in any negotiations concerning an acquisition proposal.

     The merger agreement expressly allows Premark to comply with Securities and Exchange Commission rules regarding the publication of a board of directors' recommendations with respect to tender offers, and, subject to some limitations, expressly allows Premark's board of directors

     - to negotiate with, and provide information to, third parties when Premark's board of directors determines in good faith, after consultation with outside counsel, that it should do so to comply with its fiduciary duties; and

     - to recommend a "superior proposal" to Premark stockholders, a "superior proposal" being defined generally as an acquisition proposal that Premark's board of directors concludes in good faith, after consulting its legal and financial advisors, is reasonably capable of being completed, and, if completed, would be more favorable to Premark stockholders than the merger with Illinois Tool Works.

     Except as permitted by Illinois Tool Works, Premark has agreed to terminate all existing discussions and negotiations with third parties concerning acquisition proposals. Premark has agreed to notify Illinois Tool Works as soon as reasonably practicable if it receives any acquisition proposal or if a third party seeks information from it or seeks to engage it in discussions concerning an acquisition proposal. Premark has also agreed to keep Illinois Tool Works informed of any such proposals or inquiries on an ongoing basis.

STOCKHOLDERS MEETINGS

     The merger agreement requires both companies to convene their respective stockholder meetings as soon as reasonably practicable.

     Premark has agreed that its board of directors will recommend that Premark stockholders vote to adopt the merger agreement. Premark's board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with outside legal counsel, that failing to do so would be reasonably likely to be inconsistent with its fiduciary duties.

     Illinois Tool Works has agreed that its board of directors will recommend that Illinois Tool Works stockholders vote to approve the issuance of stock necessary to complete the merger. The merger agreement allows Illinois Tool Works to cancel the meeting of its stockholders if, under the rules of the New York Stock Exchange, the issuance can be completed without stockholder approval. Two affiliates of Illinois Tool Works, Harold Smith and Robert McCormack, have agreed to vote their shares of Illinois Tool Works stock in favor of the issuance if a vote is required. Those affiliates have also agreed to use all reasonable efforts, subject to their fiduciary duties as trustees, to cause the trusts as to which they act as trustees to vote the shares of Illinois Tool Works stock directly owned by such trusts in favor of the issuance if a vote takes place.

FILINGS AND OTHER ACTIONS

     Illinois Tool Works and Premark have agreed to cooperate with each other, and to use their reasonable best efforts:

     - to take all necessary, proper and advisable actions to complete the merger, including obtaining comfort letters from their respective independent public accountants and opinions from their respective attorneys, preparing and filing promptly all documentation necessary to complete the merger, and instituting any court action necessary to obtain approval of the merger and defending any court action instituted to prevent completion of the merger; and

     - to obtain promptly all approvals necessary or advisable to complete the merger.

     The merger agreement provides that Premark will not commit to any divestitures, licenses, hold separate arrangements or similar matters without Illinois Tool Works' permission, and will, at Illinois Tool Works' request, use its reasonable best efforts to effect any divestitures, licenses, hold separate arrangements or similar matters, so long as they are contingent upon completion of the merger. The merger agreement also provides that Illinois Tool Works will not be required to agree to any divestitures, licenses, hold separate arrangements or similar matters if doing so would reasonably be expected to have a material adverse effect on either Illinois Tool Works or Premark.

     Illinois Tool Works has agreed to limit its participation in business combination transactions before the merger. Illinois Tool Works may participate in such a transaction if:

     - the fair market value of the consideration paid by Illinois Tool Works in the transaction does not exceed $750 million;

     - the aggregate fair market value of the consideration paid by Illinois Tool Works in all such transactions does not exceed $1.5 billion; and

     - Illinois Tool Works believes that the transaction is not reasonably likely to prevent or delay satisfaction of any of the conditions to the merger.

     The $750 million and $1.5 billion limits may be exceeded with the consent of Premark's chief executive officer.

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

     If Illinois Tool Works participates in a business combination transaction other than with Premark, it must agree to any divestitures, licenses, hold separate arrangements or similar matters necessary to obtain approval of the Premark merger under applicable antitrust laws.

EMPLOYEE BENEFIT MATTERS

     After the effective time of the merger, Illinois Tool Works will ensure that the Premark compensation and benefit plans in effect immediately before the effective time of the merger are maintained, but it may cause the amendment or termination of any such plan to the extent permitted by its terms or applicable law. The merger agreement further provides that, under circumstances described in the merger agreement, Premark employees will receive credit under Illinois Tool Works benefit plans in which they participate for their years of service with Premark prior to the merger and Illinois Tool Works will cause all "pre-existing conditions" exclusions and "actively-at-work" requirements under its medical and other related plans to be waived.

CONDITIONS TO COMPLETION OF THE MERGER

     We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. The conditions to each of Illinois Tool Works' and Premark's obligation to complete the merger include:

     - stockholder approval of

        -- the merger agreement by Premark stockholders; and

        -- if required by the rules of the New York Stock Exchange, the issuance of stock necessary to complete the merger by Illinois Tool Works stockholders;

     - the approval for listing on the New York Stock Exchange of the Illinois Tool Works stock to be issued in the merger;

     - the receipt of specified governmental approvals of the merger;

     - the absence of any law or order prohibiting completion of the merger, or of any proceeding seeking prohibition of the completion of the merger instituted by the United States, the European Union, or governmental entities in other countries where Illinois Tool Works and Premark conduct a significant amount of business on a combined basis;

     - the absence of any stop order suspending the effectiveness of Illinois Tool Works' registration statement relating to the merger with the Securities and Exchange Commission or any instituted or threatened proceeding seeking such an order; and

     - the receipt of letters from Illinois Tool Works' and Premark's independent public accountants regarding the accounting treatment of the merger.

The conditions to Illinois Tool Works' obligation to complete the merger include:

     - the accuracy, as qualified for materiality, of Premark's representations and warranties;

     - Premark's performance in all material respects of all its pre-merger obligations under the merger agreement; and

     - Illinois Tool Works' receipt of a legal opinion to the effect that the merger will be treated as a reorganization under the Internal Revenue Code and that each of Illinois Tool Works, Premark and Merger Sub will be a party to that reorganization under the Internal Revenue Code.

The conditions to Premark's obligation to complete the merger include:

     - the accuracy, as qualified for materiality, of Illinois Tool Works' representations and warranties;

     - Illinois Tool Works' performance in all material respects of all its pre-merger obligations under the merger agreement; and

     - Premark's receipt of a legal opinion to the effect that the merger will be treated as a reorganization under the Internal Revenue Code and that each of Illinois Tool Works, Premark and Merger Sub will be a party to that reorganization under the Internal Revenue Code.

     At any time before the effective time of the merger, Illinois Tool Works or Premark may waive any of these conditions without the approval of their respective stockholders. As of the date of this proxy statement/prospectus, neither company expects to waive any condition.

INDEMNIFICATION AND INSURANCE

     Illinois Tool Works has agreed that:

     - it will, and will cause Premark to, indemnify each present and former director or officer of Premark against any costs or expenses incurred in connection with any proceeding or investigation pertaining to matters occurring at or before the effective time of the merger relating to the services the indemnified party performed for Premark;

     - it will cause Premark to provide similar indemnification to each present and former director or officer of any subsidiary or division of Premark and to each person who served as a director, officer, trustee or fiduciary of another entity at Premark's request;

     - it will, or will cause Premark to, advance expenses to an indemnified party;

     - it will cause Premark to maintain, for at least six years, charter and bylaw provisions regarding indemnification and exculpation that are at least as favorable to the indemnified parties as those in place on September 9, 1999; and

     - it will cause Premark to maintain, for at least six years, a policy of officers' and directors' liability insurance covering the indemnified parties for acts and omissions on or before the effective time of the merger at least as favorable to the indemnified parties as the Premark policy in place on September 9, 1999, subject to a cap on the cost of the policy of twice the cost of the last premium Premark paid under the policy in place on September 9, 1999.

TERMINATION OF THE MERGER AGREEMENT

     Illinois Tool Works and Premark can agree to terminate the merger agreement at any time without completing the merger.

     Also, either Illinois Tool Works or Premark can, without the consent of the other, terminate the merger agreement:

     - if the merger is not completed before the "termination date," which is defined in the merger agreement as April 9, 2000, or July 8, 2000 if extended by either party solely because such extension is necessary in order to obtain governmental approvals of the merger under applicable competition laws and if all other conditions to completion of the merger are satisfied or are capable of being satisfied. The merger agreement may not be terminated pursuant to this provision if the merger is not completed because the party that wants to terminate the merger agreement has materially breached the merger agreement;

     - if the Premark meeting is held and Premark stockholders do not adopt the merger agreement;

     - if the listing requirements of the New York Stock Exchange require the issuance of Illinois Tool Works shares in the merger to be approved, the Illinois Tool Works meeting is held, and Illinois

       Tool Works' stockholders do not approve the issuance of the Illinois Tool Works shares in the merger;

     - if any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable; or

     - if the other party materially breaches the merger agreement and cannot or does not correct the breach before the termination date.

     In addition, Premark can terminate the merger agreement before the effective time of the merger if Premark receives an unsolicited proposal for a business combination transaction with a third party that Premark's board of directors concludes is a superior proposal and Premark gives Illinois Tool Works at least four business days notice of its intention to enter into an agreement for such superior proposal and, during that four business day period, Premark considers any adjustment in the terms of the merger agreement that Illinois Tool Works may propose.

     Finally, Illinois Tool Works can terminate the merger agreement if Premark's board of directors withdraws or materially modifies or changes in a manner adverse to Illinois Tool Works its approval or recommendation of the merger or the merger agreement.

  Termination Fee

     Premark must pay Illinois Tool Works a fee of $75 million in cash if the merger agreement is terminated:

     - by either Illinois Tool Works or Premark following completion of the Premark stockholders meeting held to consider the merger agreement on the basis that Premark stockholders have not adopted the merger agreement, and:

        -- a third party has made, and not withdrawn, an acquisition proposal to Premark; and

        -- Premark's board of directors has withdrawn or materially modified, in a manner adverse to Illinois Tool Works, its approval or recommendation of the merger;

     - by Illinois Tool Works on the ground that Premark's board of directors has withdrawn or modified its approval or recommendation of the merger in a manner adverse to Illinois Tool Works to such an extent that it is no longer approving or recommending the merger agreement or the merger;

     - by either Illinois Tool Works or Premark following completion of the Premark stockholders meeting held to consider the merger agreement on the basis that Premark stockholders have not adopted the merger agreement, and

        -- a third party has made, and not withdrawn, an acquisition proposal to Premark; and

        -- within one year of the termination of the merger agreement, Premark enters into a definitive agreement with respect to an acquisition proposal, or an acquisition proposal has been completed; or

     - by Premark, at any time before the adoption of the merger agreement by Premark stockholders, because of a superior proposal.

     For purposes of the termination fee provisions of the merger agreement, an "acquisition proposal" includes any proposal or offer with respect to any purchase or sale of the consolidated assets of Premark or any of its subsidiaries, taken as a whole, having an aggregate value of 50% or more of Premark's market capitalization, or any purchase or sale of, or tender offer for, 50% or more of its equity securities.

     The termination fee described above is in addition to any profit Illinois Tool Works may receive under the stock option agreement.

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

EXPENSES

     Illinois Tool Works will pay the expenses in connection with the registration fees paid to the Securities and Exchange Commission, printing and mailing this proxy statement/prospectus and other filing fees. Illinois Tool Works and Premark will pay their own expenses in connection with the merger and the related transactions, except as described above.

MODIFICATION OR AMENDMENT TO THE MERGER AGREEMENT

     At any time prior to the effective time, Illinois Tool Works and Premark can modify or amend the merger agreement if they both agree to do so. Each can waive its right to require the other to comply with the merger agreement where the law allows.

REGULATORY REQUIREMENTS

     Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Illinois Tool Works and Premark filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on September 24, 1999. The waiting period under the Hart-Scott-Rodino Act will expire at 11:59 p.m., Eastern Time, on October 24, 1999, unless a request for additional information or documentary material by the Department of Justice or Federal Trade Commission is made before that time or the waiting period is terminated earlier.

     At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Illinois Tool Works or Premark. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Illinois Tool Works and Premark will not prevail.

     Premark and Illinois Tool Works each conducts business in member states of the European Union. Council Regulation (ECC) 4064/89, as amended, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specific thresholds before these mergers or acquisitions are implemented. Premark and Illinois Tool Works intend to file a merger notification with the European Union antitrust authorities as soon as practicable.

     The European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition that does not create or strengthen a dominant position that would significantly impede effective competition in the common market or in a substantial part of it shall be declared compatible with the common market and must be allowed to proceed. If, following a preliminary one-month Phase I investigation, the European Commission determines that it needs to examine the merger more closely because it raises serious doubts as to its compatibility with the common market, it must initiate Phase II investigation procedures. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the common market no later than four months after the initiation of the Phase II investigation.

     Premark and Illinois Tool Works conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Premark and Illinois Tool Works are currently reviewing whether filings or approvals may be required or desirable in those jurisdictions that may be material to Premark and Illinois Tool Works and their subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals may not be obtained prior to the merger.

     Regulatory agencies enforcing antitrust and similar laws could delay, oppose or refuse to approve the merger or impose conditions that could have an adverse effect on the combined company.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal income tax considerations of the merger. This summary is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all in effect on the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger or any federal tax consequences other than federal income tax consequences. In addition, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances and may not apply, in whole or in part, to particular stockholders, such as individuals who hold options in respect of Premark common stock or who have acquired Premark common stock under a compensatory or other employment-related arrangement, insurance companies, tax-exempt organizations, mutual funds, financial institutions or broker-dealers, non-United States persons, traders in securities that elect to mark-to-market, and persons who hold Premark common stock as part of a hedge, straddle, constructive sale or conversion transaction. The following discussion assumes that Premark common stock is held by the relevant stockholder as a capital asset at the effective time of the merger.

     PREMARK STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

  General

     The obligations of Premark and Illinois Tool Works, respectively, to complete the merger are conditioned upon the receipt by Premark of the opinion of Wachtell, Lipton, Rosen & Katz and the receipt by Illinois Tool Works of the opinion of Mayer, Brown & Platt, each dated the closing date of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Illinois Tool Works, Merger Sub and Premark will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. The tax opinions will be based upon certain facts, customary assumptions and customary representations made by Illinois Tool Works, Merger Sub and Premark, including representations in certificates to be delivered to counsel by the management of each of Illinois Tool Works and Premark that, if incorrect in material respects, would jeopardize the conclusions reached by counsel in their respective opinions. Neither Illinois Tool Works nor Premark has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this proxy statement/prospectus or the opinions. The discussion below assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  Tax Treatment to Premark, Illinois Tool Works and Merger Sub

     No gain or loss will be recognized by Premark, Illinois Tool Works or Merger Sub as a result of the merger.

  Tax Treatment to Holders of Premark Common Stock

     Except with respect to any cash received instead of fractional shares, a Premark stockholder will not recognize any gain or loss for federal income tax purposes as a result of the exchange of Premark common stock solely for shares of Illinois Tool Works common stock pursuant to the merger. A Premark stockholder's aggregate tax basis for the shares of Illinois Tool Works common stock received pursuant to the merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in shares of Premark common stock held immediately before the merger. A Premark stockholder's holding period for the shares of Illinois Tool Works common stock received pursuant to the merger, including any fractional share interest for which cash is received, will include the period during which the shares of Premark common stock were held.

     A holder of Premark common stock that receives cash instead of a fractional share of Illinois Tool Works common stock in the merger generally will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. In the case of an individual stockholder, any such capital gain or loss generally will be subject to a maximum United States federal income tax rate of 20 percent if the individual has held his or her Premark common stock for more than one year on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations. Notwithstanding the foregoing, it is possible that, in the case of certain holders of Premark common stock who after the merger own directly or constructively more than a minimal amount of Illinois Tool Works common stock, exercise control over Illinois Tool Works or, in addition to direct ownership, own Illinois Tool Works stock under certain constructive ownership rules, the cash received instead of a fractional share may be taxed as a dividend.

  Tax Treatment to Holders of Illinois Tool Works Common Stock

     Holders of Illinois Tool Works common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

ANTICIPATED ACCOUNTING TREATMENT

     The merger is intended to qualify as a "pooling-of-interests" for accounting purposes. Under that method of accounting, the recorded historical cost basis of the assets and liabilities of Illinois Tool Works and Premark will be carried forward to the combined company. Results of operations of the combined company will include income of Illinois Tool Works and Premark for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company.

     Completion of the merger is conditioned upon:

     - Illinois Tool Works' receipt of a letter from its independent public accountants to the effect that the merger should qualify for "pooling-of-interests" accounting treatment; and

     - Premark's receipt of a letter from its independent public accountants to the effect that Premark is a poolable entity.

     See "-- Conditions to Completion of the Merger." However, some of the conditions to be met to qualify for "pooling-of-interests" accounting treatment cannot be fully assessed until specific periods of time after the effective time of the merger have passed, because some of the conditions for "pooling-of-interests" accounting treatment address transactions occurring within those specific periods of time. A number of events, including certain transactions with respect to Illinois Tool Works common stock or Premark common stock by affiliates of Illinois Tool Works and Premark, respectively, could prevent the merger from qualifying as a "pooling-of-interests" for accounting purposes. For information concerning restrictions to be imposed on the transferability of Illinois Tool Works common stock to be received by affiliates in order, among other things, to ensure the availability of "pooling-of-interests" accounting treatment, see "-- Resale Restrictions."

     If, after completion of the merger, events occur that cause the merger to be deemed no longer to qualify for "pooling-of-interests" accounting treatment, the purchase method of accounting would be applied. The purchase method of accounting would have a material adverse effect on the reported operating results of Illinois Tool Works as compared to "pooling-of-interests" accounting treatment. See "Risk Factors -- Failure to qualify for "pooling-of-interests" accounting treatment would negatively impact reported operating results."

RESALE RESTRICTIONS

  Restrictions Imposed by Rule 145

     All Illinois Tool Works common stock received by Premark stockholders in the merger will be freely transferable, except that shares of Illinois Tool Works common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Premark may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Illinois Tool Works) promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Illinois Tool Works or Premark generally include individuals or entities that control, are controlled by or are under common control with such party and may include certain officers and directors of Illinois Tool Works or Premark, as well as significant stockholders.

  Restrictions Related to "Pooling-of-Interests" Accounting Treatment

     Guidelines regarding qualification for the use of the "pooling-of-interests" method of accounting also limit sales of capital stock by affiliates of the acquiring and acquired companies in a business combination. These guidelines indicate further that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales of capital stock by affiliates of the acquiring or acquired company if they do not reduce the risk of holding any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-combination results of operations have been published. See "-- Anticipated Accounting Treatment."

     Under the merger agreement, Premark is required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of the shares of Illinois Tool Works common stock to be received by such affiliate in the merger. Premark has agreed not to register the transfer of any certificate unless such transfer is made in compliance with the foregoing. Also under the merger agreement, Illinois Tool Works is required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of any shares of Illinois Tool Works common stock.

INTERESTS OF PREMARK DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM PREMARK STOCKHOLDERS' INTERESTS

     In considering the recommendation of Premark's board of directors with respect to the merger, stockholders should be aware that some of the members of Premark's board of directors and some of Premark's officers have interests in the merger that are different from the interests of stockholders of Premark generally.

     - All outstanding options granted by Premark to purchase Premark common stock, including those held by officers and directors of Premark, will vest upon approval of the merger by Premark stockholders, and, if not exercised by the effective time of the merger, will be converted into vested options to purchase shares of Illinois Tool Works common stock, which will be adjusted in accordance with the exchange ratio. Based upon the options outstanding as of October 11, 1999, options held by Premark's officers and directors relating to 1,069,750 shares of Premark common stock will vest upon approval of the merger by Premark stockholders.

     - Restrictions on restricted stock awards granted to employees of Premark will lapse upon adoption of the merger agreement by Premark stockholders, and, at the effective time of the merger, those shares will be converted into unrestricted shares of Illinois Tool Works common stock in accordance with the exchange ratio.

     - Premark's executive officers are each covered by individual employment agreements with Premark and by Premark benefit plans containing change of control provisions that become operative upon approval of the merger by Premark stockholders. If, after the merger, such executive's employment is terminated (1) without "cause" or by the affected executive for "good reason" or (2) for any reason during a 30-day period commencing on the first anniversary of the merger, the executive is entitled to the following severance benefits:

        -- three times the executives' annual base salary and annual and long-term incentive awards;

        -- specified annual and long-term awards;

        -- lifetime medical benefits and continuation of other welfare benefits for three years; and

        -- an additional payment to the extent necessary to make the executive whole for any excise tax imposed as a result of receiving "excess parachute payments."

       We estimate that if each executive officer were terminated without cause immediately after the merger, the cash payments due, including with respect to the excise tax, would be $50.7 million (assuming that the merger occurred before December 31, 1999 and that the value of the Premark common stock immediately before the merger was $55 per share).

     - W. James Farrell, chairman and chief executive officer of Illinois Tool Works, is a director of Premark. Mr. Farrell did not take part in, and was not present during, any of the deliberations of Premark's board of directors concerning the merger or the merger agreement.

     - It is expected that James M. Ringler, Premark's chairman, chief executive officer and president, will assume a senior management role with Illinois Tool Works after the merger.

     Premark's board of directors was aware of these interests and considered them, among other matters, when approving the merger.

     Illinois Tool Works intends to offer agreements to Mr. Ringler, William Reeb, president of Wilsonart, a subsidiary of Premark, and possibly other Premark executives who have not yet been designated in order to induce these executives to stay with the combined company. The terms of these agreements have not yet been determined. Illinois Tool Works may also make payments to some Premark executives in exchange for a covenant not to compete to be entered into at or near the completion of the merger.

     Premark's directors and officers beneficially owned, as of September 30, 1999, approximately 4.41% of Premark's outstanding common stock, including options. As of September 30, 1999, Illinois Tool Works' directors, officers and their affiliates beneficially owned 2,196 shares of Premark common stock, including options.

THE STOCK OPTION AGREEMENT

  General Description of the Stock Option Agreement

     At the same time the merger agreement was executed, Illinois Tool Works and Premark entered into a stock option agreement under which Premark granted Illinois Tool Works an option to purchase up to 12,203,694 shares of Premark common stock, or such number of shares of Premark common stock as represents 19.9% of the then-outstanding shares of Premark common stock without giving effect to the Premark common stock issued or issuable under the option, at a price per share of $34.06. A copy of the form of the Stock Option Agreement is included as Exhibit A to the merger agreement included in Annex A to this proxy statement/prospectus.

  Exercise of the Option

     Except as described below, the option is exercisable within 135 days following any event entitling Illinois Tool Works to receive the termination fee under the merger agreement. The right to exercise the option expires upon either:

     - the effective time of the merger; or

     - the earlier of:

          -- 135 days after the date that Illinois Tool Works becomes entitled to receive the termination fee under the merger agreement; and

          -- the date that Illinois Tool Works is no longer potentially entitled to receive the termination fee under the merger agreement for a reason other than that Illinois Tool Works has already received the termination fee.

  Adjustments to Number and Type of Shares

     The total number of shares of Premark common stock purchasable upon the exercise of the option, and the option price, are subject to adjustment from time to time to reflect changes in the capitalization of Premark.

  Cash Payment for the Option

     If the option becomes exercisable, Illinois Tool Works may require Premark to repurchase the option in whole or in part, for a price equal to the number of shares of Premark common stock then purchasable upon exercise of the option multiplied by the excess of the "market/offer price" over the option price. The market/offer price is defined in the stock option agreement as the highest of:

     - the price per share of Premark common stock at which a tender or exchange offer for Premark common stock has been made during the term of the option;

     - the price per share of Premark common stock to be paid by any other person pursuant to an agreement with Premark in connection with a business combination; and

     - the highest trading price for shares of Premark common stock on the New York Stock Exchange within the six-month period immediately preceding the delivery of the notice requesting cash payment for the option.

     If the option has been exercised, Illinois Tool Works may require Premark to repurchase any shares of Premark common stock issued upon exercise of the option at a price equal to the number of shares designated for repurchase multiplied by the market/offer price.

  Repurchase at the Option of Premark

     After the option has been exercised, Premark has the right, exercisable during the 135-day period beginning 135 days after the option becomes exercisable, to repurchase three-quarters, but not less than three-quarters, of the shares of Premark common stock acquired by Illinois Tool Works at a purchase price per share equal to the greater of the market/offer price or the exercise price of the option.

  First Refusal

     At any time prior to the second anniversary of the first purchase of Premark shares under the option, Premark would have a right of first refusal over the shares issued under the option in the event the holder desires to sell or transfer such shares.

  Limitation on Profit

     The stock option agreement provides that in no event will Illinois Tool Works' total profit from the option exceed in the aggregate $30 million.

  Registration Rights and Listing

     Premark will use its reasonable best efforts to (1) register any shares purchased under the option under the securities laws for the sale or other disposition by Illinois Tool Works of such shares and (2) cause the listing of such shares on the New York Stock Exchange.

  Assignability

     The stock option agreement may not be assigned by Illinois Tool Works or Premark without the prior written consent of the other.

  Effect of Stock Option Agreement

     The stock option agreement is expected to increase the likelihood that the merger will be completed and to compensate Illinois Tool Works in certain circumstances if the merger is not completed. Certain aspects of the stock option agreement would have the effect of precluding any alternative business combination from being accounted for as a "pooling-of-interests" and may discourage persons who before the effective time of the merger might have been interested in acquiring all of or a significant interest in Premark from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Premark common stock than that offered by Illinois Tool Works.

                     MARKET PRICES AND DIVIDEND INFORMATION

     Shares of Illinois Tool Works common stock are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ITW," and shares of Premark common stock are listed on the New York Stock Exchange and Pacific Exchange under the symbol "PMI" and the London Stock Exchange under the symbol "PMK." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Illinois Tool Works common stock and Premark common stock as reported on the New York Stock Exchange, as well as information concerning quarterly cash dividends declared on such shares.

                                         SHARES OF ILLINOIS TOOL WORKS         SHARES OF PREMARK
                                                  COMMON STOCK                   COMMON STOCK
                                         ------------------------------   ---------------------------
                                                             DIVIDENDS                      DIVIDENDS
                                          HIGH       LOW      DECLARED     HIGH     LOW     DECLARED
                                         -------   -------   ----------   ------   ------   ---------
1997
First Quarter..........................  $45.69    $37.38      $0.095     $23.88   $20.88     $0.08
Second Quarter.........................   52.63     40.31       0.120      30.00    19.63      0.09
Third Quarter..........................   55.31     45.56       0.120      32.94    26.75      0.09
Fourth Quarter.........................   60.13     46.88       0.120      33.13    25.19      0.09
1998
First Quarter..........................  $65.00    $52.56      $0.120     $33.81   $27.38     $0.09
Second Quarter.........................   73.19     62.13       0.120      35.13    30.94      0.10
Third Quarter..........................   68.75     45.19       0.150      34.44    26.44      0.10
Fourth Quarter.........................   67.69     50.88       0.150      35.38    27.81      0.10
1999
First Quarter..........................  $72.63    $58.13      $0.150     $35.56   $31.38     $0.10
Second Quarter.........................   82.00     59.81       0.150      37.63    31.50      0.11
Third Quarter..........................   81.81     69.25       0.180      51.13    32.50      0.11
Fourth Quarter (through October 11,
  1999)................................   80.25     71.75          --      53.00    49.13        --

     After the merger, Illinois Tool Works expects to continue to pay a regular quarterly cash dividend. The payment of dividends by Illinois Tool Works in the future, however, will depend on business conditions, Illinois Tool Works' financial condition and earnings, and other factors.

            COMPARISON OF RIGHTS OF ILLINOIS TOOL WORKS STOCKHOLDERS
                            AND PREMARK STOCKHOLDERS

     The rights of Premark stockholders are currently governed by Delaware corporate law and Premark's certificate of incorporation and bylaws. Upon completion of the merger, Premark stockholders will become stockholders of Illinois Tool Works and their rights as Illinois Tool Works stockholders will be governed by Delaware corporate law and Illinois Tool Works' certificate of incorporation and bylaws. There are a number of differences between the rights of Illinois Tool Works stockholders and Premark stockholders. Set forth below is a brief summary of the material differences between the rights of Illinois Tool Works stockholders and the rights of Premark stockholders which is qualified in its entirety by reference to the relevant provisions of Delaware corporate law, Illinois Tool Works' certificate of incorporation and bylaws and Premark's certificate of incorporation and bylaws. The charter documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part.

AUTHORIZED CAPITAL

  Illinois Tool Works

     Illinois Tool Works is authorized to issue 350,300,000 shares of all classes of stock, 350,000,000 of which are shares of common stock and 300,000 of which are shares of preferred stock. As of October 11, 1999, there were 250,674,938 shares of common stock issued and outstanding and no issued and outstanding shares of preferred stock.

  Premark

     Premark is authorized to issue 250,000,000 shares of all classes of stock, 200,000,000 of which are shares of common stock and 50,000,000 of which are shares of preferred stock. As of October 11, 1999, there were 61,427,603 shares of common stock issued and outstanding and no issued and outstanding preferred shares. As of October 11, 1999, 1,000,000 shares of preferred stock of Premark, designated as Series A Junior Participating Preferred Stock, were reserved for issuance pursuant to Premark's stockholder rights agreement described below.

STOCKHOLDER RIGHTS AGREEMENT

  Illinois Tool Works

     Illinois Tool Works does not have a stockholder rights agreement.

  Premark

     Premark has a stockholder rights agreement that could discourage unwanted or hostile takeover attempts which are not approved by Premark's board of directors. The rights agreement allows holders of Premark common stock to purchase shares in either Premark or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Premark's board of directors.

     The Rights. On December 16, 1996, Premark's board of directors declared a dividend of one preferred share purchase right, referred to as a "right," for each Premark common share outstanding. The rights currently trade with, and are inseparable from, the common stock.

     Exercise Price. Each right allows its holder to purchase from Premark one one-hundredth of a share of Premark Series A Junior Participating Preferred Stock for $80. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.

     Exercisability. The rights will not be exercisable until:

     - 10 days after a public announcement that a person or group has obtained beneficial ownership of 15% or more of Premark's outstanding common stock; or

     - 10 business days after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming the beneficial owner of 15% or more of Premark's outstanding common stock.

The date when the rights become exercisable is referred to in the rights agreement as the "distribution date." After that date, the rights will be evidenced by rights certificates that Premark will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 15% or more of Premark's outstanding common stock may not exercise any rights even after the distribution date.

  Consequences of a Person or Group Becoming an Acquiring Person.

     A person or group who acquires beneficial ownership of 15% or more of Premark's shares is called an "acquiring person."

     - Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may purchase shares of Premark common stock at half their market value.

     - Flip Over. If, after a person or group becomes an acquiring person, Premark merges or consolidates with another entity, or if 50% or more of Premark's consolidated assets or earning power are sold, all holders of rights except the acquiring person may purchase shares of the acquiring company at half their market value.

  The Amendment to the Rights Agreement.

     Immediately before entering into the merger agreement, Premark amended the rights agreement to provide that the rights will not become exercisable as a result of the merger agreement, the stock option agreement or the merger. The rights agreement amendment also provides that neither Illinois Tool Works nor Merger Sub will become an acquiring person as a result of the merger agreement, the stock option agreement or the merger.

BOARD OF DIRECTORS

  Illinois Tool Works

     Illinois Tool Works' bylaws provide that the entire board of directors is elected each year. A quorum of directors consists of a majority of Illinois Tool Works' board of directors.

  Premark

     Premark's certificate of incorporation divides Premark's board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of Premark's board of directors is elected each year. A quorum of directors consists of one-third of Premark's whole board of directors, the "whole board" being defined as the number of directors the board would have if there were no vacancies.

NUMBER, FILLING OF VACANCIES AND REMOVAL OF DIRECTORS

  Illinois Tool Works

     Illinois Tool Works' certificate of incorporation provides that its board of directors may not have less than three nor more than 20 members. The actual number of directors is as fixed in Illinois Tool Works' bylaws. Currently, Illinois Tool Works has ten members on its board of directors. Any director or the entire board of directors of Illinois Tool Works may be removed, with or without cause, by majority stockholder vote.

  Premark

     Premark's certificate of incorporation and bylaws provide that its board of directors may fix the number of directors by a vote of a majority of the whole board. Currently, Premark's board of directors has nine members. Directors can be removed only for cause by majority stockholder vote.

CONSTITUENCY PROVISION

  Illinois Tool Works

     Neither Illinois Tool Works' certificate of incorporation nor its bylaws contains a provision authorizing the board of directors, in taking action, to consider any interests other than the interests of stockholders.

  Premark

     Premark's certificate of incorporation provides that, in addition to any other considerations Premark's board of directors may lawfully take into account in determining whether to take or to refrain from taking corporate action on any matter, the board of directors may consider the interests of creditors, customers, employees and other constituencies of Premark and its subsidiaries, as well as the effect that its decisions may have upon communities in which Premark and its subsidiaries do business.

INDEMNIFICATION

     Illinois Tool Works' bylaws and Premark's certificate of incorporation contain similar, but not identical, indemnification provisions. The material differences between the indemnification provisions are as follows:

  Persons Covered

     Illinois Tool Works' indemnification provisions cover all Illinois Tool Works' directors, officers, employees and agents and all those who have served at its request as a director, officer, employee or agent of another entity.

     Premark's indemnification provisions cover all Premark's directors, officers and employees, all those who have served at its request as a director, officer, employee or agent of another entity, and the legal representatives of all those persons.

  Expenses Covered

     The expenses expressly covered under Illinois Tool Works' indemnification provisions include attorneys' fees, judgments, fines and amounts paid in settlement.

     The expenses expressly covered under Premark's indemnification provisions include all those just mentioned plus ERISA excise taxes and penalties.

  Role of Covered Party

     Illinois Tool Works will indemnify a covered person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or nonderivative proceeding.

     Premark will indemnify a covered person in all the circumstances just mentioned, and also when the covered person is involved in any action, suit or proceeding, whether derivative or not derivative, as a party or as a non-party.

  Limitations

     In the case of a derivative action, Illinois Tool Works will not indemnify a covered person who has been adjudged to be liable for negligence or misconduct in the performance of his or her duties, unless a court determines that the covered person is entitled to indemnification notwithstanding his or her negligence or misconduct. Premark's certificate of incorporation contains no similar provision.

  Advances

     Illinois Tool Works may advance to a covered party expenses incurred in defending a civil or criminal action, suit or proceeding if the covered party undertakes to repay the amount advanced unless he or she is ultimately found eligible for indemnification.

     Premark will advance to a covered party any indemnifiable expense. If the covered party is a director or officer, he or she must undertake to repay the amount advanced if ultimately found ineligible for indemnification.

  Suit for Indemnification

     If Premark does not pay in full the indemnification amount due within 30 days of receiving notice of a claim for indemnification, the claimant may sue Premark to recover the unpaid amount, as well as the expenses incurred in prosecuting such claim. Illinois Tool Works' bylaws contain no similar provision.

SPECIAL MEETINGS OF STOCKHOLDERS

  Illinois Tool Works

     Illinois Tool Works' certificate of incorporation provides that only the chairman, the president or a majority of the board of directors may call a special meeting of stockholders.

  Premark

     Premark's certificate of incorporation provides that only a majority of the whole board of directors may call a special meeting of stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS OTHER THAN ELECTION OF DIRECTORS

  Illinois Tool Works

     Neither Illinois Tool Works' certificate of incorporation nor its bylaws contain provisions relating to stockholder proposals other than with respect to the election of directors.

  Premark

     Premark's bylaws provide that a stockholder may propose that business be brought before an annual stockholders' meeting if notice of such proposal is delivered to and received at the principal executive office of Premark not more than 120 days nor less than 90 days prior to the anniversary date of the prior year's annual meeting. If the date of the meeting has changed more than 30 days from the prior year, then the stockholder's notice must be received not later than the 10th day following the date the meeting was publicly announced.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS AT AN ANNUAL MEETING

  Illinois Tool Works

     Illinois Tool Works' bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders' meeting if the stockholder gives notice not later than the last business day of December prior to the annual meeting in April or May.

  Premark

     Premark's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual meeting of the stockholders if the nomination is received not more than 120 days nor less than 90 days prior to the anniversary date of the prior year's annual meeting. If the date of the meeting has changed more than 30 days from the prior year, then the nomination must be received not later than the close of business on the 10th day following the date the meeting was publicly announced.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS AT A SPECIAL MEETING

  Illinois Tool Works

     Illinois Tool Works' bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders at which directors are to be elected if the stockholder gives Illinois Tool Works' corporate secretary notice of the nomination not later than the close of business on the tenth day following the date on which notice of the special meeting is first given to stockholders.

  Premark

     Premark's bylaws provide that the only business that may be conducted at any special meeting is business which is brought before the meeting by or at the direction of the board of directors.

BUSINESS COMBINATION TRANSACTIONS

     Illinois Tool Works' certificate of incorporation contains a provision that requires, in specified circumstances, supermajority stockholder approval of business combination transactions with significant stockholders. Premark's certificate of incorporation contains a similar provision. The material differences between the provisions are as follows:

  Definition of Significant Stockholder

     Illinois Tool Works' certificate of incorporation applies generally to those who beneficially own more than 10% of the outstanding Illinois Tool Works common stock, excluding any stock acquired on or before March 2, 1984.

     Premark's certificate of incorporation applies generally to those who beneficially own 10% or more of the outstanding Premark common stock or those who are affiliated or associated with Premark and who beneficially owned 10% or more of the outstanding Premark common stock within the previous two years.

  Business Combination Transactions Covered

     Illinois Tool Works' certificate of incorporation contains a definition of "business combination" that includes

     - mergers or consolidations with a substantial stockholder;

     - dispositions of more than one percent of the total gross assets of Illinois Tool Works to a substantial stockholder;

     - acquisitions of assets with a value of more than one percent of the total gross assets of Illinois Tool Works from a substantial stockholder;

     - issuances or transfers of Illinois Tool Works securities by Illinois Tool Works to a substantial stockholder; and

     - issuances or transfers of securities of a substantial stockholder by the substantial stockholder to Illinois Tool Works.

     The definition of "business combination" in Premark's certificate of incorporation is similar to the Illinois Tool Works definition. However, Premark's certificate of incorporation does not include within the definition an acquisition of assets of a substantial stockholder by Premark, nor does it include an issuance or transfer of securities of a substantial stockholder by the substantial stockholder to Premark.

Furthermore, under the Premark definition, dispositions of assets to substantial stockholders and transfers of securities of Premark to substantial stockholders are "business combinations" if the assets or securities transferred have an aggregate fair market value of $10 million or more.

  Vote Required

     Illinois Tool Works' certificate of incorporation provides that any business combination transaction must be approved by a two-thirds majority stockholder vote and a majority vote of the stockholders other than the substantial stockholder.

     Premark's certificate of incorporation provides that any business combination transaction must be approved by an 80% majority stockholder vote.

  Exempted Transactions

     Illinois Tool Works' certificate of incorporation exempts a transaction from the supermajority vote requirement if it

     - has been approved by at least two-thirds of Illinois Tool Works' continuing directors;

     - was approved by a majority of Illinois Tool Works' board of directors before the substantial stockholder became a substantial stockholder;

     - involves only Illinois Tool Works and a corporation of which Illinois Tool Works owns more than 50% of the outstanding voting stock; or

     - satisfies specified fair price criteria and procedural requirements.

     Premark's certificate of incorporation exempts a transaction from the supermajority vote requirement if it

     - has been approved by a majority of Premark's continuing directors, and there are at least five such directors; or

     - satisfies fair price criteria and procedural requirements similar to those specified in the Illinois Tool Works certificate of incorporation.

     Premark's board of directors has taken all necessary actions to render the business combination provisions of its certificate of incorporation inapplicable to the merger, the merger agreement and the stock option agreement.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

  Illinois Tool Works

     Illinois Tool Works' certificate of incorporation requires a two-thirds majority stockholder vote to:

     - repeal or amend the provisions of the certificate of incorporation related to (1) the number of members of the board of directors and the filling of vacancies thereof, (2) stockholders' meetings and the prohibition of stockholder action by written consent, (3) the approval of certain business combinations with substantial stockholders, and (4) amendments to the certificate of incorporation and bylaws; or

     - amend the certificate of incorporation to provide for cumulative voting.

     If there is a substantial stockholder, any repeal, amendment or adoption of the type discussed above must also be approved by a majority vote of stockholders other than the substantial stockholder.

     Illinois Tool Works' certificate of incorporation provides that new bylaws may be adopted, or the bylaws may be amended or repealed, either by the vote of a majority of the board of directors or by a majority stockholder vote, except that any bylaw fixing the number of directors may be adopted, amended or repealed only by (1) the vote of a majority of the directors, unless there exists a substantial stockholder in which case such bylaw must also be adopted, amended or repealed by not less than two-thirds of the continuing directors or (2) a two-thirds majority stockholder vote, unless there exists a substantial stockholder in which case such bylaw must also be adopted, amended or repealed by a majority vote of stockholders other than the substantial stockholder.

  Premark

     Premark's certificate of incorporation requires an 80% majority stockholder vote to alter, amend or repeal any provision of the certificate of incorporation related to:

     - the number, election and removal of the members of the board of directors and the filling of vacancies on the board of directors;

     - the approval of business combination transactions with substantial stockholders;

     - stockholders' meetings and the prohibition of stockholder action by written consent; or

     - amendments to the bylaws.

     Premark's bylaws provide that the vote of a majority of directors, or an 80% majority stockholder vote is required to amend, add to, rescind or repeal Premark's bylaws.

                             ADDITIONAL INFORMATION

DEADLINE FOR PREMARK STOCKHOLDER PROPOSALS AND ILLINOIS TOOL WORKS STOCKHOLDER PROPOSALS

  Premark's 2000 Annual Meeting

     If the merger takes place, Premark expects that it will have no more annual meetings. If the merger is not completed, Premark plans to hold an annual meeting on May 3, 2000. Stockholder proposals for inclusion in Premark's 2000 annual meeting proxy statement must be received at Premark's principal executive office no later than November 25, 1999.

     Premark's bylaws require stockholders who intend to propose the nominations of persons for election as directors or other business to be considered by Premark stockholders at the annual meeting (other than stockholder proposals included in the annual meeting proxy statement pursuant to Rule 14a-8) to give written notice to Premark's secretary at least 90 days but no more than 120 days before the anniversary date of Premark's previous year's annual meeting. Matters to be raised by a stockholder at Premark's 2000 annual meeting must be submitted on or after January 6, 2000, but no later than February 5, 2000. The written notice must comply with the provisions set forth in Premark's bylaws.

  Illinois Tool Works' 2000 Annual Meeting

     Illinois Tool Works plans to hold its annual meeting on May 12, 2000. If Illinois Tool Works stockholders wish to submit a proposal to be considered for inclusion in the proxy material for Illinois Tool Works' 2000 annual meeting, they must send it to the office of the corporate secretary, Illinois Tool Works, 3600 West Lake Avenue, Glenview, Illinois 60025. Under the rules of the Securities and Exchange Commission, proposals must be received no later than November 6, 1999, to be eligible for inclusion in Illinois Tool Works' 2000 annual meeting proxy statement.

     Illinois Tool Works stockholders wishing to nominate a person for election as an Illinois Tool Works director at Illinois Tool Works' 2000 annual meeting must notify the corporate secretary of Illinois Tool Works at the address above in writing by December 31, 1999. Such notices must comply with the provisions set forth in Illinois Tool Works' bylaws. A copy of the relevant provisions of Illinois Tool Works' bylaws will be sent without charge to any Illinois Tool Works stockholder who requests it in writing. Such requests should be addressed to the office of the corporate secretary at the address noted above.

LEGAL MATTERS

     The validity of the securities to be issued in the merger will be passed upon for Illinois Tool Works by Stewart S. Hudnut, senior vice president, general counsel and secretary of Illinois Tool Works. As of September 30, 1999, Mr. Hudnut owned 7,283 shares of Illinois Tool Works common stock and had options to purchase 104,450 shares of Illinois Tool Works common stock, of which options relating to 61,950 shares were vested. The opinions referred to in the discussion set forth under "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" in this proxy statement/prospectus will be provided to Illinois Tool Works by Mayer, Brown & Platt, Chicago, Illinois and to Premark by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

     The Illinois Tool Works consolidated financial statements and schedule incorporated by reference in this proxy statement/prospectus from Illinois Tool Works' Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Premark appearing in Premark International, Inc.'s Annual Report (Form 10-K) for the year ended December 26, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Premark's consolidated financial statements and schedule for the year ended December 28, 1996 incorporated by reference in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 26, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     Illinois Tool Works has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the shares of Illinois Tool Works common stock to be issued to Premark stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Illinois Tool Works and Illinois Tool Works common stock. The rules and regulations of the Securities and Exchange Commission allow Illinois Tool Works and Premark to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, Illinois Tool Works and Premark file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the following locations of the Securities and Exchange Commission:

Public Reference Room          New York Regional Office        Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center            Citicorp Center
Room 1024                      Suite 1300                      500 West Madison Street
Washington, D.C. 20549         New York, New York 10048        Suite 1400
1-800-SEC-0330                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Illinois Tool Works and Premark, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Illinois Tool Works and Premark at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Securities and Exchange Commission allows Illinois Tool Works and Premark to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Illinois Tool Works and Premark have previously filed with the Securities and Exchange Commission. The documents contain important information about Illinois Tool Works and Premark and their respective financial conditions.

ILLINOIS TOOL WORKS' FILINGS WITH THE COMMISSION                          PERIOD
------------------------------------------------                          ------
Annual Report on Form 10-K..................................   Year ended December 31, 1998
Quarterly Reports on Form 10-Q..............................   Quarters ended:
                                                               - March 31, 1999
                                                               - June 30, 1999
Current Report on Form 8-K..................................   Filed on September 14, 1999
The description of Illinois Tool Works common stock set
forth in Exhibit 99 to Illinois Tool Works' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, including any amendment or report filed with the Securities and
Exchange Commission for the purpose of updating that
description.

PREMARK'S FILINGS WITH THE COMMISSION                                     PERIOD
-------------------------------------                                     ------
Annual Report on Form 10-K..................................   Year ended December 26, 1998
Quarterly Reports on Form 10-Q..............................   Quarters ended:
                                                               - March 27, 1999
                                                               - June 26, 1999
Current Reports on Form 8-K.................................   Filed on September 13, 1999
                                                               (amended by Amended Current
                                                               Report on Form 8-K/A filed
                                                               on September 14, 1999)
The description of Premark common stock set forth on Form 10 dated September 8, 1986, as amended, and the description of
rights attaching to the common stock set forth on Form 8-K
dated December 21, 1996, including any amendment or report
filed with the Securities and Exchange Commission for the
purpose of updating that description.

     Illinois Tool Works and Premark incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this proxy statement/ prospectus and the date of the Premark and Illinois Tool Works stockholders meetings. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Illinois Tool Works has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Illinois Tool Works, and Premark has supplied all such information relating to Premark.

     You can obtain any of the documents incorporated by reference in this document through Illinois Tool Works or Premark, as the case may be, or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            PREMARK                          ILLINOIS TOOL WORKS
            -------                          -------------------
        John M. Costigan                      Stewart S. Hudnut
           Secretary                              Secretary
  Premark International, Inc.              Illinois Tool Works Inc.
      1717 Deerfield Road                   3600 West Lake Avenue
   Deerfield, Illinois 60015               Glenview, Illinois 60025
   Telephone: (847) 405-6000              Telephone: (847) 724-7500

     If you would like to request documents, please do so by November 16, 1999 to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Neither Illinois Tool Works nor Premark has authorized anyone to give any information or make any representation about the merger, Illinois Tool Works or Premark that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including information incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Illinois Tool Works and Premark, as well as certain information relating to the merger, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Those forward-looking statements involve certain risks and uncertainties. For those statements, Illinois Tool Works and Premark claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the factors described under "Risk Factors" in this proxy statement/prospectus and the following factors:

     - general economic, financial or business conditions, either internationally, nationally or in the states in which Illinois Tool Works or Premark is doing business that may be less favorable than expected;

     - supply/demand balance for the products of Illinois Tool Works and Premark;

     - legislative or regulatory changes that may adversely affect the businesses in which Illinois Tool Works and Premark are engaged;

     - technological changes, including "Year 2000" data systems compliance issues, that may be more difficult or expensive than anticipated;

     - changes that may occur in the securities markets;

     - a downturn in the automotive, construction, general industrial or real estate markets;

     - an interruption in, or reduction in the introduction of new products into, Illinois Tool Works' or Premark's product lines;

     - an unfavorable environment for making acquisitions, domestic or foreign, including adverse accounting or regulatory requirements, and adverse market values of candidates;

     - failure to achieve technology objectives or to complete projects on schedule and on budget; and

     - currency exchange risk.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements ("Pro Forma Statements") give effect to the proposed merger of Illinois Tool Works and Premark under the "pooling-of-interests" method of accounting. The Pro Forma Statements are based on the historical financial statements of the respective companies and should be read in conjunction with those historical financial statements and related notes thereto, which are incorporated by reference in this proxy statement/prospectus.

     The Pro Forma Statements are presented as if the merger had been consummated as of the beginning of each period presented for the unaudited pro forma statements of income and as of June 30, 1999 for the unaudited pro forma combined statement of financial position.

     The Pro Forma Statements are based on the estimates and assumptions set forth in the notes to such statements. The Pro Forma Statements are preliminary and have been furnished solely for informational purposes, and therefore are not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor are they necessarily indicative of the results of operations or financial position that may occur in the future.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                    (In Thousands, Except Per Share Amounts)

                                                HISTORICAL
                                    ----------------------------------
                                    ILLINOIS TOOL WORKS     PREMARK                          PRO FORMA
                                        FOR THE SIX       FOR THE SIX                     COMBINED FOR THE
                                       MONTHS ENDED       MONTHS ENDED                    SIX MONTHS ENDED
                                         JUNE 30,           JUNE 26,      PRO FORMA           JUNE 30,
                                           1999               1999       ADJUSTMENTS            1999
                                    -------------------   ------------   -----------      ----------------
Operating Revenues................      $3,098,004         $1,414,300     $     --           $4,512,304
  Cost of revenues................       1,965,799            888,100       72,850(n)         2,926,749
  Selling, administrative and
     research and development
     expenses.....................         511,665            408,800      (76,896)(n)(o)       843,569
  Amortization of goodwill and
     other intangible assets......          30,805                 --        4,046(o)            34,851
  Amortization of retiree
     healthcare...................           3,653                 --       (3,653)(p)               --
                                        ----------         ----------     --------           ----------
Operating Income..................         586,082            117,400        3,653              707,135
  Interest expense................         (19,942)           (12,100)          --              (32,042)
  Other income....................           7,444              2,500           --                9,944
                                        ----------         ----------     --------           ----------
  Income from continuing
     operations before income
     taxes........................         573,584            107,800        3,653              685,037
  Income taxes....................         209,400             40,300        1,425(q)           251,125
                                        ----------         ----------     --------           ----------
  Income from continuing
     operations...................      $  364,184         $   67,500     $  2,228           $  433,912
                                        ==========         ==========     ========           ==========
  Income from continuing
     operations per share:
     Basic........................      $     1.45         $     1.10                        $     1.48(r)
     Diluted......................      $     1.44         $     1.06                        $     1.45(r)
Shares of common stock outstanding
  during the period:
  Average.........................         250,349             61,400                           293,668
  Average assuming dilution.......         253,035             63,900                           298,646

                    (In Thousands, Except Per Share Amounts)

                                                HISTORICAL
                                    ----------------------------------
                                    ILLINOIS TOOL WORKS     PREMARK                          PRO FORMA
                                        FOR THE SIX       FOR THE SIX                     COMBINED FOR THE
                                       MONTHS ENDED       MONTHS ENDED                    SIX MONTHS ENDED
                                         JUNE 30,           JUNE 27,      PRO FORMA           JUNE 30,
                                           1998               1998       ADJUSTMENTS            1998
                                    -------------------   ------------   -----------      ----------------
Operating Revenues................      $2,761,452         $1,291,700     $     --           $4,053,152
  Cost of revenues................       1,784,846            817,300       67,275(n)         2,669,421
  Selling, administrative and
     research and development
     expenses.....................         434,740            378,500      (70,767)(n)(o)       742,473
  Amortization of goodwill and
     other intangible assets......          20,174                 --        3,492(o)            23,666
  Amortization of retiree
     healthcare...................           3,653                 --       (3,653)(p)               --
                                        ----------         ----------     --------           ----------
Operating Income..................         518,039             95,900        3,653              617,592
  Interest expense................          (5,239)            (6,700)          --              (11,939)
  Other income....................          (1,563)             2,200           --                  637
                                        ----------         ----------     --------           ----------
  Income from continuing
     operations before income
     taxes........................         511,237             91,400        3,653              606,290
  Income taxes....................         186,600             35,200        1,425(q)           223,225
                                        ----------         ----------     --------           ----------
  Income from continuing
     operations...................      $  324,637         $   56,200     $  2,228           $  383,065
                                        ==========         ==========     ========           ==========
  Income from continuing
     operations per share:
     Basic........................      $     1.30         $     0.91                        $     1.31(r)
     Diluted......................      $     1.29         $     0.87                        $     1.28(r)
Shares of common stock outstanding
  during the period:
  Average.........................         249,789             62,000                           293,473
  Average assuming dilution.......         252,526             64,800                           298,811

                    (In Thousands, Except Per Share Amounts)

                                                 HISTORICAL
                                     ----------------------------------
                                     ILLINOIS TOOL WORKS     PREMARK                          PRO FORMA
                                           FOR THE           FOR THE                       COMBINED FOR THE
                                         YEAR ENDED         YEAR ENDED                        YEAR ENDED
                                        DECEMBER 31,       DECEMBER 26,    PRO FORMA         DECEMBER 31,
                                            1998               1998       ADJUSTMENTS            1998
                                     -------------------   ------------   -----------      ----------------
Operating Revenues.................      $5,647,889         $2,739,100    $       --          $8,386,989
  Cost of revenues.................       3,626,123          1,726,900       141,172(n)        5,494,195
  Selling, administrative and
     research and development
     expenses......................         890,581            776,700      (148,019)(n)(o)    1,519,262
  Amortization of goodwill and
     other intangible assets.......          44,593                 --         6,847(o)           51,440
  Amortization of retiree
     healthcare....................           7,306                 --        (7,306)(p)              --
                                         ----------         ----------    ----------          ----------
Operating Income...................       1,079,286            235,500         7,306           1,322,092
  Interest expense.................         (14,230)           (15,000)           --             (29,230)
  Other income.....................          (5,472)              (900)           --              (6,372)
                                         ----------         ----------    ----------          ----------
  Income from continuing operations
     before income taxes...........       1,059,584            219,600         7,306           1,286,490
  Income taxes.....................         386,800             83,500         2,849(q)          473,149
                                         ----------         ----------    ----------          ----------
  Income from continuing
     operations....................      $  672,784         $  136,100    $    4,457          $  813,341
                                         ==========         ==========    ==========          ==========
  Income from continuing operations
     per share:
     Basic.........................      $     2.69         $     2.20                        $     2.77(r)
     Diluted.......................      $     2.67         $     2.11                        $     2.72(r)
Shares of common stock outstanding
  during the period:
  Average..........................         249,906             61,881                           293,526
  Average assuming dilution........         252,443             64,593                           298,618

                    (In Thousands, Except Per Share Amounts)

                                                 HISTORICAL
                                     ----------------------------------
                                     ILLINOIS TOOL WORKS     PREMARK                          PRO FORMA
                                           FOR THE           FOR THE                       COMBINED FOR THE
                                         YEAR ENDED         YEAR ENDED                        YEAR ENDED
                                        DECEMBER 31,       DECEMBER 27,    PRO FORMA         DECEMBER 31,
                                            1997               1997       ADJUSTMENTS            1997
                                     -------------------   ------------   -----------      ----------------
Operating Revenues.................      $5,220,433         $2,406,800    $       --          $7,627,233
  Cost of revenues.................       3,378,794          1,525,800       125,259(n)        5,029,853
  Selling, administrative and
     research and development
     expenses......................         870,268            704,300      (129,848)(n)(o)    1,444,720
  Amortization of goodwill and
     other intangible assets.......          36,842                 --         4,589(o)           41,431
  Amortization of retiree
     healthcare....................           7,306                 --        (7,306)(p)              --
                                         ----------         ----------    ----------          ----------
Operating Income...................         927,223            176,700         7,306           1,111,229
  Interest expense.................         (19,383)           (12,100)           --             (31,483)
  Other income.....................          16,511             10,100            --              26,611
                                         ----------         ----------    ----------          ----------
  Income from continuing operations
     before income taxes...........         924,351            174,700         7,306           1,106,357
  Income taxes.....................         337,400             70,900         2,849(q)          411,149
                                         ----------         ----------    ----------          ----------
  Income from continuing
     operations....................      $  586,951         $  103,800    $    4,457          $  695,208
                                         ==========         ==========    ==========          ==========
  Income from continuing operations
     per share:
     Basic.........................      $     2.35         $     1.67                        $     2.37(r)
     Diluted.......................      $     2.33         $     1.59                        $     2.33(r)
Shares of common stock outstanding
  during the period:
  Average..........................         249,284             62,342                           293,526
  Average assuming dilution........         251,760             65,326                           298,581

                    (In Thousands, Except Per Share Amounts)

                                                    HISTORICAL
                                        ----------------------------------
                                        ILLINOIS TOOL WORKS     PREMARK                           PRO FORMA
                                              FOR THE           FOR THE                        COMBINED FOR THE
                                            YEAR ENDED         YEAR ENDED                         YEAR ENDED
                                           DECEMBER 31,       DECEMBER 28,    PRO FORMA          DECEMBER 31,
                                               1996               1996       ADJUSTMENTS             1996
                                        -------------------   ------------   -----------       ----------------
Operating Revenues....................      $4,996,681         $2,267,600     $      --           $7,264,281
  Cost of revenues....................       3,281,530          1,443,800       115,992(n)         4,841,322
  Selling, administrative and research
     and development expenses.........         875,386            660,200      (120,631)(n)(o)     1,414,955
  Amortization of goodwill and other
     intangible assets................          31,873                 --         4,639(o)            36,512
  Amortization of retiree
     healthcare.......................           7,306                 --        (7,306)(p)               --
                                            ----------         ----------     ---------           ----------
Operating Income......................         800,586            163,600         7,306              971,492
  Interest expense....................         (27,834)           (16,300)           --              (44,134)
  Other income........................          (2,437)           (34,400)           --              (36,837)
                                            ----------         ----------     ---------           ----------
  Income from continuing operations
     before income taxes..............         770,315            112,900         7,306              890,521
  Income taxes........................         284,000             56,200         2,849(q)           343,049
                                            ----------         ----------     ---------           ----------
  Income from continuing operations...      $  486,315         $   56,700     $   4,457           $  547,472
                                            ==========         ==========     =========           ==========
  Income from continuing operations
     per share:
     Basic............................      $     1.96         $     0.92                         $     1.88(r)
     Diluted..........................      $     1.95         $     0.89                         $     1.85(r)
Shares of common stock outstanding
  during the period:
Average...............................         247,556             62,059                            291,301
Average assuming dilution.............         249,570             64,095                            295,197

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION

                                 (In Thousands)

                                              HISTORICAL
                                  -----------------------------------                          PRO FORMA
                                  ILLINOIS TOOL WORKS      PREMARK       PRO FORMA             COMBINED
                                     JUNE 30, 1999      JUNE 26, 1999   ADJUSTMENTS          JUNE 30, 1999
                                  -------------------   -------------   -----------          -------------
ASSETS
Current Assets:
  Cash and equivalents..........      $  119,542         $  126,600      $      --            $  246,142
  Trade receivables.............       1,087,783            457,200             --             1,544,983
  Inventories...................         613,678            449,900             --             1,063,578
  Deferred income taxes.........         110,811             75,400             --               186,211
  Prepaid expenses and other
     current assets.............         100,469             45,200             --               145,669
                                      ----------         ----------      ---------            ----------
          Total current
            assets..............       2,032,283          1,154,300             --             3,186,583
                                      ----------         ----------      ---------            ----------
Plant and Equipment, net........       1,084,312            561,100             --(m)          1,645,412
Investments.....................       1,171,684                 --             --             1,171,684
Goodwill and Other Intangible
  Assets........................       1,542,921            241,900        172,405(a)          1,957,226
Deferred Income Taxes...........         413,424                 --         72,268(b)(l)         485,692
Other Assets....................         494,269             83,600       (206,053)(a)(l)        371,816
                                      ----------         ----------      ---------            ----------
                                      $6,738,893         $2,040,900      $  38,620            $8,818,413
                                      ==========         ==========      =========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Short-term debt...............      $  434,702         $   24,900      $      --            $  459,602
  Accounts payable..............         307,961            133,300             --               441,261
  Accrued expenses..............         463,253            377,200         57,050(c)(d)(e)      897,503
  Cash dividends payable........          37,584                 --          6,746(c)             44,330
  Income taxes payable..........          88,406                 --         (8,503)(e)            79,903
                                      ----------         ----------      ---------            ----------
          Total current
            liabilities.........       1,331,906            535,400         55,293             1,922,599
                                      ----------         ----------      ---------            ----------
Noncurrent Liabilities:
  Long-term debt................       1,223,942            259,700             --             1,483,642
  Other.........................         592,566            235,300         99,025(b)            926,891
                                      ----------         ----------      ---------            ----------
          Total noncurrent
            liabilities.........       1,816,508            495,000         99,025             2,410,533
                                      ----------         ----------      ---------            ----------
Stockholders' Equity:
  Common stock..................           2,508             69,000        (68,569)(f)             2,939
  Additional paid-in-capital....         308,421            364,900       (189,731)(h)           483,590
  Income reinvested in the
     business...................       3,419,270            873,700       (118,198)(k)         4,174,772
  Common stock held in
     treasury...................          (1,783)          (258,300)       258,300(g)             (1,783)
  Cumulative translation
     adjustment.................        (137,937)                --        (36,300)(i)          (174,237)
  Unearned portion of restricted
     stock......................              --             (2,500)         2,500(j)                 --
  Accumulated other
     comprehensive income.......              --            (36,300)        36,300(i)                 --
                                      ----------         ----------      ---------            ----------
          Total stockholders'
            equity..............       3,590,479          1,010,500       (115,698)            4,485,281
                                      ----------         ----------      ---------            ----------
                                      $6,738,893         $2,040,900      $  38,620            $8,818,413
                                      ==========         ==========      =========            ==========

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma combined financial statements are presented for informational purposes only, giving effect to the merger of Illinois Tool Works Inc. ("Illinois Tool Works") and Premark International, Inc. ("Premark") as accounted for by the "pooling-of-interests" method. In accordance with Securities and Exchange Commission reporting rules, the pro forma combined statements of income, and the historical statements from which they are derived, present only income from continuing operations and therefore do not include discontinued operations, extraordinary items or the cumulative effects of accounting changes. The pro forma combined statements of income also do not include the impact of nonrecurring items attributable to the transaction.

     Because the transaction has not been completed, the costs of the merger transaction can only be estimated at this time. The pro forma combined statement of income for each period presented excludes: (1) the positive effects of potential cost savings that may be achieved upon combining the resources of the companies; (2) transaction costs including investment banking, legal, and accounting fees; and (3) contractual termination benefits.

     The unaudited pro forma combined statement of financial position as of June 30, 1999 includes, in accordance with the Securities and Exchange Commission reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and that would have been reflected had the transaction been consummated as of that date.

2. PRO FORMA ADJUSTMENTS

     As permitted in a pooling-of-interests business combination, the unaudited pro forma financial statements reflect certain adjustments to conform the accounting policies and financial statement classification of both companies. The pro forma adjustments are as follows:

  Statement of Financial Position

     (a)Illinois Tool Works and Premark have classified other intangible assets differently in their respective statements of financial position. Other intangible assets of $172.4 million were classified in the Illinois Tool Works historical financial statements as other assets, and were reclassified in the pro forma statement of financial position to goodwill and other intangible assets in order to conform the presentation.

     (b)Upon the original adoption of Statement of Financial Accounting Standards No. 106 -- Employers' Accounting for Postretirement Benefits other than Pensions ("SFAS 106") there were two options to recognize the transition obligation. Illinois Tool Works chose to recognize the transition obligation over a 20-year period. Premark chose the option of immediate recognition. The combined entity will follow the immediate recognition method. The pro forma combined statement of financial position reflects an adjustment to other noncurrent liabilities of $99.0 million to record Illinois Tool Works' unamortized transition obligation as of June 30, 1999. Noncurrent deferred taxes have been adjusted by $38.6 million to account for the tax effect of the unamortized transition obligation.

     (c)Illinois Tool Works and Premark have classified dividends payable differently in their respective statements of financial position. Dividends payable of $6.7 million were classified in the Premark historical financial statements as accrued expenses, and were reclassified in the pro forma statement of financial position to cash dividends payable in order to conform the presentation.

     (d)A pro forma adjustment of $20 million was recorded to accrued expenses and income reinvested in the business in order to reflect the estimated transaction costs related to the merger.

     (e)Accrued expenses and income reinvested in the business have been adjusted to reflect $43.8 million in payments related to contractual termination benefits that are expected to be paid subsequent to the consummation of the merger transaction. Income taxes payable has been adjusted by $8.5 million to reflect the tax effect relating to the termination payments.

     (f)Common stock ($.01 par value per share) was adjusted by $68.6 million to reflect the merger accounted for as a "pooling-of-interests" through the exchange of approximately 43.1 million shares of Illinois Tool Works common stock for 61.2 million shares of Premark common stock using an illustrative exchange ratio of 0.7049. The exchange ratio is based on a market value of $55 worth of Illinois Tool Works' stock issued to Premark stockholders upon consummation of the merger transaction, and an average market value of Illinois Tool Works' stock of $78.03 for the 20-day period ending September 9, 1999. As described in this proxy statement/prospectus, the actual exchange ratio will be based on the average closing price of Illinois Tool Works common stock for the 20-day trading period ending on the second business day before the effective time of the merger.

     (g)Treasury stock was adjusted by $258.3 million to reflect the retirement of Premark's treasury stock.

     (h)Additional paid-in-capital was adjusted by $189.7 million related to adjustments (f) and (g) above.

     (i)Illinois Tool Works and Premark have classified the cumulative translation adjustment differently in their respective statements of financial position. Translation adjustments were classified in the Premark historical financial statements as accumulated other comprehensive income, and were reclassified in the pro forma statement of financial position as cumulative translation adjustment in order to conform the presentation.

     (j)Included in Premark's historical statement of financial position is the unearned portion of restricted stock issued for future service, which was adjusted by $2.5 million to reflect the vesting of the restricted shares upon consummation of the merger transaction.

     (k)Income reinvested in the business was adjusted by $118.2 million related to adjustments (b), (d), (e) and (j) above, as follows (in thousands, net of tax):

Unamortized SFAS 106 transition obligation................  $ 60,405
Transaction costs.........................................    20,000
Contractual termination payments..........................    35,293
Unamortized restricted stock..............................     2,500
                                                            --------
                                                            $118,198
                                                            ========

     (l)Illinois Tool Works and Premark have classified long-term deferred tax assets differently in their respective statements of financial position. Long-term deferred tax assets of $33.6 million were classified in the Premark historical financial statements as other noncurrent assets, and were reclassified to deferred income taxes in the pro forma statement of financial position in order to conform the presentation.

     (m)Illinois Tool Works and Premark have used different methods for depreciating fixed assets in their historical financial statements. Illinois Tool Works has principally used accelerated depreciation methods (primarily in its U.S. businesses), whereas Premark historically has used the straight-line depreciation method. Because the merger transaction has not been completed, the adjustment to conform Premark's depreciation method to that of Illinois Tool Works is not currently estimable. Upon consummation of the transaction, the depreciation method for

        Premark's U.S. businesses is expected to be conformed to Illinois Tool Works' accelerated methods in the financial statements for all periods.

 Statements of Income

     (n)Illinois Tool Works and Premark have classified distribution costs differently in their respective statements of income. Distribution costs were classified in the Premark historical financial statements as selling and administrative expenses, and were reclassified in the pro forma statements of income as cost of revenues in order to conform the presentation.

     (o)Illinois Tool Works and Premark have classified goodwill and other intangible asset amortization differently in their respective statements of income. Amortization was classified in the Premark historical financial statements as a selling and administrative expense, and was reclassified in the pro forma statements of income as amortization of goodwill and intangible assets in order to conform the presentation.

     (p)Upon the original adoption of SFAS 106, there were two options to recognize the transition obligation. Illinois Tool Works chose to recognize the transition obligation as of January 1, 1993 ratably over a 20-year period. Premark chose the option of immediate recognition. The combined entity will follow the immediate recognition method. The pro forma combined statements of income reflect the elimination of Illinois Tool Works' amortization of retiree health care.

     (q)The estimated income tax effect related to the pro forma adjustments described in (p) above is based on an assumed combined federal and state income tax rate of 39%.

     (r)The pro forma combined per share amounts are based on the combined weighted average number of Illinois Tool Works common shares and Premark common stock outstanding for all periods presented assuming Premark stockholders receive 0.7049 of an Illinois Tool Works common share for each share of Premark common stock held.

                                                                           ANNEX
A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          PREMARK INTERNATIONAL, INC.,

                            ILLINOIS TOOL WORKS INC.

                                      AND

                               CS MERGER SUB INC.

                         DATED AS OF SEPTEMBER 9, 1999

                               TABLE OF CONTENTS


                                ARTICLE I
                   THE MERGER; CLOSING; EFFECTIVE TIME

1.1.    The Merger..................................................   A-6
1.2.    Closing.....................................................   A-6
1.3.    Effective Time..............................................   A-7

                                ARTICLE II
   CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Certificate of Incorporation............................   A-7
2.2.    The Bylaws..................................................   A-7

                               ARTICLE III
                    OFFICERS, DIRECTORS AND MANAGEMENT

3.1.    Directors of Surviving Corporation..........................   A-7
3.2.    Officers of Surviving Corporation...........................   A-7

                                ARTICLE IV
     EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.    Effect on Capital Stock.....................................   A-7
4.2.    Exchange of Certificates for Shares.........................   A-8
4.3.    Dissenters' Rights..........................................  A-10
4.4.    Adjustments to Prevent Dilution.............................  A-10

                                ARTICLE V
                      REPRESENTATIONS AND WARRANTIES

5.1.    Representations and Warranties of the Company...............  A-10
5.2.    Representations and Warranties of Parent and Merger Sub.....  A-19

                                ARTICLE VI
                                COVENANTS

6.1.    Interim Operations..........................................  A-23
6.2.    Acquisition Proposals.......................................  A-25
6.3.    Information Supplied........................................  A-26
6.4.    Stockholders Meetings.......................................  A-27
6.5.    Filings; Other Actions; Notification........................  A-27
6.6.    Access; Consultation........................................  A-29
6.7.    Affiliates..................................................  A-30
6.8.    Stock Exchange Listing......................................  A-30
6.9.    Publicity...................................................  A-30
6.10.   Benefits....................................................  A-30
6.11.   Expenses....................................................  A-32
6.12.   Indemnification; Directors' and Officers' Insurance.........  A-32
6.13.   Takeover Statute............................................  A-34
6.14.   Confidentiality.............................................  A-34
6.15    Tax-Free Reorganization.....................................  A-34


                               ARTICLE VII
                                CONDITIONS

7.1.    Conditions to Each Party's Obligation to Effect the
        Merger......................................................  A-35
7.2.    Conditions to Obligations of Parent and Merger Sub..........  A-35
7.3.    Conditions to Obligation of the Company.....................  A-36

                               ARTICLE VIII
                               TERMINATION

8.1.    Termination by Mutual Consent...............................  A-36
8.2.    Termination by Either Parent or the Company.................  A-37
8.3.    Termination by the Company..................................  A-37
8.4.    Termination by Parent.......................................  A-37
8.5.    Effect of Termination and Abandonment.......................  A-38

                                ARTICLE IX
                        MISCELLANEOUS AND GENERAL

9.1.    Certain Definitions.........................................  A-39
9.2.    Survival....................................................  A-40
9.3.    Modification or Amendment...................................  A-40
9.4.    Waiver of Conditions........................................  A-40
9.5.    Counterparts................................................  A-41
9.6.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...............  A-41
9.7.    Notices.....................................................  A-42
9.8.    Entire Agreement............................................  A-42
9.9.    No Third Party Beneficiaries................................  A-43
9.10.   Obligations of Parent and of the Company....................  A-43
9.11.   Severability................................................  A-43
9.12.   Interpretation..............................................  A-43
9.13.   Assignment..................................................  A-43

                                 EXHIBITS

Exhibit 1 -- Form of Stock Option Agreement.........................  A-45
Exhibit 6.7(A)  -- Form of Company Stockholder Agreement............  A-55
Exhibit 6.7(B)  -- Form of Parent Stockholder Agreement.............  A-59
Exhibit 6.7(C)  -- Form of Parent Stockholder Agreement.............  A-62

                             INDEX OF DEFINED TERMS

TERM                                                            SECTION
----                                                          -----------
Acquisition Proposal........................................       6.2(a)
Affiliates..................................................          9.1
Agreement...................................................     preamble
Audit Date..................................................       5.1(f)
Bankruptcy and Equity Exception.............................       5.1(c)
Bylaws......................................................          2.2
Certificate.................................................       4.1(a)
Certificate of Merger.......................................          1.3
Charter.....................................................          2.1
Closing.....................................................          1.2
Closing Date................................................          1.2
Code........................................................     recitals
Company.....................................................     preamble
Company Affiliate's Letter..................................       6.7(a)
Company Disclosure Letter...................................          5.1
Company Employee............................................      6.10(e)
Company IP Rights...........................................    5.1(q)(i)
Company Option..............................................   6.10(a)(i)
Company Preferred Shares....................................       5.1(b)
Company Representatives.....................................       6.1(a)
Company Requisite Vote......................................       5.1(c)
Company Share...............................................       4.1(a)
Company Shares..............................................       4.1(a)
Company Stock Plans.........................................       5.1(b)
Company Stockholders Meeting................................       6.4(a)
Company's Reports...........................................       5.1(e)
Compensation and Benefit Plans..............................    5.1(h)(i)
Competition Laws............................................          9.1
Computer Systems............................................       5.1(r)
Confidentiality Agreement...................................         6.14
Contracts...................................................   5.1(d)(ii)
Costs.......................................................      6.12(a)
Current Premium.............................................      6.12(c)
D&O Insurance...............................................      6.12(c)
Delaware Courts.............................................       9.6(a)
DGCL........................................................          9.1
Effective Time..............................................          1.3
Environmental Law...........................................          9.1
ERISA.......................................................          9.1
ERISA Affiliate.............................................          9.1
Exchange Act................................................          9.1
Exchange Agent..............................................       4.2(a)
Exchange Ratio..............................................       4.1(a)
Excluded Company Shares.....................................       4.1(a)
GAAP........................................................          9.1
Governmental Entity.........................................    5.1(d)(i)
Hazardous Substance.........................................          9.1
HSR Act.....................................................          9.1
Indemnified Parties.........................................      6.12(a)

TERM                                                            SECTION
----                                                          -----------
IRS.........................................................          9.1
Laws........................................................          9.1
Material Adverse Effect.....................................          9.1
Merger......................................................     recitals
Merger Consideration........................................       4.1(a)
Merger Sub..................................................     preamble
Multi-employer Plan.........................................  5.1(h)(vii)
NYSE........................................................       4.1(a)
Order.......................................................       7.1(d)
Parent......................................................     preamble
Parent Affiliate's Letter...................................       6.7(a)
Parent Average Price........................................       4.1(a)
Parent Common Stock.........................................       4.1(a)
Parent Companies............................................       4.1(a)
Parent Disclosure Letter....................................          5.2
Parent Preferred Shares.....................................    5.2(b)(i)
Parent Requisite Vote.......................................   5.2(d)(ii)
Parent Stock Plans..........................................    5.2(b)(i)
Parent Stockholders Meeting.................................       6.4(b)
Parent's Reports............................................       5.2(e)
PBGC........................................................          9.1
Pension Plan................................................   5.1(h)(ii)
Permits.....................................................          9.1
Person......................................................          9.1
Pooling Affiliates..........................................       6.7(a)
Pooling Requirements........................................     recitals
Products....................................................  5.1(q)(iii)
Prospectus/Proxy Statement..................................          6.3
Rights Agreement............................................       5.1(b)
Rule 145 Affiliates.........................................       6.7(a)
S-4 Registration Statement..................................          6.3
SEC.........................................................          9.1
Section 16..................................................      6.10(c)
Securities Act..............................................          9.1
Significant Agreements......................................          9.1
Significant Investees.......................................          9.1
Significant Subsidiaries....................................          9.1
Stock Option Agreement......................................     recitals
Subsequent Transaction......................................       6.5(e)
Subsidiary..................................................          9.1
Substitute Option...........................................   6.10(a)(i)
Superior Proposal...........................................       6.2(a)
Surviving Corporation.......................................          1.1
Takeover Statute............................................       5.1(j)
Tax.........................................................          9.1
Tax Return..................................................          9.1
Taxable.....................................................          9.1
Taxes.......................................................          9.1
Termination Date............................................          8.2
Termination Fee.............................................       8.5(b)
Year 2000 Compliant.........................................       5.1(r)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 9, 1999, is among PREMARK INTERNATIONAL, INC., a Delaware corporation (the "Company"), ILLINOIS TOOL WORKS INC., a Delaware corporation ("Parent"), and CS MERGER SUB INC., a Delaware corporation that is a wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the parties intend, by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" as therein defined;

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests" in accordance with the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended and/or interpreted by the rules and regulations of the SEC and applicable pronouncements by the Financial Accounting Standards Board, the Emerging Issues Task Force and the American Institute of Certified Public Accountants (collectively with the rules and regulations of the SEC, the "Pooling Requirements");

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Company is entering into a stock option agreement with Parent, substantially in the form of Exhibit 1 (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase shares of common stock of the Company under the terms and conditions set forth in the Stock Option Agreement; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I.

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in Article III. The Merger shall have the effects specified in the DGCL.

     1.2. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing (which may include the condition set forth in Section 7.1(a)), but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").
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     1.3. Effective Time. As soon as practicable following the Closing, the
Company and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II.

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                       OFFICERS, DIRECTORS AND MANAGEMENT

     3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

     3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV.

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

          (a) Merger Consideration. Each share of common stock, $1.00 par value per share, of the Company (each a "Company Share" and collectively the "Company Shares") issued and outstanding immediately prior to the Effective Time (but not including Company Shares that are owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")), shall be converted into and become exchangeable for the fraction of a share (the "Exchange Ratio" or the "Merger Consideration") of Common Stock, $0.01 par value per share, of Parent ("Parent Common Stock"), equal to:

             (i) if the Parent Average Price is equal to or greater than $66.33 but less than or equal to $89.73, the result, calculated to four decimal places, of $55.00 divided by the Parent Average Price;

             (ii) if the Parent Average Price is greater than $89.73 but less than $101.44, the result, calculated to four decimal places, of

             [$55.00 + {.3065 (Parent Average Price - $89.73)}] / Parent Average Price;

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

             (iii) if the Parent Average Price is less than $66.33 but greater than $54.62, the result, calculated to four decimal places, of

             [$55.00 - {.4146 ($66.33 - Parent Average Price)}] / Parent Average Price;

             (iv) if the Parent Average Price is greater than or equal to $101.44, .5776;

             (v) if the Parent Average Price is less than or equal to $54.62, .9181.

The "Parent Average Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange (the "NYSE"), as reported in The Wall Street Journal, New York City edition, on the twenty NYSE trading days ending on the second business day prior to the Closing Date. The Parent Average Price shall be rounded to the nearest cent.

     At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to the Merger Consideration in respect of each Company Share formerly represented by such Certificate multiplied by the number of Company Shares formerly represented by such Certificate and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of the fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.

          (b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Parent.

     4.2. Exchange of Certificates for Shares.

          (a) Exchange Procedures. At or prior to the Effective Time Parent shall deposit with the Exchange Agent (as defined below), in trust for the benefit of the holders of Company Shares, certificates representing shares of Parent Common Stock issuable pursuant to Section 4.1(a), and an amount of cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.2(d). Parent shall make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of dividends or other distributions in accordance with Section 4.2(b). Promptly after the Effective Time, but in no event later than three business days following the Closing Date, the Surviving Corporation shall cause an exchange agent (the "Exchange Agent"), selected by Parent with the Company's prior approval, which shall not be unreasonably withheld, to mail to each holder of record as of the Effective Time of a Certificate in respect of Company Shares (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and indemnity undertakings or indemnity bonds, as the case may be, in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates for (A) certificates representing shares of Parent Common Stock and (B) any cash in lieu of fractional shares determined in accordance with Section 4.2(d) plus any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. Subject to
     Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Section 4.2, and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 4.2(d) plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 4.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares that occurred prior to the Effective Time, but is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash in lieu of fractional shares to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

          (b) Distributions with Respect to Unexchanged Shares; Voting.

             (i) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 4.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange for such Certificate, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

             (ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

          (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

          (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(d) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Parent Common Stock, as reported in The Wall Street Journal, New York City edition, on the five (5) trading days immediately prior to the Effective Time.

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

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Parent Common Stock and any portion of the cash, dividends or other distributions with respect to the Parent Common Stock deposited by Parent with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter be entitled to look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 4.1, Section 4.2(b) and
     Section 4.2(d) upon due surrender of their Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Parent or the Company, if Parent believes that the person providing the indemnity is sufficiently creditworthy, or, if Parent does not so believe, indemnity bonds), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and if Parent believes that the person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Company, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will distribute such stock, any cash, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 4.1, Section 4.2(b) and Section 4.2(d), in each case, without interest.

          (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Pooling Affiliate or Rule 145 Affiliate (as determined pursuant to Section 6.7) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.7.

     4.3. Dissenters' Rights. The parties hereto agree that, in accordance with
Section 262 of the DGCL, no appraisal rights will be available to holders of Company Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, there shall have been declared or effected a reclassification, stock split (including a reverse split), or stock dividend or stock distribution made with respect to the Company Shares or the Parent Common Stock, or a stock dividend or stock distribution or any similar transaction relating to the Company Shares or the Parent Common Stock, the Exchange Ratio shall be equitably adjusted to reflect such event.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent (the "Company Disclosure Letter") or in the Company's Reports (as defined below) filed after December 31, 1996 but prior to the date of this Agreement, the Company represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. The Company has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect.

          (b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Company Shares, of which 61,325,093 Company Shares were issued and outstanding and 7,678,747 Company Shares were held in treasury as of the close of business on September 7, 1999, and 50,000,000 shares of Preferred Stock, $1.00 par value per share (the "Company Preferred Shares"), none of which was outstanding as of the date hereof. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than the 1,000,000 Company Preferred Shares designated as Series A Junior Participating Preferred Stock that are reserved for issuance pursuant to the Rights Agreement, dated as of November 6, 1996, by and between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agreement"), and Company Shares subject to issuance as set forth below or that are permitted to become subject to issuance pursuant to Section 6.1(a)(iv) or (vii) of this Agreement, the Company has no Company Shares, Company Preferred Shares or other shares of capital stock reserved for or otherwise subject to issuance. As of the date of this Agreement, the Company has outstanding $150,000,000 aggregate principal amount of 6.875% notes due 2008, $100,000,000 aggregate principal amount of 10.5% notes due 2000 and $2,600,000 aggregate principal amount of 5.95% industrial revenue bonds due 2002. As of September 7, 1999, there were 7,069,414 Company Shares that the Company was obligated to issue pursuant to the Company's stock plans at a weighted average exercise price of $18.20 per Company Share, each of which plans is listed in Section 5.1(b) of the Company Disclosure Letter (collectively the "Company Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance, except for such failures or exceptions to the foregoing as are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth above and except pursuant to the Stock Option Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments granted by or enforceable against the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock, other securities of the Company or any of its Subsidiaries or a material amount of assets of the Company or any of its Significant Subsidiaries other than (in the case of assets) in the ordinary course of business or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, other securities or material amount of assets of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote with the stockholders of the Company on any matter or convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. The Company Shares issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by the Company, and upon any issuance of such Company Shares in accordance with the terms of the Stock Option Agreement, such Company Shares will be duly and validly issued and fully paid and nonassessable. No Company Shares are held by a Subsidiary of the Company.

          (c) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and, subject only to adoption of this Agreement by the holders of at least a majority of the outstanding Company Shares (the "Company Requisite Vote") to consummate the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Stock Option Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of the Company (A) has approved and declared advisable this Agreement, the Stock Option Agreement and the Merger and (B) has received the opinion of its financial advisors, Goldman, Sachs & Co., to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to such holders from a financial point of view.

          (d) Governmental Filings; No Violations.

             (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act, (C) pursuant to the European Community Merger Control Regulation, (D) to comply with state securities or "blue-sky" laws and (E) to comply with any other relevant Competition Laws (as defined below), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, except those the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and those that to the knowledge of the Company's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

             (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Company's certificate of incorporation or bylaws or the comparable governing instruments of any of the Company's Significant Investees or
        (B) a breach or violation of, a default under, or give rise to a right of termination under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of the Company's Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, license, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Significant Investees or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Significant Investees are subject or (C) any change in the rights or obligations of any party under any Contracts to which the Company or its Significant Investees are a party, except, in the case of clauses (B) or (C) above, for any breach, violation, default, right of termination, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company and that to the knowledge of the Company's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

          (e) Reports; Financial Statements. The Company has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since December 31, 1996. The Company has made or will make available to Parent each registration statement, report, proxy statement or information statement prepared by the Company since

     December 31, 1996, including the Company's Annual Report on Form 10-K for the years ended December 28, 1996, December 27, 1997 and December 26, 1998 and the Company's Quarterly Report on Form 10-Q for the quarters ended March 27, 1999 and June 26, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the "Company's Reports"). As of their respective dates, the Company's Reports complied as to form in all material respects with all applicable requirements under the Securities Act, the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company's Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and of cash flows included in or incorporated by reference into the Company's Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes (to the extent permitted by the rules applicable to Form 10-Q) and to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as set forth in Section 5.1(e) of the Company Disclosure Letter or except as may be reflected in any public filing made prior to the date of this Agreement with the SEC under Section 13 of the Exchange Act and the regulations promulgated thereunder, to the Company's knowledge, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of the Company's outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          (f) Absence of Certain Changes. Except as disclosed in the Company's Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 26, 1998 (the "Audit Date"), the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been: (i) any change in the financial condition, liabilities and assets (taken together) or business of the Company and its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company's capital stock other than regular quarterly cash dividends not in excess of $.11 per Common Share; or (iv) any material change by the Company in financial accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in the Company Disclosure Letter or as disclosed in the Company's Reports filed prior to the date of this Agreement and except for increases and amendments that are not material in the aggregate, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of the Company's Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the normal and usual course of the Company's business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

          (g) Litigation and Liabilities. Except as disclosed in the Company's Reports filed prior to the date of this Agreement, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of the Company's executive officers, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, in either such case, except for those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and that to the knowledge of the Company's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

          (h) Employee Benefits.

             (i) The term "Compensation and Benefit Plans" means any employee benefit plan (within the meaning of Section 3(3) of ERISA), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, incentive compensation, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, program, agreement, policy or arrangement for any agents, consultants, employees, directors, former employees or former directors of the Company and/or any ERISA Affiliate which the Company or any ERISA Affiliate maintains, is a party to, participates in or with respect to which any of them has any liability or contingent liability. The Company has delivered to Parent copies of certain plan documents and summary plan descriptions for certain Compensation and Benefit Plans, and such copies are, to the knowledge of the Company's executive officers, true and complete in all material respects.

             (ii) (A) All Compensation and Benefit Plans have been administered in form and operation in substantial compliance with all requirements of applicable law, and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (B) there have been no acts or omissions by the Company or any ERISA Affiliate which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or ERISA Affiliate may be liable; (C) each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (as defined in Section 3(37) of ERISA) (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application therefor filed within the applicable remedial amendment period is pending which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and none of the Company nor any of its ERISA Affiliates is aware of any circumstances likely to result in revocation of any such favorable determination letter; (D) there is no pending or, to the knowledge of the Company's executive officers, threatened material litigation relating to its Compensation and Benefit Plans; and (E) neither the Company nor any of the ERISA Affiliates has engaged in a transaction with respect to any of the Compensation and Benefit Plans that would subject the Company or any of the ERISA Affiliates to a material tax or penalty imposed by either
        Section 4975 of the Code or Section 502 of ERISA.

             (iii) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company's Reports prior to the date of this Agreement.

             (iv) None of the Company nor any ERISA Affiliate has any obligation for post-employment health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable law or as may be provided under individual employment or severance agreements which in the aggregate do not require the Company to provide benefits, the cost of which is material to the Company.

             (v) The consummation of the Merger (or the approval of the Merger by stockholders of the Company) and the other transactions contemplated by this Agreement does not (x) entitle any employees or directors of the Company or any employees of any of the Company's ERISA Affiliates to severance pay, directly or indirectly, upon termination of employment or otherwise, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (vi) In each summary plan description and plan document relating to a Compensation and Benefits Plan that is not an individual agreement, the Company has reserved the right unilaterally to amend or terminate such plan, and to the knowledge of the Company's executive officers as of the date hereof, the Company has not distributed any other documents to participants generally or issued any general communication that purports to promise that any such plan will be continued indefinitely or otherwise obligates the Company to provide a specific level of benefits in the future, except under the terms of a collective bargaining agreement, a change-in-control provision that has been disclosed to Parent prior to the date of this Agreement or an individual agreement that has been disclosed to Parent prior to the date of this Agreement, or except as may be required by a statutory provision requiring the continuation of certain benefits or requiring that certain steps be taken, such as notification to affected participants, before a plan amendment or termination can be effective.

             (vii) None of the Compensation and Benefit Plans is a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA (a "Multi-employer Plan"), none of the Compensation and Benefit Plans is otherwise subject to Title IV of ERISA and none of the Company or any of the ERISA Affiliates have contributed or been obligated to contribute to a Multiemployer Plan or any other plan which is subject to Title IV of ERISA.

          (i) Compliance with Laws. Except as set forth in the Company's Reports filed prior to the date of this Agreement, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws except for violations or possible violations that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or that to the knowledge of the Company's executive officers, as of the date hereof, would be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Except as set forth in the Company's Reports filed prior to the date of this Agreement, to the actual knowledge of the Company's executive officers, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or to the knowledge of the Company's executive officers, as of the date hereof, would be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. To the actual knowledge of the Company's executive officers, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in order to comply with any such Laws, and the Company has not received any written notice or written communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for changes and noncompliance that individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and that to the knowledge of the Company's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Each of the Company and its Subsidiaries has all Permits necessary to conduct their business as presently conducted, except for those the absence of which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and that to the knowledge of the Company's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (j) Takeover Statutes; Charter and Bylaw Provisions. The Board of Directors of the Company has taken all appropriate and necessary actions to render inapplicable to the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation of any state in the United States (each a "Takeover Statute") as in effect on the date of this Agreement is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement. Assuming that Parent and its Affiliates were not, at or prior to the date of this Agreement (without giving effect to the Stock Option Agreement), "Interested Stockholders" within the meaning of Article EIGHTH, Section B(2)(vii)(2) of the Company's certificate of incorporation, the Company's Board of Directors has taken such action as is necessary to render Article EIGHTH, Section A of the Company's certificate of incorporation inapplicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement. Article NINTH of the Company's certificate of incorporation has expired in accordance with its terms.

          (k) Environmental Matters. Except as disclosed or reflected in the Company's Reports filed prior to the date of this Agreement and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries has complied with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (iv) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of the Company's properties pursuant to any Environmental Law.

          (l) Accounting and Tax Matters. Neither the Company nor any of its Subsidiaries or Pooling Affiliates (as defined in Section 6.7) has taken or agreed to take any action, nor do the Company's executive officers have any actual knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" in accordance with the Pooling Requirements or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m) Taxes. Except to the extent of any inaccuracy or incompleteness of any of the following which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries have prepared or will prepare in good faith and duly and timely filed (taking into account any extension of time within which to file), or will so file, all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are or will be complete and accurate, (ii) the Company and each of its Subsidiaries as of the Effective Time (x) will have paid all Taxes that they are required to pay prior to the Effective Time, and
     (y) will have withheld all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor or third party, (iii) as of the date of this

     Agreement, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, (iv) there are not, to the actual knowledge of the Company's executive officers, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning the Company or any of its Subsidiaries' Tax liability, (v) neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect of such Taxes that are reflected in the financial statements included in the Company's Reports and
     (vi) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. No payments to be made to any of the officers and employees of the Company or its Subsidiaries will, as a result of consummation of the Merger, be subject to the deduction limitations under Sections 280G or 162(m) of the Code.

          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company's executive officers, threatened, any labor strike, dispute, walkout, work stoppage, slow down or lockout involving the Company or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

          (o) Brokers and Finders; Professional Expenses. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement except that the Company has employed Goldman, Sachs & Co. as the Company's financial advisor. The calculation of the amount payable to Goldman, Sachs & Co. in connection with this Agreement, including the Merger and the other transactions contemplated by this Agreement, is disclosed in Section 5.1(o) of the Company Disclosure Letter and true and complete copies of all engagement letters and other Contracts relating to currently active assignments under which Goldman, Sachs & Co. may be entitled to any engagement, assignment, fees, expense reimbursement, indemnification or other payment from the Company or any of its Subsidiaries are attached to the Company Disclosure Letter.

          (p) Significant Agreements. Each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements, except as would not reasonably be expected to have a Material Adverse Effect on the Company. No Significant Agreement is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding, except as would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, neither the Company nor any of its Subsidiaries has received any notice (written or oral), or otherwise has any knowledge, that any such Significant Agreement will not be, or is not likely to be, so renewed or that any such extension option will not be exercised, except as would not reasonably be expected to have a Material Adverse Effect on the Company. There exists no event of default or occurrence, condition or act on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of the other parties to the Significant Agreements which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Significant Agreements, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract purporting to limit the Company or any of its Affiliates from engaging in any business or from competing with any Person in any business, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract purporting to limit any direct or indirect shareholder or parent company of the Company (or any Subsidiary of any direct or indirect shareholder or parent company of the Company, other than the Company or any Subsidiary of the Company) from engaging in any business or from competing with any Person in any business except as would not have a Material Adverse Effect on Parent.

          (q) Intellectual Property Rights. Except as would not have a Material Adverse Effect on the Company:

             (i) The Company and its Subsidiaries own or have the right to use all intellectual property material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to herein as the "Company IP Rights").

             (ii) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) constitute a breach by the Company or any of its Subsidiaries of any instrument or agreement governing any Company IP Rights, (B) cause the modification of any terms of any licenses or agreements relating to any Company IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (C) cause the forfeiture or termination of any Company IP Rights, (D) give rise to a right of forfeiture or termination of any Company IP Rights or
        (E) impair the right of the Company, its Subsidiaries, the Surviving Corporation or Parent to use, sell or license any Company IP Rights or portion thereof.

             (iii) Neither the manufacture, marketing, license, sale or intended use of any product or product under development (collectively, "Products") by the Company and its Subsidiaries nor the current use by the Company and its Subsidiaries of any Company IP Rights, (A) violates any license or agreement between the Company or any of its Subsidiaries and any third party or (B) infringes any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Products, conflicts or will conflict with the rights of any other party.

          (r) Year 2000 Compliance. The Company has instituted processes and controls to become Year 2000 Compliant, as that term is defined below, and the foreseeable expenses or other liabilities associated with the process of securing full Year 2000 Compliance would not be reasonably expected to cause a Material Adverse Effect on the Company. Upon completion of such instituted processes and controls the Company's Computer Systems will be Year 2000 Compliant. "Year 2000 Compliant" means, except for any noncompliance that, individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect on the Company, that such hardware or software used, by the Company or any of its Subsidiaries including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") will not fail (because of a date change event resulting from a transition to the Year 2000) to:

             (i) process date data consistently from before and after January 1, 2000;

             (ii) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and

             (iii) be interoperable with other Year 2000 Compliant software or hardware which may deliver records to, receive records from, or interact with such Computer Systems in the course of conducting the business of the Company, including processing data and manufacturing the products of the Company.

          (s) Rights Agreement. The Company has adopted an amendment to the Rights Agreement with the effect that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the Rights (as defined in the Rights Agreement) will not separate from the Company Shares, as a result of entering into this Agreement or the Stock Option Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement or the Stock Option Agreement.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company (the "Parent Disclosure Letter") or in Parent's Reports filed after December 31, 1996 but prior to the date of this Agreement, Parent, on behalf of itself and Merger Sub, represents and warrants to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect on it. Parent has made available to Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

          (b) Capital Structure.

             (i) The authorized capital stock of Parent consists of 350,000,000 shares of Parent Common Stock, of which 250,637,386 shares were issued and outstanding and 260,536 shares were held in treasury as of the close of business on September 7, 1999, and 300,000 shares of Preferred Stock, no par value (the "Parent Preferred Shares"), of which no shares were outstanding as of the date hereof. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, other than Parent Common Stock subject to issuance as set forth below, Parent has no shares of Parent Common Stock or Parent Preferred Shares reserved for or subject to issuance. As of September 7, 1999, there were not more than 5,344,999 shares of Parent Common Stock that Parent was obligated to issue pursuant to the Parent's stock plans, each of which plans is listed in Section 5.2(b) of the Parent Disclosure Letter (collectively, the "Parent Stock Plans"). Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

             (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger

        Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c) Corporate Authority; Approval. Parent and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

          (d) Governmental Filings; No Violations.

             (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act, (C) pursuant to the European Community Merger Control Regulation, (D) to comply with state securities or "blue-sky" laws and (E) to comply with any other relevant Competition Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, except those that the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

             (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement will not, constitute or result in (A) a breach or violation of, or a default under, Parent's certificate of incorporation or bylaws or the comparable governing instruments of any of Parent or its Significant Subsidiaries or any Significant Investees or (B) subject to the approval of the issuance of the aggregate Merger Consideration by a majority of the stockholders of Parent voting thereon at the Parent Stockholders Meeting (as defined in Section 6.4(b) (the "Parent Requisite Vote"), if applicable, a breach or violation of, a default under or give rise to a right of termination under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of Parent or its Significant Investees (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which Parent or any of its Significant Investees is subject or (C) any change in the rights or obligations of any party under any Contracts to which Parent or its Significant Investees are a party, except, in the case of clauses (B) or
        (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not be reasonably likely to prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

          (e) Reports; Financial Statements. Parent has made or will make available to the Company each registration statement, report, proxy statement or information statement prepared by Parent since December 31, 1996, including Parent's Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 and Parent's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, "Parent's Reports"). As of their respective dates, Parent's Reports complied as to form in all material respects with all applicable requirements under the Securities Act, the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into Parent's Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and cash flows included in or incorporated by reference into Parent's Reports (including any related notes and schedules) fairly presents the consolidated results of operations, statement of shareholders' investment and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes (to the extent permitted by the rules applicable to Form 10-Q) and to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (f) Absence of Certain Changes. Except as disclosed in the Parent's Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1998, there has not been: (i) any change in the financial condition, liabilities and assets (taken together) or business of Parent and its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent; or (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of Parent's capital stock other than regular quarterly cash dividends consistent with past practice and other than any dividend that would be received by the holders of Company Common Stock on an equivalent basis per share of Parent Common Stock after the Effective Time.

          (g) Accounting and Tax Matters. Neither Parent nor any of its Subsidiaries or Pooling Affiliates (as defined in Section 6.7) has taken or agreed to take any action, nor do Parent's executive officers have any actual knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" in accordance with the Pooling Requirements or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire capital stock of the Company other than any securities that may be held pursuant to any pension or benefit plan of Parent or any of its Subsidiaries.

          (h) Compliance with Laws. Except as set forth in Parent's Reports filed prior to the date of this Agreement, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Except as set forth in Parent's Reports filed prior to the date of this Agreement, to the actual knowledge of Parent's executive officers, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or that to the knowledge of Parent's executive officers, as of the date hereof, would be reasonably likely to prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. To the actual knowledge of Parent's executive officers, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in order to comply with any such Laws, and Parent has not received any written notice or written communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for changes and noncompliance that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Each of Parent and its Subsidiaries has all Permits necessary to conduct their business as presently conducted, except for those the absence of which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (i) Litigation and Liabilities. Except as disclosed in Parent's Reports filed prior to the date of this Agreement, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of Parent's executive officers, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, in either such case, except for those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent and that to the knowledge of Parent's executive officers, as of the date hereof, would not prevent, materially delay or materially impair Parent's ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

          (j) Environmental Matters. Except as disclosed or reflected in Parent's Reports filed prior to the date of this Agreement and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent: (i) each of Parent and its Subsidiaries has complied with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
     (iii) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (iv) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of Parent's properties pursuant to any Environmental Law.

          (k) Taxes. Except to the extent of any inaccuracy or incompleteness of any of the following which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent, (i) Parent and each of its Subsidiaries have prepared or will prepare in good faith and duly and timely filed (taking into account any extension of time within which to file), or will so file, all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are or will be complete and accurate, (ii) Parent and each of its Subsidiaries as of the Effective Time (x) will have paid all Taxes that they are required to pay prior to the Effective Time, and (y) will have withheld all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor or third party, (iii) as of the date of this Agreement, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, (iv) there are not, to the actual knowledge of Parent's executive officers, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning

     Parent or any of its Subsidiaries' Tax liability, (v) neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect of such Taxes that are reflected in the financial statements included in Parent's Reports and (vi) neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax.

                                  ARTICLE VI.

                                   COVENANTS

     6.1. Interim Operations. Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter and the Parent Disclosure Letter, as appropriate:

          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise required by applicable Law, in which case, the Company shall provide Parent with prior reasonable notice of such requirement, or unless expressly contemplated by this Agreement or the Stock Option Agreement):

             (i) Its business and that of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1(a) shall be deemed a breach of this
        Section 6.1(a)(i) unless such action would constitute a breach of one or more such other provisions;

             (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend on the Common Shares or other capital stock of the Company payable in cash, stock or property in respect of any such capital stock (other than regular quarterly dividends on the Common Shares not to exceed $.11 per common share per quarter); or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under the Company Stock Plans but subject to the Company's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

             (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment in accordance with the Pooling Requirements or as a "reorganization" within the meaning of Section 368(a) of the Code;

             (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (B) amend or otherwise modify any Compensation and Benefit Plans; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or employees except, in the case of (A), (B) and (C), (x) for grants or awards to employees with annual salaries below $150,000 under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, (y) in the normal and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Company Compensation and Benefit Plans consistent with past practice for promoted or newly hired employees below the level of Company Vice President on terms consistent with past practice), or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement, including pursuant to rights and obligations under such Compensation and Benefit Plans that vest or mature automatically with the passage of time or the satisfaction of other conditions; provided, that it shall not take such action unless it shall provide Parent with prior reasonable notice; or to comply with applicable law or regulations;

             (v) Except for transactions between the Company and one or more of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company, neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others in all such cases in excess of $10,000,000 in the aggregate or except for the use of foreign bank lines of credit in the ordinary course;

             (vi) Neither it nor any of its Subsidiaries shall (A) make any capital expenditures prior to December 31, 1999 in an aggregate amount in excess of $8,000,000, except as set forth in the Company's 1999 capital budget which has been made available to Parent or (B) make any capital expenditures subsequent to December 31, 1999 in an amount in excess of an average of $10,000,000 per month;

             (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, any rights, warrants or options to acquire, or any bonds, debentures, notes or other debt obligations having the right to vote or convertible or exercisable for any such shares except for transactions between the Company and one or more of its wholly-owned Subsidiaries, or between wholly-owned Subsidiaries of the Company and except for Company Shares issued pursuant to options and other awards outstanding on the date of this Agreement under the Company Stock Plans or otherwise permitted by
        Section 6.1(a)(iv);

             (viii) Except as permitted by Sections 6.2 and 8.3(b), neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities excluding sales of inventory or products in the ordinary course of business;

             (ix) It shall not make any material change in its financial accounting policies or procedures, other than any such change that is required by GAAP, or revalue any assets, including, without limitation, writing down the value of material inventory or writing off notes or accounts receivable in a material amount other than as required by GAAP;

             (x) Except in the ordinary and usual course of business or as is required by law, it shall not release, assign, settle or compromise any material claims or litigation or make any material tax election or settle or compromise any material United States federal, state, local or foreign tax liability; and

             (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

          (b) Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise required by applicable Law, in which case, Parent shall provide the Company with prior reasonable notice of such requirement, or unless expressly contemplated by this Agreement or the Stock Option Agreement):

             (i) It shall not: (A) amend its certificate of incorporation or bylaws in any manner that would adversely affect the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend on the Parent Common Stock or other capital stock of Parent payable in cash, stock or property in respect of any such capital stock (other than regular quarterly dividends on the Parent Common Stock consistent with past practice and other than any dividend that would be received by the holders of Company Common Stock on an equivalent basis per share of Parent Common Stock after the Effective Time); or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Parent's employee benefit plans but subject to Parent's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

             (ii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment in accordance with the Pooling Requirements or as a "reorganization" within the meaning of Section 368(a) of the Code; and

             (iii) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

          (c) Parent and the Company agree that any written approval obtained under Section 6.1(a) must be signed by the Chief Executive Officer or Senior Vice President, General Counsel and Secretary of Parent and any written approval obtained under Section 6.1(b) must be signed by the Chief Executive Officer or Senior Vice President, General Counsel and Secretary of the Company.

          (d) Parent and the Company agree that prior to the Closing, the record date for determining shareholders of the Company or Parent entitled to receive the regular quarterly dividends permitted hereunder that may be declared by the board of directors of either Parent or the Company after the date of this Agreement but prior to the Closing shall be the close of business on the day on which Parent's then current fiscal quarter ends.

     6.2. Acquisition Proposals.

          (a) The Company agrees that it shall not nor shall it knowingly permit any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being referred to as the "Company Representatives") not to, directly or indirectly, initiate, solicit, or knowingly encourage or otherwise intentionally facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the Company's market capitalization, or any purchase or sale of, or tender or exchange offer for, 15% or more of its equity securities (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that it shall not nor shall it knowingly permit any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and that it shall direct and use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, have any discussion in furtherance of or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however ,that nothing contained in this Agreement shall prevent either the Company or its Board of Directors from: (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) if the Board of Directors of the Company determines in good faith after consultation with outside counsel, that in order for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law it should take such action, engaging in any discussions or negotiations with or providing any information or data to any Person (including its Representatives) in response to an unsolicited written Acquisition Proposal by any such Person; provided, that prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between Parent and the Company in connection with their consideration of the Merger; provided further, that such confidentiality agreement shall contain terms that allow the Company to comply with its obligations under this Section 6.2 or (C) recommending such an unsolicited written Acquisition Proposal to the stockholders of the Company if, and only to the extent that, with respect to the actions referred to in clause (C), (i) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, and would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger (a "Superior Proposal"), and (ii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duty to the Company's stockholders under applicable Law.

          (b) Except as disclosed in Section 6.1(a) of the Company Disclosure Letter, the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly inform its executive officers, directors, attorneys and financial advisors of the obligations undertaken in Section 6.2(a). The Company agrees that it will notify Parent as soon as reasonably practicable, if any such proposals or offers are received by it, any such information is requested from it or any such discussions or negotiations are sought to be initiated with it, indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and a description of the substance of any such inquiries, proposals, offers or requests. The Company thereafter shall keep Parent informed as soon as reasonably practicable, of the status and terms of any such inquiries, proposals or offers.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement of Parent and the Company and prospectus of Parent (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

     6.4. Stockholders Meetings.

          (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Shares (the "Company Stockholders Meeting") as promptly as reasonably practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. The Company's Board of Directors shall (i) recommend that the stockholders of the Company adopt this Agreement and thereby approve the transactions contemplated by this Agreement and (ii) solicit such adoption (including soliciting proxies); provided, however, that the Company's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Company's Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

          (b) Parent will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Parent Stockholders Meeting") as promptly as reasonably practicable after the S-4 Registration Statement is declared effective to consider and vote upon the issuance of the aggregate Merger Consideration pursuant to this Agreement. The Board of Directors of Parent shall: (i) recommend that the stockholders approve the issuance of the Merger Consideration pursuant to this Agreement; and (ii) solicit such approval (including soliciting proxies). Notwithstanding the foregoing, at any time following determination of the Exchange Ratio but prior to the Parent Stockholders Meeting, Parent may cancel and not convene the Parent Stockholders Meeting if the rules and listing policies of the NYSE do not require the stockholders of Parent to approve the issuance of the Merger Consideration in the Merger.

     6.5. Filings; Other Actions; Notification.

          (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company and to the stockholders of Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) The Company and Parent each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors letters of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

          (c) The Company and Parent shall cooperate with each other and, subject to Sections 6.5(d) and (e), use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including (A) obtaining comfort letters and opinions of their respective accountants and attorneys referred to in Section 6.5(b) and Article VII of this Agreement, (B) preparing and filing as promptly as practicable all documentation, including all additional information requested by any Governmental Entity, to effect all necessary applications, notices, petitions, filings and other documents (including under the HSR Act (as defined below) and other Competition Laws (as defined below)), and (C) instituting court actions and other proceedings necessary to obtain the approval or clearance required to, or have
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     lifted any injunction or order which would not permit the parties hereto to, consummate the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement or defending or otherwise opposing all court actions and other proceedings instituted by a Governmental Entity or other Person under the Competition Laws or otherwise for purposes of preventing the consummation of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and (ii) to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations and to achieve the termination or expiration of all applicable waiting periods necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. Subject to applicable Laws and existing obligations relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable, including by (i) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (ii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat, and (iii) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity; provided, however, that subject to its obligations hereunder Parent shall have the right to direct the strategy of the parties in a manner consistent with the terms of this Agreement in any communications, meetings or proceedings with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel to the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

          (d) Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger and (ii) neither Parent nor any of its Subsidiaries shall be required (pursuant to Section 6.5(c) or otherwise) to agree (with respect to (x) Parent or its Subsidiaries or (y) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or the Company.

          (e) Except as provided below, nothing in this Section 6.5 or any other part of this Agreement shall require Parent to refrain from entering into any agreement with respect to, or issuing Parent Common Stock or other consideration in connection with, a business combination with, or an acquisition of, a third party after the date of this Agreement and prior to the Effective Time

     (a "Subsequent Transaction"); provided, however, that (i) the aggregate fair market value of the consideration paid or to be paid by Parent in all such Subsequent Transactions shall not exceed $1.5 billion and the fair market value of the consideration paid or to be paid by Parent in any individual Subsequent Transaction shall not exceed $750 million (provided that these amounts may be exceeded with the consent of the Company's Chief Executive Officer) and (ii) Parent has a good faith belief at the time it enters into the definitive agreement calling for any such Subsequent Transaction that such Subsequent Transaction is not reasonably likely to prevent or delay satisfaction of any of the conditions set forth in Article
     VII. In the event of a Subsequent Transaction which would be permissible under the preceding sentence, Parent shall agree to any divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) necessary in order to obtain approval of the transactions contemplated by this Agreement under applicable Competition Laws that would not otherwise have been required in order to obtain such approval but for the Subsequent Transaction.

          (f) The Company and Parent each shall, upon request by the other and subject to applicable laws and existing obligations relating to the exchange of information, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement and the Stock Option Agreement.

          (g) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Stock Option Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

     6.6. Access; Consultation.

          (a) Upon reasonable notice, and except as may be prohibited by applicable Law, each of the Company and Parent shall (and shall cause its respective Subsidiaries to) afford to the other employees, agents and representatives (including any investment banker, attorney or accountant retained by the other or any of its Subsidiaries) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, it shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this
     Section 6.6(a) shall affect or be deemed to modify any representation or warranty made by the Company or Parent under this Agreement; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or the waiver of any privilege or violate any of such party's obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or to preserve such privilege. All requests for information made pursuant to this Section 6.6(a) shall be directed to an executive officer of the Company or Parent, or such Person as may be designated by any such executive officer, as the case may be.

          (b) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, the Company agrees to consult with Parent on a regular basis on a schedule to be agreed with regard to the Company's operations.

          (c) Prior to the Closing, the Company will provide to Parent a worldwide list of all patents, trade names, registered trademarks and registered service marks, and applications for any of the foregoing, owned or possessed by the Company or any of its Subsidiaries.

     6.7. Affiliates.

          (a) Each of the Company and Parent shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Company Stockholders Meeting, affiliates of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method ("Pooling Affiliates") and, in the case of the Company, affiliates of the Company for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). Each of the Company and Parent shall use all reasonable efforts to cause each Person who is identified as a Pooling Affiliate or Rule 145 Affiliate in the letter referred to above to deliver to Parent on or prior to the date of the Company Stockholders Meeting a written agreement, in the form attached as Exhibit 6.7(A), in the case of a Pooling Affiliate or Rule 145 Affiliate of the Company (the "Company Affiliate's Letter"), and Exhibit 6.7(B) (or Exhibit 6.7(C) as applicable), in the case of a Pooling Affiliate of Parent (the "Parent Affiliate's Letter"). Prior to the Effective Time, each of the Company and Parent shall use all reasonable efforts to cause each additional Person who is identified by such party as its Pooling Affiliate or by the Company as a Rule 145 Affiliate after the date of the Company Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.7, as soon as practicable after such Person is identified.

          (b) Shares of Parent Common Stock issued to Pooling Affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company shall have been published within the meaning of
     Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Pooling Affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. The Company shall not register the transfer of any Certificate unless such transfer is made in compliance with the foregoing.

     6.8. Stock Exchange Listing. To the extent they are not already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and on all other stock exchanges on which shares of Parent Common Stock are then listed, subject to official notice of issuance, prior to the Closing Date.

     6.9. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter, unless otherwise required by applicable law or pursuant to any listing agreement with or rules of a securities exchange, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto.

     6.10. Benefits.

          (a) Stock Options.

             (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Company Stock Plans, whether vested or unvested, shall be converted to an option to acquire the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. To illustrate the foregoing, a Company Option
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

        outstanding immediately prior to the Effective Time that entitles the holder to purchase 1,000 Company Shares for an aggregate exercise price of $25,000 would be converted at the Effective Time into a Substitute Option to purchase [1,000 * Exchange Ratio] shares of Parent Common Stock for an exercise per share of Parent Common Stock of $[25,000 / (1,000 * Exchange Ratio)].

             (ii) As promptly as practicable after the Effective Time, the Company shall deliver to the participants in the Company Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

          (b) Conversion and Registration. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the conversion of the unexercised Company Options into Substitute Options pursuant to this Section and register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Parent Common Stock issuable pursuant to all Substitute Options with respect to Parent Common Stock not later than three business days after the Effective Time.

          (c) Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of
     Section 16.

          (d) From and after the Effective Time, Parent in its sole discretion shall either itself assume or cause one of its Affiliates to assume, or shall cause the Company to continue to maintain, the Compensation and Benefit Plans in effect immediately before the Effective Time; provided that nothing shall prevent Parent or its Affiliates or the Company or its Affiliates from amending or terminating any Compensation or Benefit Plan to the extent permitted by its terms or applicable law.

          (e) For purposes of determining the eligibility of any individual employed by the Company or any of its Subsidiaries immediately before the Effective Time (a "Company Employee") to participate in and have vested rights under the employee benefit plans of Parent and its Affiliates providing benefits to Company Employees after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for any such service under similar Compensation and Benefit Plans. "Eligibility" for purposes of this paragraph (e) shall mean (i) eligibility to participate in any such employee benefit plan, (ii) eligibility for post-retirement health and life benefits (to the extent such benefits are conditioned on the satisfaction of specified age and service requirements) and (iii) eligibility for early retirement under any employee pension benefit plan of Parent and its Affiliates (to the extent that early retirement is conditioned on the satisfaction of specified age and service requirements). Years of service with the Company and its Affiliates prior to the Effective Time shall also be recognized: (i) under any severance, separation pay or vacation pay plan or policy of Parent and its Affiliates extended to Company Employees after the Effective Time for purposes of determining the amount of a Company Employee's benefit under such plan or policy; (ii) under any savings, 401(k) or other defined contribution plan in which any Company Employee participates after the Effective Time for purposes of determining the amount of employer contributions to such Company Employee's account thereunder (to the extent service is relevant for that purpose); and (iii) under any plan providing welfare benefits in which any Company Employee participates after the Effective Time for purposes of determining the level of benefits and the amounts the Company Employee is required to pay with respect thereto (including without limitation premiums, co-payments, deductibles and the like), to the extent service is relevant for those purposes, but only with respect to Company Employees who are eligible for that category of welfare benefit (such as post-retirement health care) under a

     Compensation and Benefit Plan on the date of this Agreement, or who would be so eligible if they had met the requisite age and service requirements for eligibility. For purposes of determining a Company Employee's benefits under a pension benefit plan which is merged with or has its assets and liabilities transferred to an employee benefit plan of Parent or its Affiliates after the Effective Time, such benefit shall not be less than the benefit to which any affected Company Employee would be entitled had the Company employee benefit plan been frozen at the time of such merger or transfer and the Parent or Affiliate employee benefit plan began accruing benefits from and after the date of such merger or transfer. In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable law, if a Company Employee participates, immediately before the Effective Time, in a pension benefit plan under which such Company Employee accrues a benefit based upon final average pay (as opposed to career average pay), and such Company pension benefit plan is merged into a pension benefit plan of Parent or one of its Affiliates that continues to provide a benefit based upon final average pay, such Company Employee's pay increases from the Company and its Affiliates after the Effective Time shall be applied to his or her pre-Effective Time service and benefit formula, except to the extent such application would result in a duplication of benefits, so that such Company Employee's combined pension benefit under the merged plan will reflect his or her final average pay following the Effective Time as applied to all years of service, both before and after the Effective Time, under whichever formula is relevant to the different periods of service. Furthermore, and without limiting the generality of the foregoing, for purposes of each employee benefit plan sponsored by the Parent and its Affiliates which provides for medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such new employee benefit plan to be waived for such Employee and his or her covered dependents and to have any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of a prior plan ending on the date such employee's participation in a replacement plan, begins to be taken into account under such replacement plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such replacement plan. No provision in the foregoing shall be construed as requiring Parent or any of its Affiliates to extend participation in any employee benefit plan sponsored by Parent or any of its Affiliates to any Company Employee. In addition, the foregoing provisions of this paragraph
     (e) shall not apply to any benefits that are the subject of collective bargaining, and nothing in this paragraph (e) shall limit or restrict the right of Parent or any of its Affiliates to amend or terminate any of their employee benefit plans at any time.

     6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the filing fees under the HSR Act and any other Competition Law filings shall be paid by Parent.

     6.12. Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, (i) Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director or officer of the Company and (ii) Parent will cause the Surviving Corporation to indemnify and hold harmless each present or former director or officer of any subsidiary or division of the Company and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension, or other employee benefit plan or enterprise (the Persons indemnified under (i) and (ii) being the "Indemnified Parties"), in the case of (i) and (ii), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (provided that no such settlement is entered into without the approval of Parent or the Surviving Corporation, which approval shall not be unreasonably withheld) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party's service with or at the request of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Law (in the case of (i)) and to the fullest extent the Company would have been permitted to so indemnify under Delaware law (in the case of (ii)). In the case of (i), Parent shall, and shall cause the Surviving Corporation to, advance expenses to the fullest extent permitted under applicable Law, provided that, if required under applicable Law, the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the case of (ii), Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under Delaware law, provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation and Bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. The parties agree that the provisions relating to exoneration of directors and officers and the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any action pending or asserted or claim made within such period shall continue until the disposition of such action or resolution of such claim.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12 shall promptly notify Parent and the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party if such failure does not materially prejudice Parent and the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
     Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (unless the Indemnified Parties (or any of them) determine in good faith (after consultation with legal counsel) that there are issues which raise conflicts of interest between an Indemnified Party, on the one hand, and Parent and the Surviving Corporation on the other hand), and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if Parent and the Surviving Corporation elect not to assume such defense or if there are issues which raise conflicts of interest between Parent and the Surviving Corporation, on the one hand, and one or more of the Indemnified Parties, on the other, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received); provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel (in addition to local counsel) for all Indemnified Parties in any jurisdiction (unless there is such a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and
     (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld.

          (c) Parent shall cause the Surviving Corporation to maintain a policy of officers' and directors' liability insurance covering the Indemnified Parties for acts and omissions occurring on or prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six-year period, Parent and the Surviving Corporation will use their best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.12(c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence. If such prepaid policies have been obtained by the Company prior to the Closing, Parent shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder.

          (d) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section. Parent shall (in the case of Section 6.12(a)(i)), and Parent shall cause the Surviving Corporation (in the case of Section 6.12(a)(ii)), to pay all expenses, including reasonable attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other rights in this Section 6.12.

          (e) Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.12 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation subject to the limits imposed on the Surviving Corporation under the DGCL.

          (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.14. Confidentiality. The Company and Parent each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated August 25, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.15. Tax-Free Reorganization. Parent, Merger Sub, and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel as contemplated by Sections 7.2(c) and 7.3(c), respectively.

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                                  ARTICLE VII.

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the stockholders of the Company and, if required by the rules or listing policies of the NYSE, the issuance of the aggregate Merger Consideration by Parent shall have been approved by the stockholders of Parent;

          (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been approved for listing (either before or after the execution of this Agreement) on the NYSE subject to official notice of issuance;

          (c) Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any consents to the Merger required under (A) the European Community Merger Control Regulation or (B) other applicable Competition Laws shall have been obtained, except with respect to (B) for those consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent;

          (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or prohibits consummation of the Merger under applicable Competition Laws (collectively, an "Order") and neither the United States federal government (or any agency, commission, department or similar entity of the United States federal government), the European Community (or any agency, commission, department or similar entity of the European Community) nor the government (or any agency, commission, or department or similar entity of such government) of any jurisdiction in which Parent and the Company had, on a combined basis, revenues of $100 million or more in the twelve months ending June 30, 1999 shall have instituted and be pursuing any proceeding seeking any such Order;

          (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or, through a senior official, be threatened by the SEC; and

          (f) Pooling. (i) Parent shall have received a letter from its independent public accounting firm to the effect that the Merger should qualify for "pooling-of-interests" accounting treatment and (ii) the Company shall have received a letter from its independent public accounting firm to the effect that the Company is a poolable entity.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b), 5.1(c) (other than the third sentence), 5.1(j), 5.1(l) or 5.1(s) of this Agreement shall be true and correct in all material respects, and (ii) the other representations and warranties of the Company set forth in this Agreement
     (x) to the extent qualified by Material Adverse Effect shall be true and correct as so qualified and (y) to the extent not qualified by Material Adverse Effect shall be true and correct (except that this clause (y) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on the Company), in the case of each of

     (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

          (c) Tax Opinion. Parent shall have received the opinion of Mayer, Brown & Platt, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel may rely upon customary representations and certificates of Parent, Merger Sub and the Company reasonably satisfactory to such counsel.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) the representations and warranties of Parent set forth in Sections 5.2(b), 5.2(c) and 5.2(g) of this Agreement shall be true and correct in all material respects, and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (x) to the extent qualified by Material Adverse Effect and (y) to the extent not qualified by Material Adverse Effect shall be true and correct (except that this clause (y) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Parent), in the case of each of (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date), as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect; and

          (c) Tax Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel may rely upon customary representations and certificates of Parent, Merger Sub and the Company reasonably satisfactory to such counsel.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent, through action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated prior to April 9, 2000 (the "Termination Date"); provided, however, that either party shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by such date is that either (A) the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Competition Laws and Parent or the Company are still attempting to obtain such necessary consents and approvals under applicable Competition Laws or are contesting the refusal of the relevant Governmental Entities to give such consents or approvals in court or through other applicable proceedings, or (B) the condition set forth in
Section 7.1(d) has not been satisfied; (ii) the Company Stockholders Meeting shall have been held and completed and the adoption of this Agreement by the Company's stockholders referred to in Section 7.1(a) shall not have occurred;
(iii) the issuance of the aggregate Merger Consideration is required to be approved by Parent's stockholders pursuant to the rules or listing policies of the NYSE, the Parent Stockholders Meeting shall have been held and completed and the approval of the issuance of the Merger Consideration pursuant to this Agreement referred to in Section 7.1(a) shall not have occurred; or (iv) any Order of a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the stockholders of the Company or Parent); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the
Company:

          (a) if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (y) cannot be or is not cured prior to the Termination Date; or

          (b) at any time prior to the adoption of this Agreement by the Company's stockholders, by reason of a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this
     Section 8.3(b) unless: (i) the Company shall have complied with Section 6.2; (ii) the Board of Directors of the Company shall have concluded in good faith, prior to giving effect to all concessions which may be offered the Company by Parent, that such proposal is a Superior Proposal; (iii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in such writing that the Company intends, not earlier than the fourth business day following such notice, to enter into a binding agreement for such Superior Proposal and
     (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; and (iv) during such four business day period, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; provided, further, that it shall be a condition to termination pursuant to this Section 8.3(b) that the Company shall have made the payment of the Termination Fee to Parent required by
     Section 8.5(b).

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of Parent if:

          (a) the Board of Directors of the Company shall have withdrawn, materially modified in a manner adverse to Parent or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger; or

          (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be or is not cured prior to the Termination Date.

     8.5. Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.2) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, that no such termination shall relieve any party to this Agreement from any liability resulting from any breach of this Agreement.

          (b) In the event that (i) an Acquisition Proposal is publicly announced and not withdrawn prior to the Company Stockholders Meeting, the Board of Directors of the Company shall have withdrawn or materially modified, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger and this Agreement is terminated by the Company or Parent pursuant to Section 8.2(ii), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (but with respect to Section 8.4(a), only if the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger or modified or changed that approval or recommendation to such an extent that it is no longer approving or recommending this Agreement or the Merger),
     (iii) an Acquisition Proposal is publicly announced and not withdrawn prior to the Company Stockholders Meeting, this Agreement is terminated by the Company or Parent pursuant to Section 8.2(ii) and within one year after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in either case with any Person or (iv) this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent a fee equal to $75 million (the "Termination Fee"). In the event of a termination by the Company described in clause (i) or (iv) of the preceding sentence, the Termination Fee shall be payable by wire transfer of same day funds as a condition precedent to such termination; in the event the Termination Fee shall become payable pursuant to clause (iii) of the preceding sentence, the Termination Fee shall be payable by wire transfer of same day funds simultaneously with the execution of the definitive agreement or the consummation of the Acquisition Proposal which gives rise to the obligation to pay the Termination Fee; and in the event of a termination by Parent described in clause (i) or (ii) of the preceding sentence, the Termination Fee shall be payable by wire transfer of same day funds promptly, but in no event later than two days after the date of such termination of this Agreement. For purposes of this Section 8.5(b), the definition of "Acquisition Proposal" shall be modified by changing all references to "15%" to "50%." The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

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

                                  ARTICLE IX.

                           MISCELLANEOUS AND GENERAL

     9.1. Certain Definitions. Terms defined elsewhere in this Agreement shall have the meanings set forth therein for all purposes of this Agreement, unless otherwise specified to the contrary. The following terms shall have the following meanings:

     "Affiliates" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

     "Competition Laws" includes the HSR Act, the European Community Merger Control Regulation, and any other antitrust or competition Law of the United States of America, the European Community or any other nation, province, territory or jurisdiction which must be satisfied or complied with in order to consummate and make effective the Merger.

     "DGCL" means the Delaware General Corporation Law.

     "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any corporation or trade or business which, together with the Company, is a member of a controlled group of Persons or a group of trades or businesses under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means U.S. generally accepted accounting principles.

     "Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials or radon.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" means the Internal Revenue Service.

     "Laws" means any law, statute, ordinance, regulation, judgment, order, decree, injunction, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, assets and liabilities (taken together), or business of such Person and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect with respect to a party: (i) any effect arising from or relating to general business or economic conditions or financial market fluctuations or conditions which do not affect such party in any materially disproportionate manner, (ii) any effect relating to or affecting industries in which such party's businesses operate generally; (iii) any effect arising from or relating to changes in accounting rules or procedures announced by the Financial Accounting Standards Board, or (iv) any effect arising from or relating to the announcement of the Merger or a failure of a Person to achieve Year 2000 Compliance as a result of supplier, customer or third-party non-compliance.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permits" means permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals.

     "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Agreements" means (i) all Contracts required to be filed as exhibits to the Company's Reports filed prior to the date hereof; (ii) all Contracts reasonably expected to require the payment (whether by or to the Company or any of its Subsidiaries) of $10,000,000 or more in the aggregate or payments in any twelve-month period aggregating $2,000,000 or more; and (iii) all Contracts between the Company and any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand excluding in each of clauses
(i), (ii) and (iii), Compensation and Benefit Plans.

     "Significant Investees" means, with respect to any Person, Significant Subsidiaries of such Person and any entity in which such Person has an equity interest of 20% or more.

     "Significant Subsidiaries" with respect to any Person has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

     "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least 50% of the stock, securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such Person and "wholly-owned subsidiary" shall include Subsidiaries which are wholly-owned except for directors' qualifying shares.

     "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

     "Tax Return" means all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     9.2. Survival. Article II, Article III, Article IV and this Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7(b) (Affiliates), 6.10 (Benefits), 6.11 (Expenses), 6.12 (Indemnification; Directors' and Officers' Insurance) and 6.15 (Tax-Free Reorganization) shall survive the consummation of the Merger. This Article IX (other than Section 9.3 (Modification or Amendment), Section 9.4 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 6.13 (Takeover Statute), Section 6.14 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.3. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.4. Waiver of Conditions.

          (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. The payments required to be made to Parent pursuant to Section 8.5(b) shall not prevent Parent from pursuing remedies for breach of this Agreement or in tort if, prior to instituting any proceeding in any court seeking such remedies, Parent shall reject such payments and refund such payments to the Company in full, it being agreed that a termination of this Agreement by the Company in accordance with
     Section 8.3(b) and the taking of actions in accordance with Section 6.2 shall not constitute a breach of this Agreement.

     9.5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

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

     9.7. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when received if sent by facsimile, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

     If to Parent or Merger Sub:

          Illinois Tool Works Inc.
          3600 West Lake Avenue
          Glenview, IL 60025-5811
          Attention: Chief Executive Officer
          Fax: (847) 657-4392

          and

          Illinois Tool Works Inc.
          3600 West Lake Avenue
          Glenview, IL 60025-5811
          Attention: General Counsel
          Fax: (847) 657-4392

     with a copy to:

          Scott J. Davis and James T. Lidbury
          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois 60603
          Fax: (312) 701-7711

     and if to the Company:

          Premark International, Inc.
          1717 Deerfield Road
          Deerfield, IL 60015
          Attention: Chief Executive Officer
          Fax: (847) 405-6333

          and

          Premark International, Inc.
          1717 Deerfield Road
          Deerfield, IL 60015
          Attention: General Counsel
          Fax: (847) 405-6333

     with a copy to:

          Daniel A. Neff
          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Fax: (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.8. Entire Agreement. This Agreement (including any exhibits to this Agreement), the Stock Option Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent

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

Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.9. No Third Party Beneficiaries. Except as provided in Section 6.10(a),
Section 6.10(c) and Section 6.12, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including, after the Effective Time, the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12. Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

     9.13. Assignment. This Agreement shall not be assignable; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made in this Agreement, with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                            PREMARK INTERNATIONAL, INC.

                                            By:    /s/ JAMES M. RINGLER
                                              ----------------------------------
                                                Name: James M. Ringler
                                                Title:Chairman of the Board,
                                                      Chief
                                                      Executive Officer and
                                                      President

                                            ILLINOIS TOOL WORKS INC.

                                            By:    /s/ W. JAMES FARRELL
                                              ----------------------------------
                                                Name: W. James Farrell
                                                Title:Chairman and Chief
                                                      Executive
                                                      Officer

                                            CS MERGER SUB INC.

                                            By:      /s/ FRANK S. PTAK
                                              ----------------------------------
                                                Name: Frank S. Ptak
                                                Title: President

                                   EXHIBIT 1

                         FORM OF STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of September 9, 1999 (this "Agreement"), is between PREMARK INTERNATIONAL, INC., a Delaware corporation ("Issuer"), and ILLINOIS TOOLWORKS INC., a Delaware corporation ("Grantee").

                                    RECITALS

     A. The Merger Agreement. Prior to the entry into this Agreement and prior to the grant of the Option (as defined in Section 1(a)), Issuer, Grantee, and CS Merger Sub Inc., a wholly owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which Grantee and Issuer intend to effect a merger of Merger Sub with and into Issuer (the "Merger").

     B. The Stock Option Agreement. As an inducement and condition to Grantee's and Merger Sub's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of Common Stock (as defined below) by Grantee pursuant to this Agreement; provided, that such grant was expressly conditioned upon, and made of no effect until after, execution and delivery by Issuer, Grantee and Merger Sub of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

     1. The Option. (a) Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms and conditions of this Agreement, up to 12,203,694 fully paid and nonassessable shares of common stock, $1.00 par value per share ("Common Stock"), of Issuer at a price per share in cash equal to $34.06 (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

     2. Exercise; Closing. (a) Conditions to Exercise; Termination. Grantee (sometimes referred to as the "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within 135 days following the occurrence of a Triggering Event (as defined in Section 2(b)) unless prior to such Triggering Event the Effective Time (as defined in the Merger Agreement) shall have occurred or the Option shall have terminated in accordance with the following sentence. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 135 days after the date that Grantee becomes entitled to receive the Termination Fee (as defined in the Merger Agreement) under
Section 8.5(b) of the Merger Agreement and (y) the date that

Grantee is no longer potentially entitled to receive the Termination Fee under
Section 8.5(b) of the Merger Agreement for a reason other than that Grantee has already received the Termination Fee.

     (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee shall have become entitled to receive the Termination Fee pursuant to Section 8.5(b) of the Merger Agreement.

     (c) Notice of Triggering Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (d) Notice of Exercise by Grantee. If the Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying
(i) the total number of shares that the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if the Closing cannot be effected by reason of the application of any laws, (x) the Holder or Issuer, as required, promptly after the giving of such notice shall file the required notice, report, filing or application for approval and shall expeditiously process the same and (y) the Closing Date shall be extended to not later than the tenth business day following the expiration or termination of the restriction imposed by such law. Each of the Holder and the Issuer agrees to use its reasonable best efforts to cooperate with and provide information to Issuer or Holder, as the case may be, for the purpose of any required notice, report, filing or application for approval.

     (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

     (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the shares of Common Stock then purchasable under this Agreement and the Holder shall deliver to the Company its written agreement that the Holder will not offer to sell or otherwise dispose of such shares of Common Stock in violation of law or this Agreement.

     (g) Restrictive Legend. Certificates for Common Stock delivered at a Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and pursuant to the terms of a Stock Option Agreement dated as of September 9, 1999. A copy of such agreement will be provided to the holder hereof without charge upon receipt by the Company of a written request therefor."

It is understood and agreed that the above legend shall be removed, insofar as it refers to the Securities Act of 1933, by delivery of substitute certificate(s) without such reference to the Securities Act of 1933 if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such reference is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act"). In addition, such certificates shall bear any other legend as may be required by applicable law.

     3. Covenants of Issuer. In addition to its other agreements and covenants in this Agreement, Issuer agrees:

          (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer.

          (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Issuer.

          (c) Further Assurances. After the date of this Agreement, it will promptly take all actions as may from time to time be required (including
     (i) complying with all applicable premerger notification, reporting and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) in the event that prior notice, report, filing or approval with respect to any Governmental Entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise subject to the terms and conditions hereof.

          (d) Stock Exchange Listing. It will use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to the Option to be approved for listing (to the extent they are not already listed) on the New York Stock Exchange ("NYSE"), if the Common Stock is then listed on the NYSE, and on all other stock exchanges on which shares of Common Stock of the Issuer are then listed, subject to official notice of issuance.

     4. Representations and Warranties of Issuer. Issuer represents and warrants to Grantee as follows:

          (a) Merger Agreement. Issuer hereby makes each of the representations and warranties contained in Section 5.1(a), (b), (c), (d), (j) and (s) of the Merger Agreement to the extent they relate to Issuer and this Agreement, as if such representations were set forth in this Agreement.

          (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

     5. Representations and Warranties of Grantee. Grantee hereby makes each of the representations and warranties contained in Section 5.2(a), (c) and (d) of the Merger Agreement to the extent they relate to the Grantee and this Agreement, as if such representations were set forth in this Agreement.

     6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable at such time under this Agreement, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all stock option agreements issued in respect of this Agreement shall not exceed the

Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date.

     7. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to Section 1(b), the total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

          In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option, and the Option Price therefor, shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock purchasable upon exercise of the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), the number of shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change.

     8. Registration. (a) Upon the occurrence of a Triggering Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause such registration statement to become and remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may suspend filing of or maintaining the effectiveness of a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 60 days in the aggregate) if in its judgment such filing of such registration statement or the maintenance of its effectiveness would require the disclosure of nonpublic information that Issuer has a good faith business purpose for preserving as confidential. Subject to the foregoing, Issuer will use its reasonable best efforts to cause such registration statement to become effective as soon as practicable. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

     (b) To the extent consistent with the other provisions hereof, in the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

     (c) Notwithstanding any other provision hereof, any request for registration shall permit the Issuer, upon written notice given within 30 days of the request for registration, to repurchase from the Grantee any shares as to which the Grantee requests registration at a price per share equal to the average of the closing price per share of Common Stock on the NYSE as reported in the Wall Street Journal, New York City edition, on the twenty NYSE trading days ending on the second business day prior to the date Issuer notifies the Grantee of its decision to so repurchase.

     9. Repurchase of Option and/or Shares. (a) Repurchase; Repurchase
Price. Upon the occurrence of a Triggering Event, (i) at the request of a Holder, delivered in writing within 135 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 12), Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the repurchase notice) multiplied by the amount by which the market/offer price (as defined below) exceeds the Option Price and (ii) at the request of a Holder, delivered in writing within 135 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section
12), Issuer shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of
(x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made during the term of the Option, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer with respect to a Business Combination Transaction (defined below) and (z) the highest trading price for shares of Common Stock on the NYSE (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) within the six-month period immediately preceding the delivery of the repurchase notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the six month period immediately preceding the delivery of the repurchase notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Issuer. "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of Issuer with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which Issuer shall not be the continuing or surviving corporation, (ii) a merger of Issuer with a Person, other than the Grantee or one of its Subsidiaries, in which Issuer shall be the continuing or surviving corporation but the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property or the shares of Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of Issuer outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of Issuer to any Person, other than the Grantee or one of its Subsidiaries.

     (b) Method of Repurchase. A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within three business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the repurchase notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option

Repurchase Price and/or the Option Share Repurchase Price subject to receipt by Issuer of a certificate executed by the Holder containing representations and warranties that, immediately prior to the repurchase thereof pursuant to this
Section 9, the Holder had sole record and beneficial ownership of the Option or the Option Shares, or both, as the case may be, and that, other than pursuant to this Agreement, the Option or the Option Shares, or both, as the case may be, were held free and clear of all material liens. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the repurchase notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the repurchase notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

     (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a repurchase notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such repurchase notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its repurchase notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 135 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

     (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer agrees that, in the event that a Holder delivers a repurchase notice, Issuer shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Issuer or any similar disposition unless the other party or parties to such agreement or agreements agree to assume in writing Issuer's obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Issuer's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of the Issuer under Section 9(c).

     10. Repurchase at the Option of the Company.

          (a) To the extent the Grantee shall not have previously exercised its rights under Section 9, at the written request of Issuer made at any time during the 135-day period commencing at the expiration of the 135-day periods for exercise of rights under Section 9 (the "Call Period"), Issuer may repurchase from the Holder, and the Holder shall sell, or cause to be sold to Issuer, three-quarters (but not less than three-quarters) of the shares of Common Stock acquired by the Holder pursuant hereto and with respect to which the Holder has ownership at the time of such repurchase at a price per share equal to the greater of (A) the market/offer price (as defined in Section 9, except all references to any repurchase notice shall instead be to the written request made by Issuer pursuant to this Section 10(a)) and (B) the Option Price per share in respect of the shares so acquired (the higher of such per share prices in (A) and (B) multiplied by the number of shares of Common Stock to be repurchased pursuant to this Section 10 being herein called the "Call Consideration"). The date on which the Company exercises its rights under this Section 10 is referred to as the "Call Date."

          (b) If the Company exercises its rights under this Section 10, Issuer shall, within three business days pay the Call Consideration in immediately available funds and the Holder shall surrender to Issuer certificates evidencing the shares of Common Stock purchased hereunder, and the Holder shall warrant to Issuer that, immediately prior to the repurchase thereof pursuant to this Section 10, the Holder had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all material liens.

          (c) To the extent that the Holder shall exercise the Option, the Holder shall, unless the Holder shall exercise its rights under Section 9 to cause the repurchase of the Option Shares, or Issuer shall exercise its rights to repurchase the Option Shares under this Section 10, retain sole ownership of the Option Shares acquired through the end of the Call Period.

     11. First Refusal. Subject to the provisions of Sections 9 and 10 herein, at any time after the first occurrence of a Triggering Event and prior to the second anniversary of the first purchase of shares of Common Stock pursuant to the Option, if the Holder shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Holder to Issuer, which may be accepted, in whole but not in part, within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Issuer is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Issuer shall be settled within 20 business days of the date of the acceptance of the offer and the purchase price shall be paid to the Holder in immediately available funds. If Issuer shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Holder may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Holder may otherwise have if Issuer has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 11 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (b) any disposition of Common Stock or other securities by a Person to whom the Holder has assigned its rights under the Option with the consent of Issuer, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned subsidiary of the Holder which agrees in writing to be bound by the terms hereof.

     12. Extension of Exercise Periods. The 135-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), by reason of such exercise. Furthermore, in the event the Company exercises its rights under Section 10, the Holder may defer the Call Date to the extent necessary to avoid liability by the Holder under Section 16(b).

     13. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party. Any attempted assignment in contravention of the preceding sentence shall be null and void.

     14. Filings; Other Actions. The parties hereto will use their reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

     15. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

     16. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Sections 9, 10 or 11 the full number of shares of Common Stock provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

     17. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when received, if sent by facsimile, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, in each case at the respective addresses of the parties set forth in the Merger Agreement.

     18. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     19. Entire Agreement. This Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

     20. Governing Law and Venue; Waiver of Jury Trial.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS

     CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT
     (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

     21. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     22. Limitation on Profit. (a) Notwithstanding any other provisions of this Agreement including, without limitation, Sections 8, 9, 10 and 11 hereof, in no event shall the Grantee's Total Profit (as defined herein) exceed in the aggregate $30 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (i) reduce the number of shares of Common Stock subject to this Option; (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee; (iii) pay cash to the Issuer; or (iv) any combination thereof, so that Grantee's Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date if such exercise would not then be restricted by this Section 22(b).

     (c) As used in this Agreement, the "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount received by Grantee or concurrently being paid to Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Sections 9, 10 or 11 less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be and (ii)(x) the amounts received by Grantee or concurrently being paid to Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to the Issuer or any other Person (as defined in the Merger Agreement) including sales made pursuant to a registration statement or an exemption therefrom, less (y) the Grantee's purchase price for such Option Shares.

     (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to Grantee pursuant to clauses
(i) and (ii) of the definition of Total Profit.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties as of the day and year first written above.

                                            PREMARK INTERNATIONAL, INC.

                                            By:
                                              ----------------------------------
                                            Name: James M. Ringler
                                            Title:  Chairman of the Board, Chief
                                                    Executive Officer and
                                                    President

                                            ILLINOIS TOOL WORKS INC.

                                            By:
                                              ----------------------------------
                                            Name: W. James Farrell
                                            Title:  Chairman and Chief Executive
                                                    Officer

                                 EXHIBIT 6.7(A)

                     FORM OF COMPANY STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT, dated as of             , 1999 (this
"Agreement") is between Illinois Tool Works Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Premark International, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

     A. Parent and the Company have entered into an Agreement and Plan of Merger, dated as of September 9, 1999 (the "Merger Agreement"), pursuant to which CS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent;

     B. Pursuant to the Merger Agreement, at the Effective Time, outstanding shares of Company Common Stock, including any Company Common Stock owned by Stockholder, will be converted into the right to receive shares of Parent Common Stock;

     C. It is a condition to each party's obligation to effect the Merger that
(i) legal counsel to the Company and Parent shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Parent, Merger Sub and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) Parent shall have received a letter from its independent public accounting firm to the effect that the Merger should qualify for "pooling-of-interests" accounting treatment and (iii) the Company shall have received a letter from its independent public accounting firm to the effect that the Company is a poolable entity;

     D. The execution and delivery of this Agreement by Stockholder is a material inducement to Parent and the Company to enter into the Merger Agreement; and

     E. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of the Company, as such term is used (i) for purposes of paragraphs
(c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of the Company.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Acknowledgments by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Stockholder has deemed appropriate in connection with the execution of this Agreement.

     2. Compliance with Rule 145 and the Act.

          (a) Stockholder has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by Parent on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and

     (ii) Stockholder may be deemed to be an affiliate of the Company, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is an affiliate of the Company. Stockholder agrees not to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to Stockholder in the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Stockholder delivers to Parent a written opinion of counsel, in form and substance reasonably acceptable to Parent, or a "no-action" letter obtained from the staff of the Commission, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

          (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Stockholder pursuant to the Merger, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, legends stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE TRANSFERRED UNTIL SUCH TIME AS PARENT SHALL HAVE PUBLISHED FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS FOLLOWING THE MERGER WITH THE COMPANY."

        and

             "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE CONDITIONS SPECIFIED IN THE STOCKHOLDER
        AGREEMENT DATED AS OF             , 1999 BETWEEN THE HOLDER OF THIS
        CERTIFICATE AND PARENT, A COPY OF WHICH AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF PARENT OR FURNISHED BY PARENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The legends set forth above shall be removed (by delivery of a substitute certificate without such legends), and Parent shall promptly so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Parent is provided (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) an opinion of counsel, in form and substance reasonably acceptable to Parent, or (iii) a "no-action" letter obtained from the staff of the Commission to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145 or Stockholder was not at the time of the Merger an affiliate of the Company.

     3. Covenants Related to Pooling of Interests.

          (a) During the period beginning on the date 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations following the Merger of Parent and the Company

     (the "Restricted Period"), Stockholder will not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, or reducing its risk relative to
     (i) any shares of Company Common Stock owned by Stockholder or (ii) any shares of Parent Common Stock received by Stockholder in connection with the Merger. The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk. The foregoing does not cover withholding taxes, which would constitute a reduction of risk.

          (b) Notwithstanding anything to the contrary contained in Section 3(a), Stockholder will be permitted, during the Restricted Period, (ii) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Company Common Stock or Parent Common Stock received by Stockholder in connection with the Merger (a "Transfer") equal to the lesser of (A) 10% of the Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by Stockholder and (B) Stockholder's pro rata portion of 1% of the total number of outstanding shares of Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by Stockholder and all other stockholders of the Company (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and
     (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in Section 3(a).

     4. Miscellaneous.

          (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

          (e) Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

          (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          (h) From and after the Effective Time of the Merger and as long as is necessary in order to permit Stockholder to sell Parent Common Stock held by Stockholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Parent in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                            ILLINOIS TOOL WORKS INC.
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            STOCKHOLDER

                                            By:
                                              ----------------------------------
                                            Name:
                                            Name of Signatory
                                            (if different from name of
                                            Stockholder):

                                            ------------------------------------

                                            Title of Signatory
                                            (if applicable): ________

                                            Number of Shares Owned: ________
                                            Number of Shares Issuable upon
                                            Exercise of Stock Options: ________

                                 EXHIBIT 6.7(B)

                      FORM OF PARENT STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT, dated as of             , 1999 (this
"Agreement"), is by and between Illinois Tool Works Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Parent. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

     A. Parent and Premark International, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of September 9, 1999 (the "Merger Agreement"), pursuant to which CS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent;

     B. It is a condition to the effectiveness of the Merger that (i) legal counsel to Parent and the Company shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Parent, Merger Sub and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) Parent shall have received a letter from its independent public accounting firm to the effect that the Merger should qualify for "pooling-of-interests" accounting treatment and (iii) the Company shall have received a letter from its independent public accounting firm to the effect that the Company is a poolable entity;

     C. The execution and delivery of this Agreement by Stockholder is a material inducement to Parent and the Company to enter into the Merger Agreement; and

     D. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of Parent, as such term is used in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of Parent.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Acknowledgments by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by the Company, Parent and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Stockholder has deemed appropriate in connection with the execution of this Agreement.

     2. Covenants Related to Pooling of Interests.

          (a) During the period beginning on the date 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations following the Merger of the Company and Parent (the "Restricted Period"), Stockholder will not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder. The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk.

          (b) Notwithstanding anything to the contrary contained in Section 2(a), Stockholder will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder (a "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock owned by Stockholder and (B) Stockholder's pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by Stockholder and all other stockholders of Parent (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in
     Section 2(a). The foregoing does not cover withholding taxes, which would constitute a reduction of risk.

     3. Miscellaneous.

          (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

          (e) Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right waived or any obligation excused, except by a written agreement signed by both parties.

          (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                            ILLINOIS TOOL WORKS INC.,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            Stockholder

                                            By:
                                              ----------------------------------
                                            Name:
                                            Name of Signatory
                                            (if different from name of
                                            Stockholder):

                                            ------------------------------------

                                            Title of Signatory
                                            (if applicable): ________

                                            Number of Shares Owned: ________
                                            Number of Shares Issuable upon
                                            Exercise of Stock Options: ________

                                 EXHIBIT 6.7(C)

                      FORM OF PARENT STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT, dated as of             , 1999 (this
"Agreement"), is by and between Illinois Tool Works Inc. , a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Parent. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

     A. Parent and Premark International, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of September 9, 1999 (the "Merger Agreement"), pursuant to which CS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent;

     B. It is a condition to the effectiveness of the Merger that (i) legal counsel to Parent and the Company shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Parent, Merger Sub and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) Parent shall have received a letter from its independent public accounting firm to the effect that the Merger should qualify for "pooling-of-interests" accounting treatment and (iii) the Company shall have received a letter from its independent public accounting firm to the effect that the Company is a poolable entity;

     C. The execution and delivery of this Agreement by Stockholder is a material inducement to Parent and the Company to enter into the Merger Agreement; and

     D. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of Parent, as such term is used in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of Parent.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Acknowledgments by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by the Company, Parent and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Stockholder has deemed appropriate in connection with the execution of this Agreement.

     2. Covenants Related to Pooling of Interests.

          (a) During the period beginning on the date 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations following the Merger of the Company and Parent (the "Restricted Period"), Stockholder will not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder. The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk.

          (b) Notwithstanding anything to the contrary contained in Section 2(a), Stockholder will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder (a "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock owned by Stockholder and (B) Stockholder's pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by Stockholder and all other stockholders of Parent (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in
     Section 2(a). The foregoing does not cover withholding taxes, which would constitute a reduction of risk.

          (c) Covenants Related to Voting. The Stockholder agrees that all of the shares of Parent Common Stock directly owned by the Stockholder at the record date for any meeting of stockholders of Parent called to consider and vote to approve the issuance (the "Issuance") of Parent Common Stock in the Merger and/or the transactions relating thereto will be voted by the Stockholder in favor of the Issuance. In addition, the Stockholder agrees to use all reasonable efforts, subject to his fiduciary duties as trustee, to cause the trusts as to which he is a trustee to vote the shares of Parent Common Stock directly owned by such trusts in favor of the Issuance.

     4. Miscellaneous.

          (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

          (e) Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right waived or any obligation excused, except by a written agreement signed by both parties.

          (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                            ILLINOIS TOOL WORKS INC.,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            Stockholder

                                            By:
                                              ----------------------------------
                                            Name:
                                            Name of Signatory
                                            (if different from name of
                                            Stockholder):

                                            ------------------------------------

                                            Title of Signatory
                                            (if applicable): ________

                                            Number of Shares Owned: ________
                                            Number of Shares Issuable upon
                                            Exercise of Stock Options: ________

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

September 9, 1999

Board of Directors
Premark International, Inc.
1717 Deerfield Road
Deerfield, IL 60015

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Company Shares"), of Premark International, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of September 9, 1999, among Illinois Tool Works Inc. ("ITW"), CS Merger Sub Inc., a wholly owned subsidiary of ITW ("Merger Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each outstanding Company Share will be converted into the right to receive a certain number (the "Exchange Ratio") of shares of Common Stock, par value 0.01 per share ("ITW Common Stock"), of ITW. The Exchange Ratio shall be equal to (i) if the Parent Average Price (as defined in the Agreement) is equal to or greater than $66.33 but less than or equal to $89.73, the result, calculated to four decimal places, of $55.00 divided by the Parent Average Price; (ii) if the Parent Average Price is greater than $89.73 but less than $101.44, the result, calculated to four decimal places, of [$55.00 + (0.3065*(Parent Average Price - $89.73))]/Parent Average Price, (iii) if the Parent Average Price is less than $66.33 but greater than $54.62, the result, calculated to four decimal places, of [$55.00 - (0.4146*($66.33 - Parent Average Price))]/Parent Average Price, (iv) if the Parent Average Price is greater than or equal to $101.44, 0.5776, (v) if the Parent Average Price is less than or equal to $54.62, 0.9181.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as lead managing underwriter of a public offering of $150 million aggregate principal amount of 6.875% Notes due November 15, 2008 of the Company in November 1998 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or ITW for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things: the Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and ITW for the five years ended December 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ITW; certain other communications from the Company and ITW to their respective stockholders; and certain internal financial analyses and forecasts for the Company and ITW prepared by

Premark International, Inc.
September 9, 1999
Page  2

their respective managements. We also have held discussions with members of the senior management of the Company and ITW regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and the ITW Common Stock, compared certain financial and stock market information for the Company and ITW with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food equipment industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, ITW has informed us that ITW has not prepared internal forecasts beyond the current fiscal year. Accordingly, our review of such information was limited to discussions with senior managers of ITW regarding the estimates of research analysts for the company. In addition, we have not made any independent evaluation or appraisal of the assets and liabilities of ITW or the Company or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify directors and officers under certain circumstances. Illinois Tool Works' restated certificate of incorporation and by-laws provide that Illinois Tool Works shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Illinois Tool Works' restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

         See Index to Exhibits which is incorporated by reference in this item.

     (b) Financial Statement Schedules:

         Not Applicable

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             provided, however, that paragraphs q(1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities;

          (5) That, prior to any public reoffering of the securities registered under this Registration Statement through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities;

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in a transaction that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Glenview, Illinois on this 12th day of October, 1999.

                                            ILLINOIS TOOL WORKS INC.

                                            By:    /s/ W. JAMES FARRELL
                                              ----------------------------------
                                                       W. James Farrell
                                                    Director, Chairman and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints W. James Farrell or Stewart S. Hudnut, acting severally, as his or her attorney-in-fact and agent, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933 relating to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any act in connection with any of the foregoing as fully to all intents and purposes as he or she might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. Each attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on this 12th day of October, 1999.

                     SIGNATURES                                            TITLE
                     ----------                                            -----

                  /s/ JON C. KINNEY                    Senior Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Accounting and Financial
                    Jon C. Kinney                        Officer)

               /s/ WILLIAM F. ALDINGER                 Director
-----------------------------------------------------
                 William F. Aldinger

                /s/ MICHAEL J. BIRCK                   Director
-----------------------------------------------------
                  Michael J. Birck

              /s/ MARVIN D. BRAILSFORD                 Director
-----------------------------------------------------
                Marvin D. Brailsford

                   /s/ SUSAN CROWN                     Director
-----------------------------------------------------
                     Susan Crown

               /s/ H. RICHARD CROWTHER                 Director
-----------------------------------------------------
                 H. Richard Crowther

                /s/ W. JAMES FARRELL                   Director, Chairman and Chief Executive Officer
-----------------------------------------------------    (Principal Executive Officer)
                  W. James Farrell

               /s/ ROBERT C. MCCORMACK                 Director
-----------------------------------------------------
                 Robert C. McCormack

                /s/ PHILLIP B. ROONEY                  Director
-----------------------------------------------------
                  Phillip B. Rooney

                 /s/ HAROLD B. SMITH                   Director
-----------------------------------------------------
                   Harold B. Smith

                 /s/ ORMAND J. WADE                    Director
-----------------------------------------------------
                   Ormand J. Wade

                                 EXHIBIT INDEX

     EXHIBIT NUMBER                          DOCUMENT DESCRIPTION
     --------------                          --------------------
          2.1            Agreement and Plan of Merger dated as of September 9, 1999 among Premark International, Inc., Illinois Tool Works Inc.
                         and CS Merger Sub Inc. (Included as Annex A to the proxy
                         statement/prospectus included herein.)
          2.2            Stock Option Agreement dated as of September 9, 1999 between
                         Premark International, Inc. and Illinois Tool Works Inc.
                         (Filed as Exhibit 99.1 to Premark's Current Report on Form
                         8-K dated September 13, 1999 (File No. 1-9256), and
                         incorporated by reference herein.)
          3.1            Restated Certificate of Incorporation of Illinois Tool Works
                         Inc., as amended. (Filed as Exhibit 3(a) to Illinois Tool
                         Works' Quarterly Report on Form 10-Q for the quarter ended
                         March 31, 1997 (File No. 1-4797), and incorporated by
                         reference herein.)
          3.2            By-laws of Illinois Tool Works Inc., as amended. (Filed as
                         Exhibit 3(b) to Illinois Tool Works' Annual Report on Form
                         10-K for the fiscal year ended December 31, 1998 (File No.
                         1-4797), and incorporated by reference herein.)
          3.3            Restated Certificate of Incorporation of Premark
                         International, Inc., as restated effective October 31, 1986.
                         (Filed as Exhibit 3.1 to Premark's Annual Report on Form
                         10-K for the fiscal year ended December 27, 1997 (File No.
                         1-9256), and incorporated by reference herein.)
          3.4            Amended By-Laws of Premark International, Inc. (Filed as
                         Exhibit 3 to Premark's Quarterly Report on Form 10-Q for the
                         quarter ended September 26, 1998 (File No. 1-9256), and
                         incorporated by reference herein.)
          4.1            Indenture, dated as of November 1, 1986, between Illinois
                         Tool Works and The First National Bank of Chicago, as
                         Trustee. (Filed as Exhibit 4 to Illinois Tool Works'
                         Registration Statement on Form S-3 (File No. 33-5780), and
                         incorporated by reference herein.)
          4.2            First Supplemental Indenture, dated as of May 1, 1990
                         between Illinois Tool Works and Harris Trust and Savings
                         Bank, as Trustee. (Filed as Exhibit 4.3 to Illinois Tool
                         Works' Post-Effective Amendment No. 1 to Registration
                         Statement on Form S-3 (File No. 33-5780), and incorporated by reference herein.)
          4.3            Form of Illinois Tool Works 5 7/8% Notes due March 1, 2000.
                         (Filed as Exhibit 4(f) to Illinois Tool Works' Annual Report
                         on Form 10-K for the year ended December 31, 1992. (File No.
                         1-4797), and incorporated by reference herein.)
          4.4            Form of Illinois Tool Works 5 3/4% Notes due March 1, 2009.
                         (Filed as Exhibit 4 to Illinois Tool Works' Current Report
                         on Form 8-K dated February 24, 1999 (File No. 1-4797), and incorporated by reference herein.)
          4.5            Premark's Rights Agreement and Exhibits dated November 6,
                         1996. (Filed as Exhibit 1 to Premark's Current Report on
                         Form 8-K dated November 22, 1996 (File No. 1-9256), and
                         incorporated by reference herein.)
          5.1            Opinion of Stewart S. Hudnut, Senior Vice President, General
                         Counsel and Secretary of Illinois Tool Works Inc.
          8.1            Opinion of Mayer, Brown & Platt regarding certain United
                         States federal income tax matters.
          8.2            Opinion of Wachtell, Lipton, Rosen & Katz regarding certain
                         United States federal income tax matters.

     EXHIBIT NUMBER                          DOCUMENT DESCRIPTION
     --------------                          --------------------
         10.1            Illinois Tool Works Inc. 1996 Stock Incentive Plan dated
                         February 16, 1996, as amended on December 12, 1997. (Filed as Exhibit 10(a) to Illinois Tool Works' Annual Report on
                         Form 10-K for the year ended December 31, 1997 (File No.
                         1-4797), and incorporated by reference herein.)
         10.2            Illinois Tool Works Inc. 1982 Executive Contributory
                         Retirement Income Plan adopted December 13, 1982. (Filed as
                         Exhibit 10(c) to Illinois Tool Works' Annual Report on Form
                         10-K for the fiscal year ended December 13, 1982, filed as
                         Exhibit 10(c) to Illinois Tool Works' Annual Report on Form
                         10-K for the fiscal year ended December 31, 1990 (File No.
                         1-4797), and incorporated by reference herein.)
         10.3            Illinois Tool Works Inc. 1985 Executive Contributory
                         Retirement Income Plan adopted December 1985. (Filed as
                         Exhibit 10(d) to Illinois Tool Works' Annual Report on Form
                         10-K for the year ended December 31, 1990 (File No. 1-4797), and incorporated by reference herein.)
         10.4            Amendment to the Illinois Tool Works Inc. 1985 Executive
                         Contributory Retirement Income Plan dated May 1, 1996.
                         (Filed as Exhibit 10(c) to Illinois Tool Works' Quarterly
                         Report on Form 10-Q for the quarter ended June 30, 1996
                         (File No. 1-4797), and incorporated by reference herein.)
         10.5            Illinois Tool Works Inc. Executive Incentive Plan adopted
                         February 16, 1996. (Filed as Exhibit 10(a) to Illinois Tool
                         Works' Quarterly Report on Form 10-Q for the quarter ended
                         June 30, 1996 (File No. 1-4797), and incorporated by
                         reference herein.)
         10.6            Supplemental Plan for Employees of Illinois Tool Works Inc.,
                         effective January 1, 1989. (Filed as Exhibit 10(d) to
                         Illinois Tool Works' Annual Report on Form 10-K for the year ended December 31, 1989 (File No. 1-4797), and incorporated by reference herein.)
         10.7            Non-officer directors' restricted stock program, and
                         non-officer directors' phantom stock plan, descriptions of which are under the caption "Directors' Compensation" in
                         Illinois Tool Works' Proxy Statement for the 1999 Annual
                         Meeting of Stockholders (File No. 1-4797), and incorporated by reference herein.
         10.8            Illinois Tool Works Inc. Outside Directors' Deferred Fee
                         Plan dated December 12, 1980. (Filed as Exhibit 10(h) to
                         Illinois Tool Works' Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-4797), and incorporated by reference herein.)
         10.9            Illinois Tool Works Inc. Outside Directors' Deferred Fee
                         Plan dated December 12, 1980. (Filed as Exhibit 10(h) to
                         Illinois Tool Works' Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-4797), and incorporated by reference herein.)
         10.10           Underwriting Agreement dated February 23, 1993, related to the 5 7/8% Notes due March 1, 2000. (Filed as Exhibit 10(j)
                         to Illinois Tool Works' Annual Report on Form 10-K for the
                         year ended December 31, 1992 (File No. 1-4797), and
                         incorporated by reference herein.)
         10.11           Underwriting Agreement dated February 19, 1999, related to
                         Illinois Tool Works' 5 3/4% Notes due March 1, 2009. (Filed
                         as Exhibit 1 to Illinois Tool Works' Current Report on Form
                         8-K dated February 24, 1999 (File No. 1-4797), and
                         incorporated by reference herein.)
         10.12           Illinois Tool Works Inc. Non-officer Directors' Fee
                         Conversion Plan adopted February 19, 1999. (Filed as Exhibit
                         10(m) to Illinois Tool Works' Annual Report on Form 10-K for
                         the fiscal year ended December 31, 1998 (File No. 1-4797), and incorporated by reference herein.)

     EXHIBIT NUMBER                          DOCUMENT DESCRIPTION
     --------------                          --------------------
         10.13           $250,000,000 Credit Agreement amended as of October 3, 1997.
                         (Filed as Exhibit 10.1 to Premark's Annual Report on Form
                         10-K for the fiscal year ended December 27, 1997 (File No.
                         1-9256), and incorporated by reference herein.)
         10.14           Premark International, Inc. 1994 Incentive Plan as amended and restated effective May 5, 1999.
         10.15           Premark International, Inc. Supplemental Plan, as amended
                         and restated effective January 1, 1999.
         10.16           Premark International, Inc. Change of Control Policy, as
                         amended in 1996. (Filed as Exhibit 10.7 to Premark's Annual
                         Report on Form 10-K for the fiscal year ended December 28,
                         1996 (File No. 1-9256), and incorporated by reference
                         herein.)
         10.17           Form of Employment Agreement entered into between Premark
                         and certain executive officers. (Filed as Exhibit 5 to
                         Premark's Current Report on Form 8-K dated November 22, 1996
                         (File No. 1-9256), and incorporated by reference herein.)
         10.18           Premark International, Inc. Director Stock Plan, as amended.
                         (Filed as Exhibit 10.6 to Premark's Annual Report on Form
                         10-K for the fiscal year ended December 26, 1998 (File No.
                         1-9256), and incorporated by reference herein.)
         23.1            Consent of Arthur Andersen LLP, independent auditors of
                         Illinois Tool Works Inc.
         23.2            Consent of PricewaterhouseCoopers LLP (as successor to Price
                         Waterhouse), independent auditors of Premark International,
                         Inc.
         23.3            Consent of Ernst & Young LLP, independent auditors of
                         Premark International, Inc.
         23.4            Consent of Stewart S. Hudnut. (Included in Exhibit 5.1
                         hereto.)
         23.5            Consent of Mayer Brown & Platt. (Included in Exhibit 8.1
                         hereto.)
         23.6            Consent of Wachtell, Lipton, Rosen & Katz. (Included in
                         Exhibit 8.2 hereto.)
         24.1            Power of Attorney of certain officers and directors of
                         Illinois Tool Works Inc. (Included in Signature Page
                         hereto.)
         99.1            Form of Proxy Card for Illinois Tool Works Inc.
         99.2            Form of Proxy Card for Premark International, Inc.
         99.3            Form of Voting Instruction for Premark International, Inc.
                         sponsored benefit plans.
         99.4            Consent of Goldman, Sachs & Co.